UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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Applied Materials, Inc.

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2023

NOTICE OF ANNUAL MEETING
AND PROXY STATEMENT

APPLIED MATERIALS®
make possible

Applied Materials, Inc. 3050 Bowers Avenue Santa Clara, California 95054 (408) 727-5555

January 25, 2023

Dear Fellow Shareholders:

On behalf of the Board of Directors, we are pleased to invite you to attend Applied Materials’ 2023 Annual Meeting of Shareholders, which will be held on Thursday, March 9, 2023, at 11:00 a.m. Pacific Time at our corporate offices at 3050 Bowers Avenue, Building 1, Santa Clara, California 95054.

We encourage you to read this Proxy Statement because it contains important information for voting your shares and sets forth how the Board oversaw your investment over the past year. This year’s Proxy Statement reflects our continued focus on our business strategy, an engaged and effective Board, sound corporate governance and executive compensation practices, our Environmental, Social, and Governance strategy, and our regular dialogue with and responsiveness to our shareholders.

Financial Performance and Business Strategy

In fiscal 2022, Applied Materials achieved record performance while continuing to navigate COVID-related restrictions, supply chain shortages, and a challenging geopolitical and macroeconomic environment. Our revenues increased 12% and earnings per share increased 16% year-over-year.

As we look ahead, we remain very positive about our long-term growth opportunities. Semiconductors are the foundation of digital transformation that will affect nearly every sector of the global economy in the coming years. Applied Materials has the industry’s broadest portfolio of products and technologies that enable improvements in chip power, performance, area, cost, and time-to-market (PPACt™). Our highly differentiated materials engineering solutions accelerate our customers’ technology roadmaps and create exciting growth opportunities for Applied.

Making Possible a Better Future

We also continued to make strong progress towards our 10-year sustainability roadmap, which we introduced in 2020. Our strategy considers our direct impact and how we run our business (1X), our industry’s impact and those of our customers and suppliers (100X), and how our technology can be used to advance sustainability on a global scale (10,000X). Among our other achievements, we continued to increase our usage of renewable energy, reduce our operational greenhouse gas emissions in line with our 2030 goals, strengthen our culture of inclusion, and accelerate sustainable innovation, including improving the energy efficiency and longevity of our products.

An Independent, Diverse and Experienced Board

We continue to have an active and ongoing Board refreshment process, as a result of which we have added two new directors over the last three years, each of whom benefits Applied as the company continues to scale its operations to support future growth and furthers our Board’s commitment to maintain a composition that aligns with the Company’s evolving business and strategic needs. With a balance of tenures, a diversity of personal characteristics and experiences, and a range of skills – including relevant subject matter expertise – our Board is well-positioned to oversee Applied’s management team and support Applied’s long-term strategy.

Shareholder Engagement and Demonstrated Responsiveness

We are committed to effective corporate governance that is informed by our shareholders, promotes the long-term interests of our company and its shareholders, and strengthens the Board’s and management’s accountability.

We have a robust shareholder outreach program that focuses on issues of interest to our shareholders, particularly in the areas of governance, compensation, environmental sustainability, and human capital matters such as diversity and inclusion. Shareholder feedback continues to directly inform the Board’s decision-making on a variety of important matters, and this Proxy Statement includes enhancements that are direct responses to this feedback.

Thank you for your continued investment in and support of Applied Materials.

Sincerely,

Thomas J. Iannotti Chairman of the Board	Gary E. Dickerson President and Chief Executive Officer

Notice of 2023 Annual Meeting of Shareholders

When	Thursday, March 9, 2023 at 11:00 a.m. Pacific Time

Where	Applied Materials, Inc., 3050 Bowers Avenue, Building 1, Santa Clara, California 95054

Who Can Vote	Shareholders of record at the close of business on January 11, 2023 and holders of proxies for those shareholders

Items of Business

1. To elect ten directors to serve for a one-year term and until their successors have been duly elected and qualified.

2. To approve, on an advisory basis, the compensation of our named executive officers for fiscal year 2022.

3. To approve, on an advisory basis, the frequency of holding an advisory vote on executive compensation.

4. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2023.

5. To consider two shareholder proposals, if properly presented at the Annual Meeting.

6. To transact any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Your vote is important to us. You may vote via the Internet or by telephone, or if you requested to receive printed proxy materials, by signing, dating, and returning your proxy card. If you are voting via the Internet or by telephone, your vote must be received by 11:59 p.m. Eastern Time on Wednesday, March 8, 2023. For specific voting instructions, please refer to the information provided in the following Proxy Statement, together with your proxy card or the voting instructions you receive by e-mail or that are provided via the Internet.

If you received a Notice of Internet Availability of Proxy Materials on how to access the proxy materials via the Internet, a proxy card was not sent to you, and you may vote only via the Internet, unless you have requested a paper copy of the proxy materials, in which case, you may also vote by telephone or by signing, dating, and returning your proxy card. Shares cannot be voted by marking, writing on, and returning the Notice of Internet Availability. Any Notices of Internet Availability that are returned will not be counted as votes. Instructions for requesting a paper copy of the proxy materials are set forth on the Notice of Internet Availability.

By Order of the Board of Directors

Teri A. Little

Senior Vice President,

Chief Legal Officer and Corporate Secretary

Santa Clara, California

January 25, 2023

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on March 9, 2023: The Proxy Statement and Annual Report to Shareholders are available at www.proxyvote.com.

Reconciliation of non-GAAP adjusted financial measures used in the Compensation Discussion and Analysis section and elsewhere in this Proxy Statement, other than as part of disclosure of target levels, can be found in Appendix A.

Cautionary Note Regarding Forward-Looking Statements

This Proxy Statement contains forward-looking statements, including those regarding anticipated growth and trends in our businesses and markets, industry outlooks and demand drivers, technology transitions, our business, strategies and financial performance, our investment and growth strategies, our development of new products and technologies, our sustainability goals and commitments, and other statements that are not historical fact, and actual results could differ materially. Risk factors that could cause actual results to differ are set forth in the “Risk Factors” section of, and elsewhere in, our 2022 Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. All forward-looking statements are based on management’s estimates, projections, and assumptions as of the date hereof, and we undertake no obligation to update any such statements.

Proxy Statement Summary

2023 Proxy Statement Summary

Your proxy is being solicited on behalf of the Board of Directors of Applied Materials, Inc. We are making this Proxy Statement available to shareholders beginning on January 25, 2023. This summary highlights information contained in detail elsewhere in this Proxy Statement. We encourage you to read the entire Proxy Statement for more information prior to voting.

Annual Meeting of Shareholders

Date and Time:	March 9, 2023, 11:00 a.m. Pacific Time

Location:	Applied Materials, Inc., 3050 Bowers Avenue, Building 1, Santa Clara, California 95054.

Record Date:	January 11, 2023

Voting:	Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

Attendance:	Shareholders and their duly appointed proxies may attend the meeting.

Proposals and Board Recommendations

			For More Information	Board Recommendation
PROPOSAL 1 – Election of Directors			Pages 1 to 11	FOR each Nominee
Rani Borkar	Gary E. Dickerson	Yvonne McGill
Judy Bruner	Thomas J. Iannotti	Scott A. McGregor
Xun (Eric) Chen Aart J. de Geus	Alexander A. Karsner Kevin P. March
PROPOSAL 2 – Executive Compensation			Page 32	FOR
Approval, on an advisory basis, of the compensation of our named executive officers for fiscal year 2022
PROPOSAL 3 – Frequency of Vote on Executive Compensation			Page 67	FOR every ONE year
Approval, on an advisory basis, of the frequency of holding an advisory vote on executive compensation
PROPOSAL 4 – Ratification of Registered Accounting Firm			Page 68 to 70	FOR
Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2023
PROPOSAL 5 – Shareholder Proposal Regarding Special Shareholder Meeting			Pages 71 to 73	AGAINST
Shareholder proposal requesting that the Board take steps to give the owners of 10% of our outstanding common stock the power to call a special shareholder meeting
PROPOSAL 6 – Shareholder Proposal Regarding Executive Compensation Program and Policy			Pages 74 to 75	AGAINST
Shareholder proposal to improve the executive compensation program and policy to include the CEO pay ratio factor

APPLIED MATERIALS, INC. 2023 PROXY STATEMENT | i

         Proxy Statement Summary

Director Nominees

Name and Occupation	Age	Director Since	Independent	Committees

Rani Borkar Corporate Vice President, Azure Hardware Systems and Infrastructure, Microsoft Corporation	61	2020		Compensation Strategy and Investment

Judy Bruner Executive Vice President, Administration and Chief Financial Officer, SanDisk Corporation (retired)	64	2016		Audit (Chair) Governance (Chair)

Xun (Eric) Chen Managing Partner, SB Investment Advisers	53	2015		Compensation Strategy and Investment

Aart J. de Geus Chairman of the Board of Directors, Chief Executive Officer, Synopsys, Inc.	68	2007		Strategy and Investment

Gary E. Dickerson President and Chief Executive Officer, Applied Materials, Inc.	65	2013

Thomas J. Iannotti Senior Vice President and General Manager, Enterprise Services, Hewlett-Packard Company (retired)	66	2005		Compensation (Chair)

Alexander A. Karsner Senior Strategist, X (parent company: Alphabet Inc.)	55	2008		Compensation Governance

Kevin P. March Senior Vice President, Chief Financial Officer, Texas Instruments, Incorporated (retired)	65	2022		Audit

Yvonne McGill Senior Vice President, Corporate Controller and Infrastructure Solutions Group Chief Financial Officer, Dell Technologies, Inc.	55	2019		Audit Governance

Scott A. McGregor President and Chief Executive Officer, Broadcom Corporation (retired)	66	2018		Strategy and Investment (Chair) Audit

ii | APPLIED MATERIALS, INC. 2023 PROXY STATEMENT

         Proxy Statement Summary

Board Practices and Composition

Ensuring the Board is composed of directors who possess a wide variety of relevant skills, professional experience and backgrounds, bring diverse viewpoints and perspectives, and effectively represent the long-term interests of shareholders is a top priority of the Board and the Corporate Governance and Nominating Committee (the “Governance Committee”). Our Board composition reflects strong Board practices that support regular refreshment based on our board needs, evolving strategy, and proactive succession planning.

Director Nominee Expertise

Key Attributes

* Ethnically diverse means a director who self-identifies as one or more of the following (defined by Nasdaq as an Underrepresented Minority): Black or African American, Hispanic or Latinx, Asian, Native American or Alaska Native or Native Hawaiian or Pacific Islander.

APPLIED MATERIALS, INC. 2023 PROXY STATEMENT | iii

         Proxy Statement Summary

Board Practices Support Thoughtful Board Composition

Board Composition to Support Company Strategy
The Board and the Governance Committee regularly evaluate the size and composition of the Board to ensure appropriate alignment with the Company’s evolving business and strategic needs.
Policy on Board Diversity

The Board is committed to having a Board that reflects diverse perspectives, including those based on gender, ethnicity, skills, experience at policy-making levels in areas that are relevant to the Company’s global activities, and functional, geographic, or cultural background. The Board has adopted a Policy on Board Diversity as part of its Corporate Governance Guidelines, which highlights its commitment to actively seek out women and ethnically diverse director candidates.

Annual Board Evaluations
The Board conducts an annual self-assessment of the Board, Board Committees, and individual directors to evaluate effectiveness.
Board Refreshment

The Board believes the fresh perspectives brought by new directors are critical to a forward-looking and strategic Board when appropriately balanced by the deep understanding of Applied’s business provided by longer-serving directors.

Director Succession Planning

The Governance Committee reviews the short-term and long-term strategies and interests of Applied to determine what current and future skills and experience are required of the Board in exercising its oversight function.

Corporate Governance

We are committed to effective corporate governance that is informed by our shareholders, promotes the long-term interests of our shareholders, and strengthens Board and management accountability.

Governance Highlights

Annual Election of Directors

Independent Chair of the Board

Highly Independent Board (9 of 10 Director nominees) and Committees

Annual Board, Committee, and Individual Evaluations

Robust Board Succession Planning

Policy on Board Diversity

Active Shareholder Engagement Practices

Shareholder Right to Call a Special Meeting

Shareholder Right to Act by Written Consent

Shareholder Proxy Access

No Poison Pill

No Supermajority Vote Requirements

Majority Voting for Directors

Regular Executive Sessions of Independent Directors

Stock Ownership Guidelines for Directors and Executives

Clawback Policy for Annual and Long-Term Incentive Plans

iv | APPLIED MATERIALS, INC. 2023 PROXY STATEMENT

         Proxy Statement Summary

Shareholder Engagement

We believe that strong corporate governance should include regular engagement with our shareholders to enable us to understand and respond to shareholder concerns. We have a robust shareholder outreach program led by a cross-functional team that includes members of our Investor Relations, Global Rewards, ESG, and Legal functions. Independent members of our Board are also involved, as appropriate. In the fall, we proactively solicit feedback on our executive compensation program, corporate governance practices, and sustainability and diversity and inclusion initiatives, as well as any matters voted on at our prior annual meeting. After the filing of our proxy statement, we engage again with our shareholders about important topics to be addressed at our annual meeting. Following our annual meeting, our Human Resources and Compensation Committee (the “HRCC”) and Governance Committee review the results of the meeting and investor feedback, as well as evaluate emerging trends in corporate governance and other areas. See “Shareholder Engagement” on page 22 for more information.

Executive Compensation

Company Overview

Applied Materials is the leader in the materials engineering solutions used to produce virtually every new chip and advanced display in the world. Our expertise in modifying materials at atomic levels and on an industrial scale enables customers to transform possibilities into reality. At Applied Materials, our innovations Make Possible® a Better Future.

We develop, design, produce and service semiconductor and display equipment for manufacturers that sell into highly competitive and rapidly changing end markets. Our competitive positioning is driven by the ability of our talented workforce to identify major technology inflections early, and to develop highly differentiated materials engineering solutions for our customers to enable those technology inflections. Through our broad portfolio of products, technologies and services, innovation leadership and focused investments in research and development, we are enabling our customers’ success and creating significant value for our shareholders. Applied’s ability to hire, develop and retain a world-class global workforce is based on our commitment to creating a Culture of Inclusion that embraces different backgrounds, perspectives, and experiences to build stronger, more resilient teams. Consistent with our core values, we enable our employees to do their best work by providing quality training, learning and career development opportunities; promoting diversity, equity and a connected and inclusive culture; and upholding a high standard of ethics and respect for human rights.

In addition to our other accomplishments, we continue to make strong progress towards our 10-year road map for environmental and social responsibility, which we introduced in 2020. At Applied, making a positive contribution is at the foundation of our culture and our vision to Make Possible® a Better Future. Our 1x, 100x and 10,000x sustainability framework refers to the holistic goals and commitments we’ve set for our operations, how we work with customers and suppliers, and how our technology can be used to advance sustainability on a global scale. More details of Applied’s ESG vision and strategy, including a copy of the Company’s most recent Sustainability Report, can be found at https://www.appliedmaterials.com/company/corporate-responsibility.

Our Performance Highlights

Over the past several years, our broad portfolio of products and services has made Applied a more resilient company that can perform well in a variety of market environments. In 2022, we delivered strong financial performance while navigating COVID-related restrictions, supply chain shortages and a challenging geopolitical and macroeconomic environment. Key highlights include:

»

Record revenue of $25.8 billion, with record annual bookings in Semiconductor Systems and Applied Global Services, and a 62% increase in our year-end backlog at a company level – to a record $19 billion.

»	Record GAAP EPS of $7.44, and record non-GAAP adjusted EPS of $7.70 (see Appendix A for a reconciliation of non-GAAP adjusted measures).

»	Returned 151% of free cash flow to shareholders, including $6.1 billion in share repurchases and $873 million in dividends.

APPLIED MATERIALS, INC. 2023 PROXY STATEMENT | v

         Proxy Statement Summary

Highlights of five-year performance achievements across key financial measures

Non-GAAP adjusted operating margin and non-GAAP adjusted EPS are performance targets under our long-term incentive and bonus plans. See Appendix A for non-GAAP reconciliations.

Key financial highlights for our reporting segments in fiscal 2022 include the following:

»	Semiconductor Systems segment: we delivered record annual revenue of $18.8 billion.

»

Applied Global Services segment: we grew revenue to a record $5.5 billion, and over the past 12 months, we increased the number of installed base tools by 8% and the number of tools covered by comprehensive long-term service agreements by 16%.

»	Display and Adjacent Markets segment: we delivered revenue of $1.3 billion and maintained profitability during an industry down cycle.

Strategic and Operational Highlights

Applied’s strategy is to deliver highly differentiated materials engineering products and services that enable major technology inflections and drive our customers’ success.

Semiconductors are at the foundation of the digital transformation that will affect almost every sector of the economy over the coming years. Long-term megatrends including the Internet of Things (IoT), big data and artificial intelligence (AI) are fueling a new era of growth for semiconductors and driving the need for next-generation silicon technologies. Applied Materials has focused its strategy and investments to deliver innovations that accelerate improvements in the power, performance, area, cost, and time-to-market (PPACt™) of semiconductor devices. Key strategic and operational accomplishments during fiscal 2022 include:

»

We introduced a new Integrated Materials Solution™ (IMS™) that re-engineers the deposition of transistor wiring to significantly reduce electrical resistance, which has become a critical bottleneck to further improvements in chip performance and power.

»

We continued developing co-optimized and IMS products for 3D gate-all-around transistors and backside power distribution networks – two major materials engineering-enabled inflections that grow Applied’s total available market.

vi | APPLIED MATERIALS, INC. 2023 PROXY STATEMENT

         Proxy Statement Summary

»	We strengthened our capabilities for advanced packaging, which helps chipmakers achieve improvements in PPACt, and where Applied has grown its equipment business to nearly a billion dollars.

»	In our services business, the renewal rate for long-term service agreements is well over 90%, which demonstrates the value customers see in our subscription services.

»	We continued to make substantial progress towards our 10-year roadmap for environmental and social responsibility, as described in more detail on page xiv.

Total Shareholder Return Performance

In fiscal 2022, our total shareholder return performance was negatively impacted by global macro-economic conditions, including monetary tightening measures taken by central banks around the world to address inflation as well as industry headwinds, including trade restrictions on sales of a subset of our products to customers in China. However, as shown below, for the five year period beginning with fiscal 2018 Applied has substantially outperformed the S&P 500 Index, reflecting the company’s ability to create unique and innovative materials engineering solutions that accelerate its customers’ technology roadmaps.

Fiscal 2018 – Fiscal 2022 Total Shareholder Return vs. S&P 500 and Proxy Peers1

1	Reflects results from October 30, 2017 through October 30, 2022. Proxy peer data reflects companies set forth on page 42, weighted by market capitalization.

Key Compensation Actions

Performance-Based Compensation Decisions. The HRCC approved an aggressive set of performance goals for the executive officers for fiscal 2022, including financial targets that would represent record performance for Applied, as well as equally challenging operational targets. During fiscal 2022, Applied delivered exceptional financial and operational results in a challenging environment and made meaningful progress towards our long-term strategic goals that remain focused on enabling strong longer-term revenue and EPS growth. However, given an unprecedented set of challenges, including supply chain constraints and new export control regulations, the Company did not meet some of its stretch objectives for the year, resulting in bonus payouts for the executive officers that were, on average, below target. No adjustments were made during the year to the performance goals or to the Company’s results in determining incentive payouts.

APPLIED MATERIALS, INC. 2023 PROXY STATEMENT | vii

         Proxy Statement Summary

As part of our multi-year incentive program, for the period of fiscal 2020 through 2022, the HRCC approved aggressive goals for non-GAAP adjusted operating margin and relative total shareholder return. The results for this three-year performance period meaningfully exceeded target, resulting in above-target vesting of performance share unit awards for our executive officers.

Chief Financial Officer Transition. In March 2022, we welcomed our new Chief Financial Officer, Brice Hill, who brings extensive experience in semiconductor devices, manufacturing and computing from the edge to the cloud. Mr. Hill was previously the Executive Vice President and CFO of Xilinx through its acquisition by Advanced Micro Devices, Inc. Prior to that, he worked at Intel Corporation for more than two decades, including as Chief Financial Officer and Chief Operating Officer of the Technology, Systems and Core Engineering Group, responsible for Intel’s manufacturing, R&D and product engineering. In connection with hiring Mr. Hill, the HRCC approved a new-hire compensation package structured to provide appropriate incentives for him to join Applied, but not intended to represent ongoing compensation for his role. Concurrent with Mr. Hill’s appointment to the CFO role, Robert J. Halliday, who served as Applied’s interim CFO since September 2021, resumed his prior role as Corporate Vice President and Advisor. Mr. Halliday’s compensation, as shown on page x, reflected the interim nature of his service as CFO.

Applied Global Services Leadership Transition. In August 2022, we announced the decision by Ali Salehpour, our former Senior Vice President, Services, Display and Flexible Technology, to retire from the Company. Mr. Salehpour remained with Applied until January 2023 as Advisor to the Company’s Chief Executive Officer to ensure a smooth transition of his role and responsibilities.

Following Mr. Salehpour’s announcement, Timothy M. Deane was appointed as head of the Applied Global Services (“AGS”) organization, leading the services business supporting customers in all market segments. Mr. Deane has been with Applied since 1995, most recently as the head of Field Operations and Business Management for the Semiconductor Products Group. The structure and amount of Mr. Deane’s compensation for fiscal 2022 primarily reflects his prior role.

viii | APPLIED MATERIALS, INC. 2023 PROXY STATEMENT

         Proxy Statement Summary

Primary Compensation Elements and Executive Compensation Highlights for Fiscal 2022

The primary elements of our compensation program are base salary, annual incentive bonuses and long-term incentive awards. Other elements of compensation include a 401(k) savings plan, deferred compensation benefits and other benefits programs that are generally available to all employees. Primary elements and highlights of our fiscal 2022 compensation program for our NEOs (except for Messrs. Hill, Deane and Halliday) were as follows:

Element of Pay	Structure	Highlights

Base Salary (see page 43)

» Fixed cash compensation for performing expected day-to-day responsibilities

» Reviewed annually and adjusted as appropriate, based on scope of responsibility, performance, time in role, experience, and competitive market for executive talent

» Reflecting (i) continued strong performance across the business, driven by our executive leadership and (ii) the continuing growth in the size and complexity of the Company, in fiscal 2022 the HRCC approved salary increases ranging from 2% to 9%

» This excludes the salary for our CEO, which the HRCC has not increased since December 2018

Annual Incentive Bonuses (see page 43)

» Variable cash compensation

» Based on performance compared to pre-established financial, operational, strategic, and individual performance objectives

» Includes assessment of the Company’s progress towards ESG goals

» Financial and non-financial metrics provide a comprehensive assessment of executive performance

» Performance metrics evaluated annually to maintain continued alignment with strategy and market practice

» NEO annual incentives determined through a three-step performance assessment process:

» No increase in target bonus as a percentage of base salary from fiscal 2021 to fiscal 2022 for any of the NEOs

» The initial performance hurdle for fiscal 2022 was $7.00 of non-GAAP adjusted EPS, meaningfully above Applied’s actual result for fiscal 2021. Actual non-GAAP adjusted EPS for fiscal 2022 was $7.70

» As the initial performance hurdle was met, annual bonuses for the NEOs (with the exception of Mr. Deane) were based on (i) the Company’s results as compared to the objective and quantifiable business and strategic goals in the corporate scorecard and (ii) an assessment of individual performance results as compared to quantitative and strategic objectives

•  Mr. Deane’s annual bonus payout was based on the performance of the Semiconductor Products Group (“SPG”), reflecting his role for the majority of fiscal 2022

» Resulting payouts ranged from 71% to 111% of target for our NEOs

•  Corporate scorecard modifiers ranged from 0.66x to 0.74x (see corporate scorecard information on pages 46 and 47) and the SPG modifier was 0.93x

•  Individual performance modifiers ranged from 1.0x to 1.2x (see individual performance factor details on page 48)

Long-Term Incentives (see page 50)

» Delivered in part through performance share units (PSUs), to establish rigorous long-term performance alignment

» Balance of award delivered in restricted stock units (RSUs) to provide a strong tie to shareholder value creation and enhance retention

» PSUs vest based 50% on achievement of 3-year non-GAAP adjusted operating margin goal and 50% on 3-year TSR relative to the members of the S&P 500 Index

» PSUs vest at end of 3-year performance period, based on achievement of performance goals; RSUs vest ratably over 3 years

» The target mix of long-term incentive awards consists of 75% PSUs and 25% RSUs for the CEO and 50% PSUs and 50% RSUs for the other NEOs

» Non-GAAP adjusted operating margin is a key measure of our Company’s long-term success

» Relative TSR incentivizes management to outperform the market in any business environment

APPLIED MATERIALS, INC. 2023 PROXY STATEMENT | ix

         Proxy Statement Summary

Pay Mix

In fiscal 2022, a significant portion of our executives’ compensation consisted of variable compensation and long-term incentives. As illustrated below, 95% of CEO compensation for fiscal 2022 consisted of variable compensation elements, and 88% of CEO compensation was delivered in long-term incentive awards with multi-year vesting.

Fiscal 2022 Compensation Mix[1]
CEO	All Other NEOs[2]

1	Represents total direct compensation for fiscal 2022, including the grant date fair value of annual long-term incentive awards.

2	Excludes Messrs. Hill, Deane and Halliday, whose fiscal 2022 compensation is not representative of ongoing NEO compensation.

Summary of 2022 Total Direct Compensation

The following table summarizes elements of annual total direct compensation for our NEOs for fiscal 2022, consisting of (1) base salary, (2) actual annual incentive bonus payout and (3) long-term incentive awards (the grant date fair value of stock awards). This table excludes amounts not considered by the HRCC to be reflective of ongoing annual total direct compensation, such as: (a) the value of a sign-on bonus and a new-hire long-term incentive award for Mr. Hill, (b) the value of special RSU awards granted to Mr. Deane in December 2021 and upon his appointment as head of AGS in September 2022, (c) the value of a cash payment awarded to Mr. Halliday in recognition of his successful term as interim CFO and (d) certain other amounts required by the SEC to be reported in the Summary Compensation Table (see page 58 of this Proxy Statement).

Name and Principal Position	Salary ($)	Annual Incentive Bonus ($)	Annual Long-Term Incentive Award ($)	Total ($)

Gary E. Dickerson President and Chief Executive Officer	1,030,000	1,358,055	17,783,334	20,171,389

Brice Hill (1) Senior Vice President, Chief Financial Officer and Enterprise Enablement Group	441,346	523,723	—	965,069

Prabu G. Raja Senior Vice President, Semiconductor Products Group	679,615	819,791	5,372,622	6,872,028

Omkaram Nalamasu Senior Vice President, Chief Technology Officer	592,308	568,080	3,727,899	4,888,287

Timothy M. Deane (2) Group Vice President, Applied Global Services	433,350	412,458	860,734	1,706,542

Robert J. Halliday (3) Corporate Vice President, Advisor; Former Interim Chief Financial Officer	409,231	435,325	—	844,556

Ali Salehpour (4) Former Senior Vice President, Services, Display and Flexible Technology	653,461	630,028	4,577,886	5,861,375

x | APPLIED MATERIALS, INC. 2023 PROXY STATEMENT

         Proxy Statement Summary

(1)

Mr. Hill joined Applied in March 2022. The base salary and annual incentive bonus shown for Mr. Hill are prorated based on his partial-year service during fiscal 2022. Amounts shown exclude a new-hire RSU award with grant date fair value of $8,351,018 and a sign-on bonus of $2,000,000. Mr. Hill did not receive an annual long-term incentive award in fiscal 2022.

(2)

Mr. Deane’s compensation for fiscal 2022 primarily reflects service in his prior role. Amounts shown exclude an RSU award granted in December 2021 with grant date fair value of $981,171 and an RSU award granted in September 2022 upon his appointment as head of AGS with grant date fair value of $965,215.

(3)

Mr. Halliday served as interim CFO until resuming his role as Corporate Vice President and Advisor upon Mr. Hill’s appointment as CFO in March 2022. The base salary and annual incentive bonus shown are prorated for service in, and compensation for, those roles. Amounts shown exclude a cash payment of $2,150,000 in recognition of Mr. Halliday’s successful service as the Company’s interim CFO.

(4)

Mr. Salehpour retired from Applied in January 2023. RSU and PSU awards that were unvested at the time of Mr. Salehpour’s departure will vest consistent with the terms for a qualifying retirement under his existing award agreements.

Pay and Performance

The HRCC sets aggressive performance goals for the CEO and for the entire Executive Leadership Team. The following chart shows the connection between Applied’s TSR and the total direct compensation for our CEO over the last five fiscal years. During this period, our shareholder returns significantly outpaced the increase in our CEO’s total direct compensation.

(1)

Consists of annual base salary, actual annual incentive bonus payout and long-term incentive award (grant date fair value of annual long-term incentive awards). Total direct compensation shown above excludes other amounts required by the SEC to be reported in the Summary Compensation Table and also excludes the grant date fair value of a non-recurring Value Creation Award granted in fiscal 2021. However, the HRCC takes the value of that award into consideration when making compensation decisions for Mr. Dickerson.

(2)

Reflects the total shareholder return on our common stock during the period from October 29, 2018 through October 28, 2022 (the last business day of fiscal 2022), assuming $100 was invested on October 29, 2018 and assuming reinvestment of dividends.

APPLIED MATERIALS, INC. 2023 PROXY STATEMENT | xi

         Proxy Statement Summary

Our Commitment to ESG

Our Approach

Applied is committed to growing its business in a sustainable and socially responsible manner. We are focusing our resources and capabilities on addressing the sweeping technological challenges in the era of Artificial Intelligence and big data, and working with our customers and suppliers to build a safer, more equitable, and sustainable future.

At the heart of Applied’s values is a commitment to operate with responsibility and integrity while making positive contributions to our industry and the world around us. To drive change and innovation, we invest in our research and development, operations, supply chain, and interactions with our local communities. We are committed to advancing sustainability, not only through improvements in our own operations but also through investing in technological innovation. We are also committed to transparency and have aligned our disclosures and objectives with the United Nations Sustainable Development Goals and leading Environmental, Social, and Governance reporting standards and frameworks such as those developed by the Sustainability Accounting Standards Board (SASB), Global Reporting Initiative (GRI), Task Force on Climate-related Financial Disclosure (TCFD) and CDP (formerly the Carbon Disclosure Project).

To learn more about Applied’s approach to sustainability, please refer to our annually published Sustainability Report, which can be found at https://www.appliedmaterials.com/company/corporate-responsibility.

Sustainability Framework

Our sustainability framework covers our direct impact and the impact of our value chain (customers and suppliers), as well as how we can advance sustainability on a global scale. Our 10-year sustainability strategy, which we introduced in 2020, considers the magnitude of our opportunities, including social and environmental impacts in our operations (1X), how we work with customers and suppliers (100X), and how our technology can be used to advance sustainability on a global scale (10,000X).

xii | APPLIED MATERIALS, INC. 2023 PROXY STATEMENT

         Proxy Statement Summary

Our Sustainability Strategy, Initiatives and Commitments

Lead with Purpose through a values-based approach to innovation, decision-making and community action	Invest in People to build a deep-rooted Culture of Inclusion and foster a diverse and skilled talent pipeline

» Our immediate priority is to protect the health and safety of our workers, customers, and neighboring communities. In response to the continuing uncertainty and disruptions of the COVID-19 crisis, our business continuity teams directed a comprehensive response across all the regions where we operate.

» We worked alongside governments and trade associations to keep critical facilities operating and to minimize global supply chain disruptions.

» We engaged a third-party partner to conduct an equity audit of our community involvement and investments to identify and proactively address unintentional barriers arising from bias, norms, or systemic structures. Building on the outcomes of this audit, we made a public declaration to center our community investments in equity.

» We furthered our strong stance on corporate governance by continuing to sharpen our governance policies and procedures to protect our business and stakeholders amid evolving global threats.

» We value diversity of thought, race, ethnicity, national origin, gender, gender identity, sexual orientation, age, culture and expertise because they strengthen our business and power the innovations that define our enterprise.

» Amid complex social challenges, we continued to implement our multiyear strategy to foster a meaningful Culture of Inclusion that helps address systemic race and gender barriers with the objective to become the destination employer in our industry.

» We implemented and enlisted our leadership group in an inclusive leadership program that is designed to raise consciousness and strengthen cultural competency.

» Our commitment to invest in Applied’s people is underpinned by goals to increase women’s representation at Applied globally and in the U.S., increase underrepresented minorities’ representation in our U.S. workforce, and maintain ambitious occupational health and safety total case incident rates (TCIR).

» We implemented a new alternative workplace location process, enabling flexibility for our employees when personal circumstances arise.

» Our commitment to protecting human rights was furthered by our first human rights salience assessment, building on our Human Rights Statement of Principles published in 2021.

Protect our Planet by respecting the Earth’s finite resources while enabling growth in our business and the data economy	Innovate for Progress to empower transformative innovation that improves technology in harmony with resources

» We have the opportunity to accelerate the sustainable transformation of our industry and of worldwide technology use. We have achieved our goal of 100% renewable electricity in the U.S., primarily through a virtual power purchase agreement (VPPA) in White Mesa, Texas.

» Our recent work to quantify our 2019 Scope 3 emissions inventory enabled Applied to set science-based targets in alignment with the Paris Climate Agreement.

» Our commitment to protect the planet is underpinned by goals to move to 100% renewable electricity and reduce our Scope 1 and 2 CO2 emissions by 50% by 2030 (as compared to our 2019 baseline).

» We are taking an end-to-end, data-driven approach to identify opportunities to innovate across our full network of manufacturing, logistics, and supply chain—and focusing where we can have the greatest impact.

» Our commitment to innovate for progress is underpinned by our 3x30 goals pertaining to energy consumption, chemical consumption and tool footprint for semiconductor products.

» Our Supply Chain Certification for Environmental and Social Sustainability (SuCCESS2030) initiative offers training and resources to help our suppliers deliver on our ESG expectations, and we conduct periodic supplier audits and assessments to verify their compliance.

» We are investing in more sustainable and right-sized packaging solutions that use less material and have multiple useful lives.

APPLIED MATERIALS, INC. 2023 PROXY STATEMENT | xiii

         Proxy Statement Summary

For more information on Applied’s recent progress toward meeting the goals underpinning our sustainability strategy, please refer to our 2021 Sustainability Report available at https://www.appliedmaterials.com/company/corporate-responsibility.

Our 2022 ESG Accomplishments

To ensure that Applied is able to meet its ambitious long-term ESG goals, we established a set of interim objectives for fiscal 2022. As described in more detail on page 46, the Company’s level of achievement of these objectives was added to the corporate scorecard, which informs bonus payouts for our executive officers. As the world continued to adapt to the impacts of COVID-19 and global supply chain disruptions challenged the resilience of every industry, Applied made strong progress toward our 10-year sustainability roadmap, which we introduced in 2020. Key achievements included that we:

Reduced our Scope 1 and 2 emissions, achieved our goal of 100% renewable electricity in the U.S. and remained on track to achieve our 2030 environmental goals	Quantified our Scope 3 emissions inventory for semiconductor products for our 2019 baseline and reported our carbon impact and risks in-line with the TCFD

Established Scope 1, 2 and 3 science-based targets, with SBTi ratification expected by mid-2023	Joined the Semiconductor Climate Consortium, which aims to accelerate reduction of greenhouse gas emissions across the semiconductor value chain, as well as the RE100, a global initiative bringing together large businesses committed to 100% renewable electricity

Advanced our 3x30 and SuCCESS2030 goals, including accelerating sustainable innovation, improving the longevity of our products, and enabling our suppliers to better meet our ESG expectations	Strengthened our Culture of Inclusion by providing comprehensive diversity training to all senior leaders and a majority of employees worldwide and increased the representation of women and underrepresented minorities at Applied

Conducted our first human rights salience assessment, which builds on our Human Rights Statement of Principles	Completed an equity audit of our community involvement and investments, and committed to put equity at the center of all future community engagements

Sustainability and ESG Oversight and Management

Our Board and management actively oversee sustainability matters to foster accountability. The Board’s Governance Committee oversees the Company’s overall ESG strategy, policies, and performance. We have established executive leadership of a company-wide strategy on ESG matters and reporting and are focused on integrating sustainability into our operations and company culture through initiatives aligned to company strategy that address a broad set of stakeholders, including shareholders, customers, employees, suppliers, governments, and our local communities.

Our ESG Leadership Council, which includes leaders from across all of Applied’s ESG-focused delivery teams, oversees implementation of our ESG strategy. To ensure accountability, the Council regularly reports progress to Applied’s Executive Leadership Team as part of the strategic review process, and quarterly to the Governance Committee. The Council is supported by employees and leaders from across all business units and functions that are responsible for delivering progress toward our ESG strategy. Our Senior Director of ESG, Corporate Sustainability and Reporting leads the Council and ESG efforts across our business and has primary responsibility for the quarterly reports to the Governance Committee and Executive Leadership Team. The Governance Committee’s ESG oversight process also includes presentations by internal and third-party experts to discuss topics such as renewable energy, the ESG data assurance process, our 3x30 program and other relevant topics.

Our Environmental, Health, and Safety (“EHS”) organization is dedicated to maintaining a safe and healthful working environment, demonstrating environmental leadership, and meeting or exceeding regulatory compliance. The Head of EHS also reports directly to the Governance Committee on a quarterly basis.

We have a team fully dedicated to supporting our work in designing a culture of inclusion, and the HRCC oversees our corporate culture and human capital management programs, including our diversity and inclusion practices and initiatives. The HRCC approved the ESG objectives for our annual bonus program to incentivize our leadership team to maintain progress toward all our 2030 ESG goals.

xiv | APPLIED MATERIALS, INC. 2023 PROXY STATEMENT

         PROPOSAL 1 – Election of Directors

Proxy Statement

PROPOSAL 1 – Election of Directors

Nominees

Applied’s Board of Directors is elected each year at the Annual Meeting of Shareholders. Applied currently has 11 directors. Adrianna C. Ma’s service on our Board will end upon completion of her current term in March 2023. The Board has authorized a reduction in the size of the Board from 11 to ten directors, effective upon the election of directors at the Annual Meeting. Upon the recommendation of the Governance Committee, the Board has nominated the ten individuals listed below for election at the Annual Meeting, each of whom currently serves as a director of Applied. These nominees bring a wide variety of relevant skills, professional experience, and backgrounds, as well as diverse viewpoints and perspectives to represent the long-term interests of shareholders and to fulfill the leadership and oversight responsibilities of the Board.

If any nominee listed below becomes unable to stand for election at the Annual Meeting, the persons named as proxies may vote for any person designated by the Board to replace the nominee. Alternatively, the proxies may vote for the remaining nominees and leave a vacancy that the Board may fill later, or the Board may reduce the authorized number of directors. As of the date of this Proxy Statement, the Board is not aware of any nominee who is unable or will decline to serve as a director.

Each director elected at the Annual Meeting will serve until Applied’s 2024 Annual Meeting of Shareholders or until they are succeeded by another qualified director who has been elected, or, if earlier, until their death, resignation, or removal.

The board recommends that you vote for each of the following director nominees

APPLIED MATERIALS, INC. 2023 PROXY STATEMENT | 1

         PROPOSAL 1 – Election of Directors

Rani Borkar

Corporate Vice President, Azure Hardware Systems and Infrastructure, Microsoft Corporation

Ms. Borkar brings extensive semiconductor industry experience to our Board in technology, strategy and innovation, and global business operations and services. Ms. Borkar has served as Corporate Vice President, Azure Hardware Systems and Infrastructure, at Microsoft Corporation, a global technology provider, since June 2019. She also served as Microsoft’s Corporate Vice President, Microsoft Cloud Capacity, Supply Chain and Provisioning, from 2017 to June 2019. From 2016 to 2017, Ms. Borkar was Vice President, OpenPOWER Development at IBM Corporation, a global technology and consulting company. Prior to IBM, Ms. Borkar worked at Intel Corporation for 27 years, most recently as Intel’s Corporate Vice President and General Manager, Product Development Group.

Key skills and qualifications

Industry and Technology Experience: Ms. Borkar has gained over 30 years of experience in our industry and related technologies. This experience includes her current leadership role at Microsoft Azure and prior roles at IBM and Intel. Ms. Borkar also serves as a board member of the Global Semiconductor Alliance, a leading semiconductor and technology industry organization which strives to establish a profitable and sustainable semiconductor ecosystem.

Strategy and Innovation; Growth and Emerging Technologies; Global Business: Each role in Ms. Borkar’s career has featured increased responsibility and accountability for strategic planning and oversight in a broad range of global, high-growth businesses. As the head of Azure Hardware Systems and Infrastructure, she leads organizations that architect, invent, and sustain the silicon, platforms, and systems that power Azure. She is responsible for the vision, strategy, and architecture of silicon development as well as global capacity deployment for Microsoft’s cloud data center infrastructure. Ms. Borkar’s other relevant experience includes her role as Corporate Vice President at Intel, leading Intel’s silicon product development strategy while managing a large and diverse global engineering organization.

Service, Operations, and Manufacturing: Under Ms. Borkar’s leadership in her current role, Microsoft’s engineers focus on developing technologies to drive end-to-end business value for Azure’s products and solutions. Her experience with and understanding of service management and service offerings for technology companies, manufacturing operations and other operational processes provide important insights to our Board.

INDEPENDENT

Age: 61

Director Since: 2020

Board Committees

•  Human Resources and Compensation

•  Strategy and Investment

Other Current Public Company Directorships

•  None

Former Public Company Directorships (within last five years)

•  None

Other Directorships and Memberships

•  Board member, Global Semiconductor Alliance

2 | APPLIED MATERIALS, INC. 2023 PROXY STATEMENT

         PROPOSAL 1 – Election of Directors

Judy Bruner

Executive Vice President, Administration and Chief Financial Officer, SanDisk Corporation (retired)

Ms. Bruner has deep financial, accounting, and strategic planning expertise, as well as global operations and leadership experience, that provides valuable insights and contributions to our Board. Ms. Bruner is the former Executive Vice President, Administration and Chief Financial Officer of SanDisk Corporation, a supplier of flash storage products, a role she held from 2004 until its acquisition by Western Digital in 2016. Previously, she was Senior Vice President and Chief Financial Officer of Palm, Inc., a provider of handheld computing and communications solutions, from 1999 until 2004. Prior to Palm, Inc., Ms. Bruner held financial management positions at 3Com Corporation, Ridge Computers and Hewlett-Packard Company.

Key skills and qualifications

Financial and Accounting; Strategy and Innovation; Global Business: Ms. Bruner’s career has been distinguished by roles of increasing responsibility in and oversight of financial management. These roles included serving as Chief Financial Officer at SanDisk Corporation and Palm, Inc. Ms. Bruner’s experience also included setting corporate strategy and diversifying businesses into new product areas that are less cyclical and less capital intensive, while focusing on the core business. Her prior roles in finance also included positions at 3Com, Ridge Computers, and Hewlett-Packard.

Industry and Technology: Ms. Bruner’s career has been centered in the technology sector, giving her particular insight into the challenges and opportunities of our sector and industry, as well as our end markets. Ms. Bruner’s extensive experience in the semiconductor industry at SanDisk provided an understanding of the capital intensity, business cycles, customers and engineering requirements of the semiconductor equipment business, which she brings to our Board.

Risk Management; Cybersecurity: In Ms. Bruner’s role at SanDisk, she was responsible for the firm’s enterprise risk management and information technology, including cybersecurity. As a director, Ms. Bruner oversees enterprise risk management and cybersecurity at all the companies on which she currently serves as a board member, including at Rapid7, a security data and analytics solutions provider. She brings valuable insights from this experience to our Board to facilitate its oversight and considerations of these important topics.

INDEPENDENT

Age: 64

Director Since: 2016

Board Committees

•  Audit (Chair)

•  Corporate Governance and Nominating (Chair)

Other Current Public Company Directorships

•  Qorvo, Inc.

•  Rapid7, Inc.

•  Seagate Technology plc

Former Public Company Directorships (within last five years)

•  Varian Medical Systems, Inc.

APPLIED MATERIALS, INC. 2023 PROXY STATEMENT | 3

         PROPOSAL 1 – Election of Directors

Xun (Eric) Chen

Managing Partner, SB Investment Advisers

Dr. Chen has extensive experience establishing, working for and investing in companies in the technology sector and related industries. Since 2018, Dr. Chen has been a Managing Partner of SB Investment Advisers (“SBIA”), an investment adviser focused on investments in the technology sector. Prior to joining SBIA, Dr. Chen was the Chief Executive Officer and Co-Founder of BaseBit Technologies, Inc., a technology company in the Silicon Valley. He served as CEO of BaseBit since it was founded in 2015, except from 2016 until 2017, when BaseBit was a portfolio company of Team Curis Group, a group of integrated biotechnology and data technology companies and laboratories, during which time Dr. Chen served as CEO of Team Curis Group. From 2008 to 2015, Dr. Chen served as a managing director of Silver Lake, and prior to Silver Lake, he was a senior vice president and member of the executive committee of ASML Holding N.V. Dr. Chen joined ASML following its 2007 acquisition of Brion Technologies, Inc., a company he co-founded in 2002 and served as Chief Executive Officer. Prior to Brion Technologies, Dr. Chen was a senior vice president at J.P. Morgan.

Key skills and qualifications

Industry and Technology; Strategy and Innovation; Growth and Emerging Technologies: Dr. Chen’s career has focused on the technology sector, and he provides his expertise on our industry, technologies and end markets in the boardroom. Dr. Chen is currently a Managing Partner at SBIA, an investment advisor focused on the technology market. His other relevant experiences have included serving as a managing director at Silver Lake, a leading private investment firm focused on technology-enabled and related growth industries, and founding and serving as CEO of Brion Technologies, a firm working in computational lithography for integrated circuits in semiconductor manufacturing.

Global Business: The Board values Dr. Chen’s perspective gained through his various leadership roles at firms with global operations. For example, prior to joining SBIA, Dr. Chen was the CEO and Co-Founder of BaseBit, a technology company focused on leveraging the power of Big Data, AI technologies, and privacy computing. Dr. Chen grew BaseBit’s presence globally, including throughout the Asia Pacific Region. Prior to this, Dr. Chen worked at ASML Holding N.V., an industrial manufacturer for chipmakers in the semiconductor industry that is headquartered in The Netherlands and has 60 locations globally.

INDEPENDENT

Age: 53

Director Since: 2015

Board Committees

•  Human Resources and Compensation

•  Strategy and Investment

Other Current Public Company Directorships

•  None

Former Public Company Directorships (within last five years)

•  None

4 | APPLIED MATERIALS, INC. 2023 PROXY STATEMENT

         PROPOSAL 1 – Election of Directors

Aart J. de Geus

Chairman and Chief Executive Officer, Synopsys, Inc.

Dr. de Geus has extensive executive leadership experience and provides the Board his deep expertise in our industry, technology, and corporate strategy. Dr. de Geus currently serves as Chief Executive Officer and Chairman of the Board of Directors of Synopsys, Inc., the leading provider of electronic design automation software, design IP and related services for semiconductor design companies. Since founding Synopsys in 1986, Dr. de Geus has held various positions at the company, including Chief Executive Officer or co-Chief Executive Officer since 1994, Chairman of the Board since 1998, Senior Vice President of Engineering and Senior Vice President of Marketing. Prior to founding Synopsys, Dr. de Geus was employed by General Electric, where he was the Manager of the Advanced Computer-Aided Engineering Group.

Key skills and qualifications

Industry and Technology; Strategy and Innovation; Global Business; Risk Management: As the leading founder of Synopsys, Dr. de Geus has grown Synopsys for over three and a half decades and has held senior roles in engineering and marketing before becoming Chief Executive Officer. He has been involved in all aspects of executive leadership at Synopsys, including determining corporate strategy, overseeing enterprise risk management, closing well over a hundred strategic acquisitions and transactions, and expanding the operations globally. Synopsys now has offices and development centers in North America, Europe, Armenia, Israel, India, Japan, Vietnam, South Korea and China.

Growth and Emerging Technologies; Government Policy and Sustainability: Dr. de Geus has expanded Synopsys from a start-up synthesis company to a global high-tech leader in electronic design automation. He has long been considered one of the world’s leading experts on logic synthesis and simulation, frequently keynotes major conferences, is a member of the National Academy of Engineering and the recipient of numerous awards including the IEEE Robert N. Noyce Medal, the Global Semiconductor Alliance Dr. Morris Chang Exemplary Leadership Award, and the Silicon Valley Leadership Group Lifetime Achievement Award. As a longtime CEO, Dr. de Geus has experience in government policy, such as the CHIPS Act and evolving international export controls, as well as driving sustainability initiatives in the context of regulatory requirements and stakeholder input.

INDEPENDENT

Age: 68

Director Since: 2007

Board Committees:

•  Strategy and Investment

Other Current Public Company Directorships:

•  Synopsys, Inc.

Former Public Company Directorships (within last five years):

•  None

Other Directorships and Memberships

•  Executive Board Member and Past Chairman, Silicon Valley Leadership Group

•  Board Member, Global Semiconductor Alliance

•  Governing Council Member, Electronic System Design Alliance

APPLIED MATERIALS, INC. 2023 PROXY STATEMENT | 5

         PROPOSAL 1 – Election of Directors

Gary E. Dickerson

President and Chief Executive Officer, Applied Materials, Inc.

Mr. Dickerson has been President of Applied Materials since 2012 and Chief Executive Officer and a member of the Board of Directors since 2013. Mr. Dickerson joined Applied following its acquisition in 2011 of Varian Semiconductor Equipment Associates, Inc., a supplier of semiconductor manufacturing equipment. Mr. Dickerson had served as Chief Executive Officer and a director of Varian since 2004. Prior to joining Varian in 2004, Mr. Dickerson served 18 years with KLA-Tencor Corporation, a supplier of process control and yield management solutions for the semiconductor and related industries, where he held a variety of roles, including President and Chief Operating Officer. Mr. Dickerson started his semiconductor career in manufacturing and engineering management at General Motors’ Delco Electronics Division and AT&T Technologies, Inc.

Key skills and qualifications

Industry and Technology; Strategy and Innovation; Global Business; Risk Management: Mr. Dickerson has over three decades of experience in executive-level positions at large multi-national companies in the semiconductor and technology industries, including nearly two decades as a chief executive officer at Varian and Applied. Mr. Dickerson’s knowledge of our industry, technologies and end markets provides important insight and leadership to the oversight, planning and execution of our business strategy and operations. At Applied, this has resulted in the company being the world’s leading semiconductor and display equipment company with over $25 billion in annual revenues and operations in 24 countries at 120 locations.

Growth and Emerging Technologies; Service, Sales, and Operations; Government Policy and Sustainability: Throughout Mr. Dickerson’s career, he has held roles responsible for identifying and developing emerging technologies and service offerings for the semiconductor industry. This includes his first roles in manufacturing and engineering management with General Motors’ Delco Electronics Division and AT&T Technologies, 18 years at KLA-Tencor, progressing from roles in product development and general management of products, sales and services business units to his appointment as President and Chief Operating Officer, and to his leadership and contributions as Chief Executive Officer at Varian and Applied. Mr. Dickerson has government policy experience in guiding Applied through the geopolitical and regulatory environment, as well as from his service as a board of member of the U.S.-China Business Council. Mr. Dickerson’s experience in sustainability stems from his deep involvement in developing Applied’s ESG roadmap and championing its ESG initiatives. Mr. Dickerson draws on these experiences to provide leadership and insight in guiding our core semiconductor business, and as we develop new technologies and services to enable significant value creation for our customers and Applied.

EXECUTIVE DIRECTOR

Age: 65

Director Since: 2013

Board Committees

•  None

Other Current Public Company Directorships

•  None

Former Public Company Directorships (within last five years)

•  None

Other Directorships and Memberships

•  Board Member, U.S. – China Business Council

6 | APPLIED MATERIALS, INC. 2023 PROXY STATEMENT

         PROPOSAL 1 – Election of Directors

Thomas J. Iannotti

Senior Vice President and General Manager, Enterprise Services, Hewlett-Packard Company (retired)

Mr. Iannotti serves as the Chairman of the Board of Applied. Mr. Iannotti has extensive leadership experience at global firms where he gained invaluable expertise in service management, offerings for technology companies, and operational processes. He served as Senior Vice President and General Manager, Enterprise Services, for Hewlett-Packard Company, a technology solutions provider to consumers, businesses, and institutions globally, from 2009 until his retirement in 2011. Prior to that role, Mr. Iannotti held various executive positions at Hewlett-Packard, including Senior Vice President and Managing Director, Enterprise Business Group, Americas. Mr. Iannotti also worked at Digital Equipment Corporation, a vendor of computer systems and software, and at Compaq Computer Corporation, a supplier of personal computing systems, following its acquisition of Digital Equipment Corporation.

Key skills and qualifications

Industry and Technology; Strategy and Innovation; Global Business: Mr. Iannotti has had a distinguished three-decade career managing large, complex global businesses in the electronics and technology industries. He held numerous executive positions at Hewlett-Packard, with his final role as Senior Vice President and General Manager, Enterprise Services, responsible for driving profitable revenue growth and customer satisfaction across the globe. Mr. Iannotti also chaired the Americas Leadership Team responsible for managing cross-business group strategies and developing partnerships with key Hewlett-Packard stakeholders. His other relevant experience included working at Digital Equipment Corporation, a vendor of computer systems and software, and at Compaq Computer Corporation, a supplier of personal computing systems.

Service, Operations and Manufacturing; Risk Management: While at Hewlett-Packard, Mr. Iannotti was integral in setting and executing operational and service strategies for the Enterprise Services group, which supported and provided services and products for all of the company’s offerings. Mr. Iannotti’s roles also involved oversight and management of risk, and he has served as the lead independent director of the board of directors of a large, public global services company. These experiences provide important input to our Board and are an integral part of successful planning and execution of our long-term vision, including the Board’s oversight of Applied’s enterprise risk management program.

Chairman of the Board

INDEPENDENT

Age: 66

Director Since: 2005

Board Committees

•  Human Resources and Compensation (Chair)

Other Current Public Company Directorships

•  None

Former Public Company Directorships (within last five years)

•  Atento S.A.

APPLIED MATERIALS, INC. 2023 PROXY STATEMENT | 7

         PROPOSAL 1 – Election of Directors

Alexander A. Karsner

Senior Strategist, X (parent company: Alphabet Inc.)

Mr. Karsner has extensive global executive leadership experience as well as deep expertise in technology innovation, private equity, public policy and regulation, corporate strategy and sustainability. He is currently a Senior Strategist at X (the Moonshot Factory), the innovation lab of Alphabet Inc., and Executive Chairman of Manifest Energy Inc., an energy technology development and investment firm he founded in 2009. Mr. Karsner is also Founder of Elemental, which innovates market-based solutions for conservation and the environment.

Key skills and qualifications

Global Business: Mr. Karsner has over 30 years of experience in executive leadership positions with numerous organizations with significant global operations, including his current role at X and public company board experience at ExxonMobil. Mr. Karsner was the Founder and Managing Director of Enercorp., a company involved in international project development, management and financing of energy infrastructure.

Industry and Technology; Growth and Emerging Technologies; Strategy and Innovation: Mr. Karsner currently serves as Senior Strategist at X, which has catalyzed technologies for autonomous vehicles, drone delivery and industrial robotics. From 2016 to 2019, Mr. Karsner served as Managing Partner of Emerson Collective, an investment platform funding venture and private equity portfolios, as well as non-profit, philanthropic investments advancing education, immigration, health and the environment. As a private equity investor, venture partner and strategic advisor, Mr. Karsner’s portfolios have included some of the most innovative startups over the last 15 years, such as Nest (AI), Tesla (mobility), Recurrent (solar), Codexis (biotech), Boom (aerospace) and Carbon (3-D printing).

Government Policy and Sustainability: Mr. Karsner has extensive experience in government policy and relations, and offers our Board valuable insight into the regulatory environment. From 2006 to 2008, he served as Assistant Secretary for Energy Efficiency and Renewable Energy at the U.S. Department of Energy, responsible for multi-billion dollar federal applied science R&D programs and national labs. In this role, he helped assemble significant bipartisan coalitions to implement the Energy Policy Act and enact the Energy Independence and Security Act and the America Competes Act. Mr. Karsner was a U.S. Principal representative to the United Nations Framework Convention on Climate Change and a delegate to the bilateral U.S.-China and U.S.-India Track II dialogues on Climate Change, and is a member of the Council on Foreign Relations and the Trilateral Commission. Mr. Karsner also serves on the boards of the Welch Institute of Material Science at Rice University and Conservation International. He is a member of the boards of advisors of the Energy Futures Initiative, MIT Media Lab and the Precourt Institute for Energy at Stanford University. With these experiences, Mr. Karsner brings a valuable perspective to our Board’s oversight of ESG, government relations and public policy engagement strategies.

INDEPENDENT

Age: 55

Director Since: 2008

Board Committees

•  Corporate Governance and Nominating

•  Human Resources and Compensation

Other Current Public Company Directorships

•  Exxon Mobil Corporation

Former Public Company Directorships (within last five years)

•  Broadscale Acquisition Corp.

Other Directorships and Memberships

•  Advisory Board Member of: Energy Futures Initiative; Precourt Institute for Energy, Stanford University; MIT Media Lab

•  Board Member of: Conservation International; Welch Institute of Material Science, Rice University

8 | APPLIED MATERIALS, INC. 2023 PROXY STATEMENT

         PROPOSAL 1 – Election of Directors

Kevin P. March

Senior Vice President, Chief Financial Officer of Texas Instruments, Incorporated (retired)

Mr. March brings deep semiconductor industry experience, strong financial expertise, and executive leadership to our Board. Mr. March joined Texas Instruments Incorporated, a global semiconductor company, in 1984 and built a career of varying positions of increasing responsibility over his 33-year tenure at the company. He was appointed Controller in 2002 and was named Chief Financial Officer in 2003.

Key skills and qualifications

Industry and Technology; Strategy and Innovation; Service, Operations and Manufacturing; Global Business: Mr. March was a longtime executive of Texas Instruments, with extensive experience in the semiconductor industry. Mr. March held numerous roles in finance, operations and business management across corporate and business unit functions during his career at Texas Instruments. Mr. March’s leadership was instrumental in shaping Texas Instruments into a focused semiconductor company, including his role in the formation of the company’s global Analog Semiconductor segment, which became the world’s largest analog semiconductor business.

Finance and Accounting; Risk Management: From 2003 to 2017, Mr. March served as Senior Vice President and Chief Financial Officer of Texas Instruments, where he led its finance organization and developed the company’s capital management strategy. At Texas Instruments, Mr. March was also responsible for the company’s assessment and management of strategic, financial and operational risks, including facilitating the oversight of risk management processes by the company’s board of directors. Given the breadth and scope of its businesses and range of strategic, operational, financial and compliance risks, Mr. March’s experience at Texas Instruments positions him well to provide Applied with guidance across our risk landscape.

INDEPENDENT Age: 65 Director Since: 2022 Board Committees: • Audit Other Current Public Company Directorships • None Former Public Company Directorships (within last five years) • None

APPLIED MATERIALS, INC. 2023 PROXY STATEMENT | 9

         PROPOSAL 1 – Election of Directors

Yvonne McGill

Senior Vice President, Corporate Controller and Infrastructure Solutions Group Chief Financial Officer, Dell Technologies, Inc.

Ms. McGill has extensive executive leadership experience and provides the Board deep industry expertise, financial acumen, and strategic planning experience. She has been Senior Vice President, Corporate Controller and Infrastructure Solutions Group Chief Financial Officer since 2020, and previously was Chief Financial Officer and Senior Vice President, Infrastructure Solutions Group since 2018 and Senior Vice President, Global Financial Planning and Analysis since 2015 at Dell Technologies, Inc., a leading global end-to-end technology provider.

Key skills and qualifications

Finance and Accounting; Strategy and Innovation; Risk Management: Since joining Dell in 1997, Ms. McGill has served in various finance leadership roles, including her current role of Corporate Controller and Infrastructure Solutions Group Chief Financial Officer. At Dell, Ms. McGill has been responsible for the vision, strategy and performance of the Infrastructure Solutions Group’s finance organization, as well as financial functions, including accounting, tax, treasury and investor relations. Prior to Dell, Ms. McGill worked at ManTech International Corporation and Price Waterhouse. Ms. McGill is a Certified Public Accountant (inactive).

Industry and Technology; Global Business: During her over 25-year career at Dell, Ms. McGill has gained experience across the company’s comprehensive portfolio of IT hardware, software and service solutions spanning both traditional infrastructure and emerging, multi-cloud technologies. Ms. McGill’s deep knowledge and expertise in the technology sector, including with regards to our end-users and the markets in which we compete, offer valuable insights to our Board.

INDEPENDENT

Age: 55

Director Since: 2019

Board Committees:

•  Audit

•  Corporate Governance and Nominating

Other Current Public Company Directorships

•  None

Former Public Company Directorships (within last five years)

•  None

10 | APPLIED MATERIALS, INC. 2023 PROXY STATEMENT

         PROPOSAL 1 – Election of Directors

Scott A. McGregor

President and Chief Executive Officer, Broadcom Corporation (retired)

Mr. McGregor brings to our Board executive leadership and deep experience working in the semiconductor and technology industries over many decades. Mr. McGregor served as President and Chief Executive Officer and as a member of the board of directors of Broadcom Corporation, a world leader in wireless connectivity, broadband and networking infrastructure, from 2005 until the company was acquired by Avago Technologies Limited in 2016. Mr. McGregor joined Broadcom from Philips Semiconductors (now NXP Semiconductors), where he was President and Chief Executive Officer. He previously served in a range of senior management positions at Santa Cruz Operation Inc., Digital Equipment Corporation (now part of HP), Xerox Corporation’s Palo Alto Research Center (PARC) and Microsoft, where he was the architect and development team leader for Windows 1.0.

Key skills and qualifications

Industry and Technology; Global Business: Mr. McGregor was CEO of Philips Semiconductors (now NXP Semiconductors), headquartered in the Netherlands, where he oversaw one of the world’s largest semiconductor suppliers. Mr. McGregor was also President and CEO of Broadcom, where he was responsible for guiding the strategic direction of the company, business development and day-to-day operations.

Growth and Emerging Technologies; Strategy and Innovation: Throughout his career, Mr. McGregor held strategic roles developing new technologies and growing businesses in new directions. Mr. McGregor started his career at Xerox PARC working on user interface design for the world’s first personal computers. He then joined Microsoft and led the team that created the first version of Microsoft Windows. After pivoting to the semiconductor industry, Mr. McGregor continued to lead through technological innovation at both Broadcom and Philips, expanding each company’s footprint and offerings. At Broadcom, Mr. McGregor led revenue growth from $2.4 billion to over $8 billion during his tenure as CEO.

Financial and Accounting; Cybersecurity; Risk Management: As CEO of Broadcom and Philips for approximately 15 years, Mr. McGregor had oversight responsibility for financing activities, risk management and cybersecurity at large companies within the semiconductor industry. As a result of these experiences, as well as oversight of cybersecurity as a board member at Equifax, Mr. McGregor brings invaluable insights in these areas to our Board.

INDEPENDENT

Age: 66

Director Since: 2018

Board Committees:

•  Audit

•  Strategy and Investment (Chair)

Other Current Public Company Directorships

•  Equifax, Inc.

Former Public Company Directorships (within last five years)

•  Luminar Technologies, Inc.

Chairman Emeritus

James C. Morgan became Chairman Emeritus in 2009, following his retirement as our director and Chairman of the Board. Mr. Morgan spent more than 31 years as a director and employee of Applied, including over 20 years as Chairman of the Board.

Mr. Morgan first joined Applied in 1976 and served as Chief Executive Officer from 1977 to 2003. As Chairman Emeritus, Mr. Morgan does not attend any Board or Committee meetings, has no voting rights and receives no retainer or meeting fees.

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         Board and Corporate Governance Practices

Board and Corporate Governance Practices

Board Composition and Nominee Considerations

Nominee Skills and Experience

The Board values having directors who possess a wide variety of relevant skills, professional experience and backgrounds, bring diverse viewpoints and perspectives, and effectively represent the long-term interests of shareholders. Listed below are certain of the key skills and experience that the Board considers important for our directors to have in light of our current business in order to contribute to the effective leadership and exercise of oversight responsibilities by the Board.

Industry and Technology	Experience with and knowledge of our industry and technologies, as well as our end markets, facilitate a deeper understanding within the Board of our equipment and service products and the markets in which we compete.

Executive Leadership	Experience in executive-level positions at large multi-national companies, including public company board experience, contribute practical insight into our business strategy and operations.

Growth and Emerging Technologies	Experience identifying and developing emerging technologies are important to our growth strategies and provide important insights as we develop new technologies and our business grows into new areas.

Global Business	Experience in a leadership role at an organization with substantial global operations can provide valuable business and cultural perspectives.

Financial and Accounting	Experience with financial markets, financing operations, and accounting and financial reporting processes provide important oversight of our capital structure, financing activities, and financial reporting and internal controls.

Service, Operations and Manufacturing	Experience with and understanding of service management and service offerings for technology companies, manufacturing operations and other operational processes contributes to understanding our business and also can provide important insights on the operations of our customers.

Strategy and Innovation	Experience in setting and executing corporate strategy and with strategic transactions is important to the successful planning and execution of our long-term vision.

Cybersecurity	Experience managing cybersecurity, information and data security risks or cybersecurity threats can provide important input to the Board in its oversight of the Company’s cybersecurity risks.

Risk Management	Experience overseeing enterprise risk management or business continuity planning in a large organization, or other experience in managing risk at the enterprise level or in a senior compliance or regulatory role, provide important input to the Board in its oversight of the Company’s enterprise risk management program.

Government Policy and Sustainability	Experience working with government policy offers us insight into the regulatory environment in which we operate and experience with sustainability initiatives contributes to the Board’s oversight of our ESG strategy.

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         Board and Corporate Governance Practices

Board Matrix

The matrix below summarizes certain of the key experiences, qualifications, skills, and attributes that our director nominees bring to the Board to enable effective oversight. This matrix is intended to provide a summary of our director nominees’ qualifications and is not a complete list of each director nominee’s strengths or contributions to the Board. Additional details on each director nominee’s experiences, qualifications, skills, and attributes are set forth in their biographies.

Skills and Experience

Industry and Technology	●	●	●	●	●	●	●	●	●	●

Executive Leadership	●	●	●	●	●	●	●	●	●	●

Growth and Emerging Technologies	●		●	●	●		●			●

Global Business	●	●	●	●	●	●	●	●	●	●

Financial and Accounting		●						●	●	●

Service, Operations and Manufacturing	●				●	●		●

Strategy and Innovation	●	●	●	●	●	●	●	●	●	●

Cybersecurity		●								●

Risk Management		●		●	●	●		●	●	●

Government Policy and Sustainability				●	●		●

Tenure and Independence

Tenure (years)	2	6	7	15	9	17	14	1	3	5

Independence	●	●	●	●		●	●	●	●	●

Demographics

Age	61	64	53	68	65	66	55	65	55	66

Gender Identity	F	F	M	M	M	M	M	M	F	M

African American or Black

Alaskan Native or Native American

Asian	●		●

Hispanic or Latinx

Native Hawaiian or Pacific Islander

White		●		●	●	●	●	●	●	●

LGBTQ+

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         Board and Corporate Governance Practices

Diversity. Our Board values having a Board that reflects diverse perspectives, including those based on gender, ethnicity, skills, experience at policy-making levels in areas that are relevant to the Company’s global activities, and functional, geographic, or cultural backgrounds. Our Board has adopted a Policy on Board Diversity within our Corporate Governance Guidelines, which reflects the Board’s commitment to actively seek out women and ethnically diverse director candidates and to consider the factors above, among others, in the context of the current composition of the Board and needs of the Company, when identifying and evaluating director candidates.

The ten director nominees for election at our 2023 Annual Meeting bring to our Board a variety of different backgrounds, skills, professional and industry experience, and other attributes and perspectives that contribute to the overall diversity of our Board.

Independence. The Board’s Governance Committee expects each non-employee director to be free of relationships, interests or affiliations that could give rise to conflicts of interest or interfere with the director’s exercise of independent judgment. Applied’s Corporate Governance Guidelines require that a majority of our directors must be independent, and that our Audit, HRCC and Governance Committees must consist solely of independent directors. Director independence is determined under Nasdaq listing standards and SEC rules. The Board has affirmatively determined that, other than Mr. Dickerson, our Chief Executive Officer, all members of the Board who served during 2022 and all director nominees are independent under applicable Nasdaq listing standards and SEC rules.

Tenure. The Board believes that new ideas and perspectives are critical to a forward-looking and strategic Board, as are the valuable experiences and deep understanding of Applied’s business and industries that longer-serving directors offer. Our Corporate Governance Guidelines do not impose a term limit on Board service, but our directors are not typically nominated for re-election after they reach the age of 72. Feedback from the annual Board evaluations and discussions regarding individual performance between each non-employee director and our Chair are important considerations of director tenure. As a result of our ongoing Board refreshment efforts, we have added two new directors to the Board over the last three years, which has resulted in a balanced range of tenures, ensuring both continuity and fresh perspectives among our director nominees. Our nominees have an average tenure of eight years, which is comparable with the average tenure for independent directors of other S&P 500 companies.

Key Attributes of the Board

* Ethnically diverse means a director who self-identifies as one or more of the following (defined by Nasdaq as an Underrepresented Minority): Black or African American, Hispanic or Latinx, Asian, Native American or Alaska Native or Native Hawaiian or Pacific Islander.

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Board Composition and Refreshment

Identification of New Director Candidates. Identifying and recommending individuals for nomination and election to our Board is a principal responsibility of our Governance Committee, which performs this function through an ongoing process.

The Governance Committee regularly considers the size and composition of the Board and assesses whether the composition appropriately aligns with the Company’s evolving business and strategic needs. The focus is on ensuring that the Board is composed of directors who possess a wide variety of relevant skills, professional experience and backgrounds, bring diverse viewpoints and perspectives, and effectively represent the long-term interests of shareholders. In accordance with the Policy on Board Diversity, including our commitment to having a Board that reflects diverse perspectives, the Governance Committee actively seeks out women and ethnically diverse director candidates, as well as candidates diverse in skills, experience at policy-making levels in areas that are relevant to our global activities, and functional, geographic, or cultural background.

In its consideration of potential director candidates, the Governance Committee reviews the short-term and long-term strategies and interests of the Company to determine what current and future skills and experiences are required of the Board in exercising its oversight function. Specific search criteria evolve over time to reflect the Company’s dynamic business and strategic needs and the changing composition of the Board, and may include factors such as:

»	Operating experience or thought leadership in key markets, industries, technologies, or business models that are aligned with the Company’s strategic growth plans;

»	Business or cultural background in regions where the Company does significant business;

»	Senior executive leadership and management experience; and

»	Subject matter expertise in such areas as corporate finance and financial reporting, governance, compensation, risk management, and marketing.

The Governance Committee also considers succession planning in light of anticipated retirements, and for Board and Committee Chair roles, to maintain relevant expertise and depth of experience.

In addition, all director candidates are also expected to possess or demonstrate:

»	Sound judgment, analytical and inquisitive perspective, and practical wisdom;

»	Strategic mindset and an engaged and collaborative approach;

»	Independence, personal and professional ethics, integrity and values; and

»	Commitment to representing the long-term interests of Applied’s shareholders.

The Governance Committee may retain a search firm to assist in identifying and evaluating new candidates for director nominees and may also consider referrals from directors, shareholders, or other sources. Mr. March, who joined our Board in October 2022, was identified and vetted as a potential candidate by a third-party search firm for consideration by the Governance Committee. The Governance Committee evaluates and interviews potential Board candidates and makes appointment recommendations to the full Board. All members of the Board may interview candidates.

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         Board and Corporate Governance Practices

Regular Review of Board Composition Drives Refreshment

Recent Board Refreshment. As a result of the foregoing process, the Board has added two new directors over the last three years, each of whom has brought valuable and diverse backgrounds and perspectives to the Board. The most recent appointment was Mr. March in October 2022. Mr. March is a retired, longtime executive of Texas Instruments, Inc. who most recently served as Senior Vice President and Chief Financial Officer of the company from 2003 to 2017. Mr. March joined Texas Instruments in 1984 and held numerous roles in finance, operations and business management across corporate and business unit functions during his 33-year career at the company. Mr. March brings decades of finance and business operations expertise and strong semiconductor industry experience to our Board.

Re-nomination of Directors for Election at Annual Meeting. In considering whether to recommend re-nomination of a director for election at our Annual Meeting, the Governance Committee considers factors such as:

»

The extent to which the director’s skills, qualifications and experience continue to contribute to the success of our Board, taking into account current core competencies of the Board, and the mix of desired skills and experience;

»	Feedback from the annual Board evaluations and individual discussions between each director and our Chair;

»	Attendance and participation at, and preparation for, Board and Committee meetings;

»	Shareholder feedback, including the support received by director nominees elected at our 2022 Annual Meeting;

»	Outside board, employment and other affiliations, including any actual or perceived conflicts of interest; and

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»	Considerations under the Board’s Policy on Board Diversity and the extent to which the director continues to contribute to the diversity of our Board.

Based on the Governance Committee’s recommendation, the Board selects director nominees and recommends them for election by Applied’s shareholders.

Shareholder Recommendations or Nominations. The evaluation procedures described above apply to all candidates for director nomination, including candidates submitted by shareholders. Shareholders wishing to recommend a candidate for consideration by the Governance Committee should submit the candidate’s name, biographical data and a description of their qualifications in light of the criteria listed above to Teri A. Little, Corporate Secretary, Applied Materials, Inc., 3225 Oakmead Village Drive, M/S 1268, P.O. Box 58039, Santa Clara, CA 95052, or by e-mail at corporatesecretary@amat.com.

Shareholders wishing to nominate a director should follow the specific procedures set forth in our Bylaws.

Corporate Governance

Corporate Governance Guidelines

Applied’s Corporate Governance Guidelines establish the governance framework within which the Board conducts its business and fulfills its responsibilities. These guidelines and other important governance materials are available on our website at: https://www.appliedmaterials.com/us/en/about/corporate-governance/corporate-governance-documents.html. The Board regularly reviews our Corporate Governance Guidelines in light of legal and regulatory requirements, evolving best practices and other developments.

Board Leadership

Our corporate governance framework provides the Board flexibility to determine the appropriate leadership structure for the Company and whether the roles of Chair and CEO should be separated or combined. In making this determination, the Board considers many factors, including the needs of the business, the Board’s assessment of its leadership needs from time to time, and the best interests of shareholders. If the role of Chair is filled by a director who does not qualify as an independent director, the independent directors will designate a Lead Independent Director. As discussed below, our Chair is currently an independent director. However, if Applied were to designate a Lead Independent Director in the future, our Corporate Governance Guidelines set forth the roles and authority such individual would have, including, among other things, presiding at all meetings of the Board at which the Chair is not present, including executive sessions of the independent directors, having the authority to call meetings of the independent directors, and serving as a liaison for consultation and direct communication with shareholders.

The Board believes that it is currently appropriate to separate the roles of Chair and CEO. The CEO is responsible for setting our strategic direction and the day-to-day leadership of our business, while the Chair, along with the rest of our independent directors, ensures that the Board’s time and attention are focused on effective oversight of the matters most critical to Applied. Mr. Iannotti, an independent director, currently serves as the Chair of the Board. Mr. Iannotti has significant experience and knowledge of Applied, including having worked with two CEOs and different management teams at Applied, and the Board believes that his deep knowledge of the Company and industry, as well as his strong leadership and governance experience, enables him to lead the Board effectively and independently.

As the independent Board Chair, Mr. Iannotti’s roles include:

»	Presiding at all meetings of the Board, including executive sessions of the independent directors

»	Having the authority to call meetings of the Board and of the independent directors

»	Serving as a liaison between the CEO and the independent directors

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         Board and Corporate Governance Practices

»	Approving information sent to the Board and advising management on the Board’s information needs

»	Approving meeting agendas and meeting schedules

»	Having the authority to retain outside advisors and consultants who report directly to the Board

»	Presiding at all meetings of shareholders

»	Serving as a liaison for direct communication with shareholders

»	Providing direct guidance to the CEO, including advising on executing the Company’s long-term strategy

»	Leading, along with the members of the HRCC and the other independent directors, the annual performance review of the CEO

»	In conjunction with the relevant committees of the Board, reviewing and assessing director performance and compensation, and the size and composition of the Board

The Chairs of all the Board’s Committees – Audit, Governance, HRCC and Strategy and Investment – are also independent directors.

Director Onboarding and Education

When new directors join our Board, they participate in a comprehensive onboarding program to learn about our industry, business, strategies, and policies. The multi-day onboarding program includes meetings with senior executives to discuss our businesses, strategy and operations, and our corporate functions, such as finance, technology, information systems and legal, and a tour of the Maydan Technology Center, our state-of-the-art R&D facility. New directors also meet with the executives and staff supporting the Committees on which they sit, as well as the Committees’ external consultants and advisors. Each new director is also partnered with an experienced fellow director “mentor” to facilitate the integration of the new director to the Board.

For continued education regarding our business and industry, we provide presentations by internal and external experts during Board meetings on topics such as technology inflections, industry trends, changes in the geopolitical and macroeconomic landscape, and the ESG landscape, with particular focus on the implications and impact to the Company. Our Board and Committees also regularly review developments in corporate governance to continue enhancing the Board’s effectiveness. We encourage directors to participate in external continuing director education programs and provide reimbursement for expenses associated with this participation. Throughout the year, Board members also attend Company events, including Analyst Day, our Engineering and Technology (ET) Conference, and Diversity Day. These interactions, along with meetings with leaders below the CEO Executive Leadership Team level throughout the year, provide directors additional visibility to provide oversight of the Company’s culture, strategies, and operations.

Board and Committee Evaluations

Our Board recognizes that a thorough, constructive evaluation process enhances our Board’s effectiveness and is an essential element of good corporate governance. Each year, the Governance Committee, in consultation with our independent Board Chair, reviews and determines the design, scope, content, and execution of the evaluation process, including whether to engage a third party to facilitate the evaluation.

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         Board and Corporate Governance Practices

The evaluation process consists of assessments of the Board, each standing committee of the Board and individual directors. Written questionnaires solicit feedback on a range of issues, including Board and Committee structure and composition; meeting process and dynamics; execution of key responsibilities; interaction with management; and information and resources.

Following completion of the written questionnaires, aggregated results, including all written comments, together with data analyzing results compared to the prior year, are provided to the Chair, who meets with each director individually to discuss additional input on these topics and to provide individual feedback. Committee chairs lead a discussion of evaluation results for their respective Committees and a summary of Board and Committee evaluation results is discussed with the full Board, including suggestions for updating policies and practices per evaluation results. Director suggestions for improvements to the evaluation questionnaires and process are considered for incorporation for the following year.

2022 Board Evaluation Process

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         Board and Corporate Governance Practices

Board’s Role in Risk Oversight

One of the Board’s most important functions is overseeing risk management for the Company. While Applied’s management team is responsible for the day-to-day management of risk, the Board is responsible for ensuring that the risk-management processes designed and implemented by management are functioning as intended. Applied’s risk oversight framework illustrated below shows the close interaction between the full Board, individual committees, and senior management.

Applied has implemented an enterprise risk management (“ERM”) program, overseen by the Audit Committee, which provides an enterprise-wide perspective on Applied’s risks. The Board has established a management committee to oversee and monitor the ERM program. This ERM Committee, comprising members of Applied’s senior management, is led by our CFO and Chief Legal Officer, with representatives from the Company’s largest business segment and supply chain operations.

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         Board and Corporate Governance Practices

The risks identified by the ERM program are reported to the Board, with a focus on the most significant risks facing the Company, including strategic, operational, financial, legal and compliance risks. Oversight responsibility for a particular risk may fall within an area of responsibility and expertise of one of the Board Committees. Management presents regular analyses of risk mitigation strategies to the Board or the respective Committee with oversight responsibility for the relevant risk. The ERM Committee reports to the Audit Committee at least semi-annually and provides a broader annual risk mitigation update to the full Board.

Risk Assessment of Compensation Programs. We have assessed our compensation policies, plans, and practices, and determined that they do not create risks that are reasonably likely to have a material adverse effect on Applied. To make this determination, our management reviewed Applied’s compensation policies, plans, and practices, and assessed the following aspects: design, payment methodology, potential payment volatility, relationship to our financial results, length of performance period, risk-mitigating features, performance measures and goals, oversight and controls, and plan features and values compared to market practices. Management reviewed its analysis with the HRCC, which agreed with this determination. Applied also has in place various controls to mitigate risks relating to compensation policies, plans, and practices, such as executive stock ownership guidelines and a clawback policy that enables the recovery of certain incentive compensation payments in certain circumstances.

Board’s Role in Oversight of Strategy

The Board and its Committees actively engage with management to provide guidance on and oversight of Applied’s business strategy throughout the year. The Board dedicates one meeting annually to focus on Applied’s long-term strategy, which include strategic plans from members of senior management on the priorities and implementation strategies for their respective lines of business. These strategic plans guide Applied’s actions to manage risk and deliver shareholder value. The Board’s expanded strategy sessions also include presentations by internal experts to discuss technologies and markets relevant to our core businesses as well as adjacent and emerging technologies. In addition, various elements of strategy are discussed at every Board meeting, as well as at many meetings of the Board’s Committees, including the Strategy and Investment Committee. In order to assess performance against our strategic plans, the Board receives regular updates on progress and execution, and provides direction to senior management throughout the year.

To enhance its oversight of Applied’s strategy and process for considering long-term trends within the Company’s industries, the Board also leverages Applied’s Growth Technical Advisory Board, which is composed of leading academic and industry luminaries with a diverse set of backgrounds in fields such as science, technology, government and education. This Advisory Board, which includes a former member of the Applied Board, provides Applied and the Board with additional, independent insights on how major industries will continue to evolve in a technology-centric world.

Management Succession Planning

The Board and the HRCC recognize that developing the capabilities of Applied’s executives is vital to our ability to capitalize on our opportunities and increase long-term shareholder value. Accordingly, the HRCC’s most important goal is to oversee the Company’s programs that foster executive capability and retention, with emphasis on leadership development, management capabilities, and succession plans.

We build our leadership capability using a multi-step approach to succession planning for our most critical roles, including CEO, executive, and technology leadership positions. Our executive succession planning process is a carefully designed, thoughtful, and long-term approach overseen by the HRCC and the Board. With the guidance of the HRCC, the Board also maintains a CEO emergency succession plan. We plan, and prepare as many years in advance as possible, for anticipated transitions to ensure leadership continuity and positive outcomes for the Company. Another key component of succession planning is leadership assessment and development of potential successors, including moving leaders into new, increasingly complex roles that complement their professional development. In addition, diversity of our succession pipelines is a priority of our Board and the Company, and we strive to ensure a diverse succession slate.

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         Board and Corporate Governance Practices

Management reports quarterly either to the HRCC or the full Board on executive leadership development and succession planning. The reports include updates regarding succession and development programs for the CEO and other senior executives, with an eye toward ensuring development of the talent needed to lead Applied today and in the future and readiness of succession candidates who can assume top management positions without undue interruption. Board members have opportunities throughout the year to engage with members of senior management and other high-potential leaders in a variety of formal and informal settings, including Board meetings and events, preparatory meetings, analyst meetings, and internal and external business and technology conferences. The HRCC and Board also regularly discuss individual executive transitions as the need arises over the course of the year. The Board’s goal is to have a long-term and continuing process for effective senior leadership capability, development, and succession, and to ensure that there are readily available choices when the time is right.

Shareholder Rights

In addition to direct engagement through our recurring shareholder engagement program discussed below, we have instituted a number of mechanisms that allow shareholders to advance their points of view, including:

Right to Call a Special Meeting. Our Bylaws permit shareholders holding at least 20% of our outstanding shares of common stock to call a special meeting.

Right to Act by Written Consent. Our Certificate of Incorporation permits shareholders holding at least 20% of our outstanding shares of common stock to initiate the process for shareholders to take action by written consent without a meeting.

Proxy Access. Our Bylaws permit proxy access. Any shareholder (or group of up to 20 shareholders) owning 3% or more of Applied’s common stock continuously for at least three years may nominate up to two individuals or 20% of our Board, whichever is greater, as director candidates for election to the Board, and require us to include such nominees in our annual meeting proxy statement.

Majority Voting. Under our Bylaws, in any uncontested election of directors (an election in which the number of nominees does not exceed the number of directors to be elected), any nominee who receives a greater number of votes cast “for” their election than votes cast “against” their election will be elected.

Our Bylaws provide that in the event an incumbent director receives more “against” than “for” votes, they shall tender their resignation after certification of the shareholder vote. Our Governance Committee, composed entirely of independent directors, will consider the offer of resignation, taking into consideration all factors it deems relevant, and recommend to the Board the action to be taken. The Board must take action on the recommendation within 90 days following certification of the shareholder vote. No director who tenders an offer of resignation may participate in the vote on the Governance Committee’s recommendation or the Board’s determination of whether to accept the resignation offer. Applied will publicly disclose the Board’s decision, including, if applicable, the reasons for rejecting an offer to resign.

Shareholder Engagement

We believe that strong corporate governance should include regular engagement with our shareholders to enable us to understand and respond to shareholder concerns.

Investor Relations. Our senior management team, including our CEO, CFO, and members of our Investor Relations team, maintain regular contact with a broad base of investors, including through quarterly earnings calls, individual meetings, and other channels for communication, to understand their concerns. In 2022, senior management participated in 112 meetings with investors, including 108 meetings with our CFO and 18 with our CEO.

Shareholder Outreach Program. In addition, we have a robust shareholder outreach program, which is a recurring, year-round effort, led by a cross-functional team that includes members of our Investor Relations, Global Rewards, ESG, and Legal functions, with participation of our independent directors, where appropriate. This engagement enables us to build meaningful relationships over time with our shareholders.

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         Board and Corporate Governance Practices

We engage with a significant cross-section of our shareholder base, including large institutional investors, pension funds, and other investors. Topics of discussion include key business, Board, governance, executive compensation, environmental, sustainability, and diversity and inclusion matters, as well as other subjects of interest to our shareholders. Based on feedback from shareholders, we have over the last few years adopted proxy access, a special meeting right, and the right for shareholders to act by written consent, and implemented changes to our executive compensation programs.

During our off-season outreach in 2022, we contacted over 50 of our largest shareholders, who collectively hold approximately 57% of our outstanding shares, and engaged in active discussions on these topics with investors who requested meetings, representing approximately 35% of our shares outstanding. Shareholder feedback during these engagements has been widely positive, with no significant concerns raised about Applied’s governance, compensation or sustainability practices. In direct response to shareholder feedback, last year we added a skills matrix and disclosed individual director diversity data in our Proxy Statement, and this year we are including enhanced biographies of our Board nominees and the skills and qualifications that they bring to the Board.

Key Themes Discussed with Shareholders in 2022

ESG	» Applied’s strategy, initiatives, and Board oversight related to ESG matters » Shareholders’ ESG focus areas
» Alignment of sustainability initiatives with corporate strategy; Applied’s commitment to diversity and inclusion

Executive Compensation	» Compensation program, recent actions, metrics, ESG considerations, and link between pay and performance

Board Refreshment and Composition	» Applied’s commitment to Board diversity, including with respect to gender and race/ethnicity
» Thoughtful Board processes for refreshment, succession planning, and tenure

Corporate Governance

»  Governance practices, including Board leadership structure and shareholder rights

»  Appropriate response to shareholder proposal seeking reduced threshold for shareholders to call special meeting (see page 72)

Shareholder Communications

Any shareholder wishing to communicate with any of our directors regarding Applied may write to the director, c/o Teri A. Little, Corporate Secretary, Applied Materials, Inc., 3225 Oakmead Village Drive, M/S 1268, P.O. Box 58039, Santa Clara, CA 95052, or by e-mail at corporatesecretary@amat.com. The Board has instructed the Corporate Secretary to review correspondence directed to the Board and, at the Corporate Secretary’s discretion, forward items that she deems appropriate for the Board’s consideration.

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         Board and Corporate Governance Practices

Stock Ownership Guidelines

The Board has adopted stock ownership guidelines to align the interests of our directors and executive officers with those of our shareholders. The guidelines provide that non-employee directors should each own Applied stock with a value of at least five times the annual base retainer for non-employee directors. Applied’s Chief Executive Officer should own Applied stock with a value of at least six times his annual base salary. Each Section 16 officer on the CEO Executive Leadership Team should own Applied stock with a value of at least three times their annual base salary. Unearned performance awards and unexercised options (or portions thereof) are not included for purposes of satisfying the applicable ownership requirement. Under our guidelines, directors and officers may not sell any shares of Applied stock if their ownership is, or following the sale, would fall, below the applicable guideline. As of December 31, 2022, all of our directors and executive officers were in compliance with the stock ownership guidelines.

Standards of Business Conduct

Applied’s Standards of Business Conduct embody our commitment to ethical and legal business practices. The Board expects Applied’s directors, officers, and all other members of its workforce to act ethically at all times and to acknowledge their commitment to Applied’s Standards of Business Conduct. The Standards of Business Conduct are available on our website at: https://www.appliedmaterials.com/us/en/about/corporate-governance/corporate-governance-documents.html.

Board Meetings and Committees

The Board met eight times in fiscal 2022. Each director attended over 75% of all Board and applicable committee meetings held during fiscal 2022. Directors are strongly encouraged to attend the Annual Meeting of Shareholders, and all of the directors serving on our Board at the time attended our virtual 2022 Annual Meeting of Shareholders.

The Board has three principal committees performing the functions required by applicable SEC rules and Nasdaq listing standards to be performed by independent directors: the Audit Committee, the HRCC, and the Governance Committee. Each of these committees meets regularly and has a written charter approved by the Board that is reviewed annually by the respective committee and by the Board. The Board also has a Strategy and Investment Committee, whose role and responsibilities are described in Applied’s Corporate Governance Guidelines.

At each regularly scheduled Board meeting, the Chair of each committee reports on any significant matters addressed by the committee since the last regularly-scheduled Board meeting. Each director who serves on the Audit Committee, HRCC, or Governance Committee is an independent director under applicable Nasdaq listing standards and SEC rules.

Copies of the current charters for the Audit, HRCC and Governance Committees can be found on our website at: https://www.appliedmaterials.com/us/en/about/corporate-governance/corporate-governance-documents.html.

Audit Committee	Meetings in Fiscal 2022: 22

Members: Judy Bruner, Chair* Kevin P. March* Yvonne McGill* Scott A. McGregor*

Primary responsibilities:

»  Oversee financial statements, internal control over financial reporting and auditing, accounting, and financial reporting processes

»  Oversee the qualifications, independence, performance, and engagement of our independent registered public accounting firm

»  Oversee disclosure controls and procedures, and internal audit function

»  Review and pre-approve audit and permissible non-audit services and fees

»  Oversee tax, trade, legal, regulatory, and ethical compliance

»  Review and approve related-person transactions

»  Oversee financial-related risks, enterprise risk management program, and cybersecurity

* Audit Committee Financial Expert

24 | APPLIED MATERIALS, INC. 2023 PROXY STATEMENT

         Board and Corporate Governance Practices

Human Resources and Compensation Committee	Meetings in Fiscal 2022: 4

Members: Thomas J. Iannotti, Chair Rani Borkar Xun (Eric) Chen Alexander A. Karsner

Primary responsibilities:

»  Oversee human resources, compensation and employee benefits programs, policies, and plans

»  Review and advise on management succession planning and executive organizational development

»  Determine compensation policies for executive officers and employees

»  Review the performance, and determine the compensation, of executive officers

»  Approve and oversee equity-related incentive plans and executive bonus plans

»  Review compensation policies and practices as they relate to risk management practices

»  Approve the compensation program for Board members

»  Oversee human capital management, including the Company’s culture and diversity and inclusion programs and initiatives

Corporate Governance and Nominating Committee	Meetings in Fiscal 2022: 5

Members: Judy Bruner, Chair Alexander A. Karsner Yvonne McGill

Primary responsibilities:

»  Oversee the composition, structure, and evaluation of the Board and its committees

»  Identify and recommend qualified candidates for election to the Board

»  Establish procedures for director candidate nomination and evaluation

»  Oversee corporate governance policies and practices, including Corporate Governance Guidelines

»  Review and approve director service on the board of directors of other companies and oversee director education

»  Review shareholder proposals and recommend to the Board actions to be taken in response to each proposal

»  Review strategy, policies, performance, and reporting related to the Company’s management of environmental, social, and governance (ESG) issues not delegated to other committees

»  Review conflict of interest matters for the Board

APPLIED MATERIALS, INC. 2023 PROXY STATEMENT | 25

         Director Compensation

Director Compensation

Compensation Program for Directors

We compensate our non-employee directors for their service on the Board with a combination of cash and equity awards. Directors who are employees of Applied do not receive any compensation for their service as directors. In March 2022, the HRCC, comprised solely of independent directors, approved changes to the compensation program for non-employee directors after consideration of market data and based on the recommendation of its independent compensation consultant. These changes, which were effective beginning with the second fiscal quarter of 2022, included increasing the annual base retainer from $80,000 to $85,000 and increasing the fair market value of the annual grant of restricted stock units from $225,000 to $240,000. Prior to these changes, the compensation for our non-employee directors was last changed in fiscal 2020.

Retainer and Meeting Fees

Each non-employee director receives an annual cash retainer for their service on the Board, as well as additional cash retainers if they serve as the Chair of the Board, as a member of a committee, or as the chair of a committee. Annual retainers are paid quarterly and are prorated based on the director’s service during the fiscal year. The following table sets forth cash compensation for non-employee directors in effect during fiscal 2022.

	Effective through Q1 FY2022	Effective as of Q2 FY2022

Annual Base Retainer (prorated and paid quarterly)	$80,000	$85,000

Additional Annual Retainers for Committee Service (prorated and paid quarterly):

Audit Committee	$25,000	$25,000

Human Resources and Compensation Committee	$12,500	$12,500

Corporate Governance and Nominating Committee	$10,000	$10,000

Strategy and Investment Committee	$10,000	$10,000

Additional Annual Retainers for Chair and Committee Chairs (prorated and paid quarterly):

Chair of the Board	$150,000	$150,000

Audit Committee Chair	$25,000	$25,000

Human Resources and Compensation Committee Chair	$20,000	$20,000

Corporate Governance and Nominating Committee Chair	$12,500	$12,500

Strategy and Investment Committee Chair	$12,500	$12,500

In addition, upon the determination of the Chair of the Board, non-employee directors may receive $2,000 per meeting for service on any ad-hoc committee of the Board. Non-employee directors are reimbursed for travel and other reasonable out-of-pocket expenses related to attendance at Board and committee meetings, business events on behalf of Applied, and seminars and programs on subjects related to their Board responsibilities.

26 | APPLIED MATERIALS, INC. 2023 PROXY STATEMENT

         Director Compensation

Equity Compensation

Initial Grant. Upon initial appointment (by the Board) or election (by the shareholders) to the Board other than at an annual meeting of shareholders, a non-employee director receives a non-discretionary grant of restricted stock units with respect to a number of shares of Applied common stock with a fair market value on the date of grant equal to $240,000 (rounded down to the nearest whole share), pro-rated based on the period starting on the day of initial appointment or election and ending on the day of the next scheduled annual meeting of shareholders.

Annual Grant. Each non-employee director elected at an annual meeting receives on that date a non-discretionary grant of restricted stock units with respect to a number of shares of Applied common stock with a fair market value on the date of grant equal to $240,000 (rounded down to the nearest whole share). A non-employee director who is initially appointed or elected to the Board on the day of an annual meeting of shareholders receives only an annual grant. Each of our non-employee directors who was re-elected at the 2022 Annual Meeting received a grant of 1,920 restricted stock units on that date.

Vesting. Grants made to our non-employee directors vest in full on the earlier of March 1 of the year following the date of grant or the date of the next annual meeting, provided the non-employee director remains on the Board through the scheduled vesting date. Vesting of these grants is accelerated in full upon a non-employee director’s earlier termination of service on the Board due to disability or death, or upon a change of control of Applied if the director ceases to be a non-employee director (and does not become a member of the board of directors of any successor corporation or its parent). Non-employee directors may elect in advance to defer receipt of vested shares until their termination of service on the Board.

Limit on Awards. Under our amended and restated Employee Stock Incentive Plan, grants of equity awards to any individual non-employee director may not exceed a fair market value totaling more than $400,000 in any fiscal year.

Charitable Matching Contributions

Non-employee directors are eligible to participate in The Applied Materials Foundation Matching Gift Program, under which The Applied Materials Foundation will annually match up to $3,000 of a non-employee director’s donations to eligible non-profit and educational organizations, and will match an unlimited amount of donations to our annual food drive. In addition, non-employee directors are eligible to participate in a matching program under the Applied Materials, Inc. Political Action Committee, under which the Company annually will match up to $2,500 of a non-employee director’s contributions for the benefit of eligible non-profit organizations and kindergarten to 12th grade public and non-profit private schools in the U.S. These maximum matching amounts and other terms are the same as those that apply to Applied’s employees.

APPLIED MATERIALS, INC. 2023 PROXY STATEMENT | 27

         Director Compensation

Director Compensation for Fiscal 2022

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	All Other Compensation ($)(3)	Total ($)

Rani Borkar	101,751	238,061	—	339,812

Judy Bruner	156,250	238,061	—	394,311

Xun (Eric) Chen	106,250	238,061	—	344,311

Aart J. de Geus	93,750	238,061	—	331,811

Thomas J. Iannotti	266,250	238,061	3,500	507,811

Alexander A. Karsner	106,250	238,061	—	344,311

Adrianna C. Ma	99,045	238,061	3,000	340,106

Kevin P. March	3,324	92,237	—	95,561

Yvonne McGill	118,750	238,061	—	356,811

Scott A. McGregor	131,250	238,061	—	369,311

(1)

Amounts shown do not reflect compensation actually received by the directors. Instead, these amounts represent the grant date fair value of stock awards granted in fiscal 2022 (consisting of 1,920 restricted stock units granted to each director other than Mr. March on March 10, 2022 and 1,178 restricted stock units granted to Mr. March on October 20, 2022 upon his initial appointment to the Board), as determined pursuant to FASB Accounting Standards Codification 718 (“ASC 718”). The assumptions used to calculate the value of stock awards are set forth in Note 13 of the Notes to Consolidated Financial Statements included in Applied’s Annual Report on Form 10-K for fiscal 2022 filed with the SEC on December 16, 2022.

(2)

Each director other than Mr. March had 1,920 restricted stock units outstanding at the end of fiscal 2022. Mr. March had 1,178 restricted stock units outstanding at the end of fiscal 2022. In addition, certain directors had restricted stock units that had vested in previous years and for which settlement was deferred until the date of their termination of service from the Board, as follows: Dr. Chen, 21,849 units; and Ms. Ma, 34,363 units.

(3)	Amounts shown represent The Applied Materials Foundation’s and/or the Company’s matching contribution of the director’s donations/contributions to eligible non-profit organizations.

28 | APPLIED MATERIALS, INC. 2023 PROXY STATEMENT

         Stock Ownership Information

Stock Ownership Information

Principal Shareholders

The following table shows the number of shares of our common stock beneficially owned as of December 31, 2022 by each person known by Applied to own 5% or more of our common stock. In general, “beneficial ownership” refers to shares that an entity or individual had the power to vote or the power to dispose of, and shares that such entity or individual had the right to acquire within 60 days after December 31, 2022.

	Shares Beneficially Owned
Name	Number		Percent(1)

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	73,139,429	(2)	8.67%

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	71,870,124	(3)	8.52%

(1)	Percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by 843,610,226 shares of common stock outstanding as of December 31, 2022.

(2)

The amended Schedule 13G filed with the SEC by The Vanguard Group (“Vanguard”) on February 9, 2022 indicates that as of December 31, 2021, Vanguard had sole dispositive power over 69,390,652 shares, shared dispositive power over 3,748,777 shares and shared voting power over 1,532,589 shares.

(3)

The amended Schedule 13G filed with the SEC by BlackRock, Inc. (“BlackRock”) on February 1, 2022 indicates that as of December 31, 2021, BlackRock had sole dispositive power over 71,870,124 shares and sole voting power over 62,805,952 shares.

APPLIED MATERIALS, INC. 2023 PROXY STATEMENT | 29

         Stock Ownership Information

Directors and Executive Officers

The following table shows the number of shares of our common stock beneficially owned as of December 31, 2022 by: (1) each director and director nominee, (2) each named executive officer and (3) the current directors and executive officers as a group. In general, “beneficial ownership” refers to shares that a director or executive officer had the power to vote or the power to dispose of, and shares that such individual had the right to acquire within 60 days after December 31, 2022.

	Shares Beneficially Owned
Name	Number(1)		Percent(2)

Directors, not including the CEO:

Rani Borkar	4,438	(3)	*

Judy Bruner	29,380	(4)	*

Xun (Eric) Chen	40,245	(5)	*

Aart J. de Geus	106,281	(6)	*

Thomas J. Iannotti	56,784	(6)	*

Alexander A. Karsner	11,347	(6)	*

Adrianna C. Ma	38,801	(7)	*

Kevin P. March	1,178	(8)	*

Yvonne McGill	11,820	(6)	*

Scott A. McGregor	19,075	(6)	*

Named Executive Officers:

Gary E. Dickerson	1,272,395		*

Brice Hill	600		*

Robert J. Halliday	95,375		*

Prabu G. Raja	325,737		*

Omkaram Nalamasu	150,036		*

Timothy M. Deane	56,840	(9)	*

Ali Salehpour	492,803	(10)	*

Current Directors and Executive Officers, as a Group (17 persons)	2,135,358	(11)	*

*	Less than 1%

(1)

Except as subject to applicable community property laws and as specified in the footnotes below, the persons named in the table have sole voting and investment power with respect to all of their shares of common stock.

(2)

Percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of 843,610,226 shares of common stock outstanding as of December 31, 2022, plus the number of shares of common stock that such person or group had the right to acquire within 60 days after December 31, 2022.

(3)

Includes 2,518 shares of common stock held in a family trust for which Ms. Borkar shares voting and investment power and 1,920 restricted stock units that are scheduled to vest within 60 days after December 31, 2022.

(4)

Includes 27,460 shares of common stock held in a family trust for which Ms. Bruner shares voting and investment power and 1,920 restricted stock units that are scheduled to vest within 60 days after December 31, 2022.

(5)

Includes (a) 377 shares of common stock held in family trusts for which Dr. Chen is deemed to share voting and investment power, (b) 21,849 restricted stock units that have vested and which, pursuant to Dr. Chen’s election to defer, will be converted to shares of Applied common stock and paid to him on the date of his termination of service from the Applied Board and (c) 1,920 restricted stock units that are scheduled to vest within 60 days after December 31, 2022 and which, pursuant to Dr. Chen’s election to defer, will be converted to shares of Applied common stock and paid to him on the date of his termination of service from the Applied Board.

(6)	Includes 1,920 restricted stock units that are scheduled to vest within 60 days after December 31, 2022.

(7)

Includes (a) 34,363 restricted stock units that have vested and which, pursuant to Ms. Ma’s election to defer, will be converted to shares of Applied common stock and paid to her on the date of her termination of service from the Applied Board and (b) 1,920 restricted stock units that are

30 | APPLIED MATERIALS, INC. 2023 PROXY STATEMENT

         Stock Ownership Information

scheduled to vest within 60 days after December 31, 2022 and which, pursuant to Ms. Ma’s election to defer, will be converted to shares of Applied common stock and paid to her on the date of her termination of service from the Applied Board.

(8)	Consists of 1,178 restricted stock units that are scheduled to vest within 60 days after December 31, 2022.

(9)	Includes 12,915 restricted stock units that are scheduled to vest within 60 days after December 31, 2022.

(10)	Includes 12,542 restricted stock units that are scheduled to vest within 60 days after December 31, 2022.

(11)

Includes (a) 31,373 restricted stock units that are scheduled to vest within 60 days after December 31, 2022 and (b) 56,212 restricted stock units that have vested and which, pursuant to each director’s election to defer, will be converted to shares of Applied common stock and paid to the director on the date of the director’s termination of service from the Applied Board.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who beneficially own more than 10% of our common stock to report their ownership of Applied equity securities and any subsequent changes in that ownership to the SEC. We have reviewed all forms filed electronically with the SEC. Based on that review and on written information given to us by our executive officers and directors, we believe that all required reports were timely filed during fiscal 2022 and fiscal 2021, except for (a) six Forms 4 to report thirteen transactions on behalf of Dr. Chen’s family trusts that were not filed on a timely basis; these transactions were executed by an investment advisor for managed accounts, and Dr. Chen was unaware of the transactions at the time they occurred; and (b) a Form 4 to report one transaction in 2022 for Dr. Nalamasu that was filed late.

APPLIED MATERIALS, INC. 2023 PROXY STATEMENT | 31

         PROPOSAL 2 – Approval, on an Advisory Basis, of

         the Compensation of Our Named Executive Officers

PROPOSAL 2 – Approval, on an Advisory Basis, of the Compensation of Our Named Executive Officers

Pursuant to Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), we are asking shareholders to approve, on a non-binding, advisory basis, the compensation of our NEOs, as described in this Proxy Statement. We seek this approval each year. Our annual “say-on-pay” proposals have been supported by our shareholders each year since we began providing this vote in 2011, and received the support of 83% of votes cast in 2022.

Our Board of Directors believes that our compensation policies and practices promote a performance-based culture and align our executives’ interests with those of our shareholders through a strong emphasis on at-risk compensation tied to the achievement of performance objectives and shareholder value. Our executive compensation program is also designed to attract and retain highly-talented executives who are critical to the successful implementation of Applied’s strategic plan.

Pay and Performance. We align compensation with our business objectives, performance, and shareholder interests. See pages 39 and 50 for charts illustrating the connection between key financial and Company performance metrics and the compensation paid to our CEO during the last five fiscal years.

Significant Portion of CEO Pay Consists of Variable Compensation and Long-Term Incentives. In fiscal 2022, 95% of our CEO’s compensation comprised variable compensation elements, and 88% of his overall compensation was delivered in equity with multi-year vesting. Performance objectives include financial and market objectives relating to adjusted operating margin, relative TSR, adjusted gross margin and wafer fabrication equipment market share, as well as other strategic and operational objectives, as described on pages 46 and 47.

Please see the “Compensation Discussion and Analysis” section for further discussion of our executive compensation program and the fiscal 2022 compensation of our NEOs.

We are asking our shareholders to approve the compensation of our NEOs as described in this Proxy Statement by voting in favor of the following resolution:

“RESOLVED, that the shareholders approve, on a non-binding, advisory basis, the compensation paid to the Company’s named executive officers as disclosed in the Company’s Proxy Statement for the 2023 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis section, the Summary Compensation Table, other compensation tables, narrative discussion and related disclosure.”

Even though this say-on-pay vote is advisory and therefore will not be binding on the Company, the HRCC and the Board value the opinions of our shareholders, and will consider the results of the vote when making future compensation decisions for our NEOs.

The board recommends that you vote for the approval, on an advisory basis, of the compensation of our named executive officers for fiscal year 2022, as disclosed in this proxy statement

32 | APPLIED MATERIALS, INC. 2023 PROXY STATEMENT

         Compensation Discussion and Analysis

Compensation Discussion and Analysis

Executive Summary

Our Business and Strategy

Applied Materials is the leader in the materials engineering solutions used to produce virtually every new chip and advanced display in the world. Our expertise in modifying materials at atomic levels and on an industrial scale enables customers to transform possibilities into reality. At Applied Materials, our innovations Make Possible® a Better Future.

We develop, design, produce and service semiconductor and display equipment for manufacturers that sell into highly competitive and rapidly changing end markets. Our competitive positioning is driven by the ability of our talented workforce to identify major technology inflections early, and to develop highly differentiated materials engineering solutions for our customers to enable those technology inflections. Through our broad portfolio of products, technologies and services, innovation leadership and focused investments in research and development, we are enabling our customers’ success and creating significant value for our shareholders. Applied’s ability to hire, develop and retain a world-class global workforce is based on our commitment to creating a Culture of Inclusion that embraces different backgrounds, perspectives, and experiences to build stronger, more resilient teams. Consistent with our core values, we enable our employees to do their best work by providing quality training, learning and career development opportunities; promoting diversity, equity and a connected and inclusive culture; and upholding a high standard of ethics and respect for human rights.

In addition to our other accomplishments, we continue to make strong progress towards our 10-year road map for environmental and social responsibility, which we introduced in 2020. At Applied, making a positive contribution is at the foundation of our culture and our vision to Make Possible® a Better Future. Our 1x, 100x and 10,000x sustainability framework refers to the holistic goals and commitments we’ve set for our operations, how we work with customers and suppliers, and how our technology can be used to advance sustainability on a global scale. More details of Applied’s ESG vision and strategy, including a copy of the Company’s most recent Sustainability Report, can be found at https://www.appliedmaterials.com/company/corporate-responsibility.

Our Performance Highlights

Over the past several years, our broad portfolio of products and services has made Applied a more resilient company that can perform well in a variety of market environments. In 2022, we delivered strong financial performance while navigating COVID-related restrictions, supply chain shortages and a challenging geopolitical and macroeconomic environment. Key highlights include:

»

Record revenue of $25.8 billion, with record annual bookings in Semiconductor Systems and Applied Global Services, and a 62% increase in our year-end backlog at a company level – to a record $19 billion.

»	Record GAAP EPS of $7.44, and record non-GAAP adjusted EPS of $7.70 (see Appendix A for a reconciliation of non-GAAP adjusted measures).

»	Returned 151% of free cash flow to shareholders, including $6.1 billion in share repurchases and $873 million in dividends.

APPLIED MATERIALS, INC. 2023 PROXY STATEMENT | 33

         Compensation Discussion and Analysis

Highlights of five-year performance achievements across key financial measures

Non-GAAP adjusted operating margin and non-GAAP adjusted EPS are performance targets under our long-term incentive and bonus plans. See Appendix A for non-GAAP reconciliations.

Key financial highlights for our reporting segments in fiscal 2022 include the following:

»	Semiconductor Systems segment: we delivered record annual revenue of $18.8 billion.

»

Applied Global Services segment: we grew revenue to a record $5.5 billion, and over the past 12 months, we increased the number of installed base tools by 8% and the number of tools covered by comprehensive long-term service agreements by 16%.

»	Display and Adjacent Markets segment: we delivered revenue of $1.3 billion and maintained profitability during an industry down cycle.

Strategic and Operational Highlights

Applied’s strategy is to deliver highly differentiated materials engineering products and services that enable major technology inflections and drive our customers’ success.

Semiconductors are at the foundation of the digital transformation that will affect almost every sector of the economy over the coming years. Long-term megatrends including the Internet of Things (IoT), big data and artificial intelligence (AI) are fueling a new era of growth for semiconductors and driving the need for next-generation silicon technologies. Applied Materials has focused its strategy and investments to deliver innovations that accelerate improvements in the power, performance, area, cost, and time-to-market (PPACt™) of semiconductor devices. Key strategic and operational accomplishments during fiscal 2022 include:

»

We introduced a new Integrated Materials Solution™ (IMS™) that re-engineers the deposition of transistor wiring to significantly reduce electrical resistance, which has become a critical bottleneck to further improvements in chip performance and power.

»

We continued developing co-optimized and IMS products for 3D gate-all-around transistors and backside power distribution networks – two major materials engineering-enabled inflections that grow Applied’s total available market.

»	We strengthened our capabilities for advanced packaging, which helps chipmakers achieve improvements in PPACt, and where Applied has grown its equipment business to nearly a billion dollars.

»	In our services business, the renewal rate for long-term service agreements is well over 90%, which demonstrates the value customers see in our subscription services.

34 | APPLIED MATERIALS, INC. 2023 PROXY STATEMENT

         Compensation Discussion and Analysis

»	We continued to make substantial progress towards our 10-year roadmap for environmental and social responsibility, as described in more detail on page xiv.

Total Shareholder Return Performance

In fiscal 2022, our total shareholder return performance was negatively impacted by global macro-economic conditions, including monetary tightening measures taken by central banks around the world to address inflation as well as industry headwinds, including trade restrictions on sales of a subset of our products to customers in China. However, as shown below, for the five year period beginning with fiscal 2018 Applied has substantially outperformed the S&P 500 Index, reflecting the company’s ability to create unique and innovative materials engineering solutions that accelerate its customers’ technology roadmaps.

Fiscal 2018 – Fiscal 2022 Total Shareholder Return vs. S&P 500 and Proxy Peers1

[1]	Reflects results from October 30, 2017 through October 30, 2022. Proxy peer data reflects companies set forth on page 42, weighted by market capitalization.

Key Compensation Actions

Performance-Based Compensation Decisions. The HRCC approved an aggressive set of performance goals for the executive officers for fiscal 2022, including financial targets that would represent record performance for Applied, as well as equally challenging operational targets. During fiscal 2022, Applied delivered exceptional financial and operational results in a challenging environment and made meaningful progress towards our long-term strategic goals that remain focused on enabling strong longer-term revenue and EPS growth. However, given an unprecedented set of challenges, including supply chain constraints and new export control regulations, the Company did not meet some of its stretch objectives for the year, resulting in bonus payouts for the executive officers that were, on average, below target. No adjustments were made during the year to the performance goals or to the Company’s results in determining incentive payouts.

As part of our multi-year incentive program, for the period of fiscal 2020 through 2022, the HRCC approved aggressive goals for non-GAAP adjusted operating margin and relative total shareholder return. The results for this three-year performance period meaningfully exceeded target, resulting in above-target vesting of performance share unit awards for our executive officers.

APPLIED MATERIALS, INC. 2023 PROXY STATEMENT | 35

         Compensation Discussion and Analysis

Chief Financial Officer Transition. In March 2022, we welcomed our new Chief Financial Officer, Brice Hill, who brings extensive experience in semiconductor devices, manufacturing and computing from the edge to the cloud. Mr. Hill was previously the Executive Vice President and CFO of Xilinx through its acquisition by Advanced Micro Devices, Inc. Prior to that, he worked at Intel Corporation for more than two decades, including as Chief Financial Officer and Chief Operating Officer of the Technology, Systems and Core Engineering Group, responsible for Intel’s manufacturing, R&D and product engineering. In connection with hiring Mr. Hill, the HRCC approved a new-hire compensation package structured to provide appropriate incentives for him to join Applied, but not intended to represent ongoing compensation for his role. Concurrent with Mr. Hill’s appointment to the CFO role, Robert J. Halliday, who served as Applied’s interim CFO since September 2021, resumed his prior role as Corporate Vice President and Advisor. Mr. Halliday’s compensation, as shown on page 38, reflected the interim nature of his service as CFO.

Applied Global Services Leadership Transition. In August 2022, we announced the decision by Ali Salehpour, our former Senior Vice President, Services, Display and Flexible Technology, to retire from the Company. Mr. Salehpour remained with Applied until January 2023 as Advisor to the Company’s Chief Executive Officer to ensure a smooth transition of his role and responsibilities.

Following Mr. Salehpour’s announcement, Timothy M. Deane was appointed as head of the Applied Global Services (“AGS”) organization, leading the services business supporting customers in all market segments. Mr. Deane has been with Applied since 1995, most recently as the head of Field Operations and Business Management for the Semiconductor Products Group. The structure and amount of Mr. Deane’s compensation for fiscal 2022 primarily reflects his prior role.

36 | APPLIED MATERIALS, INC. 2023 PROXY STATEMENT

         Compensation Discussion and Analysis

Primary Compensation Elements and Executive Compensation Highlights for Fiscal 2022

The primary elements of our compensation program are base salary, annual incentive bonuses and long-term incentive awards. Other elements of compensation include a 401(k) savings plan, deferred compensation benefits and other benefits programs that are generally available to all employees. Primary elements and highlights of our fiscal 2022 compensation program for our NEOs (except for Messrs. Hill, Deane and Halliday) were as follows:

Element of Pay	Structure	Highlights

Base Salary (see page 43)

» Fixed cash compensation for performing expected day-to-day responsibilities

» Reviewed annually and adjusted as appropriate, based on scope of responsibility, performance, time in role, experience, and competitive market for executive talent

» Reflecting (i) continued strong performance across the business, driven by our executive leadership and (ii) the continuing growth in the size and complexity of the Company, in fiscal 2022 the HRCC approved salary increases ranging from 2% to 9%

» This excludes the salary for our CEO, which the HRCC has not increased since December 2018

Annual Incentive Bonuses (see page 43)

» Variable cash compensation

» Based on performance compared to pre-established financial, operational, strategic, and individual performance objectives

» Includes assessment of the Company’s progress towards ESG goals

» Financial and non-financial metrics provide a comprehensive assessment of executive performance

» Performance metrics evaluated annually to maintain continued alignment with strategy and market practice

» NEO annual incentives determined through a three-step performance assessment process:

» No increase in target bonus as a percentage of base salary from fiscal 2021 to fiscal 2022 for any of the NEOs

» The initial performance hurdle for fiscal 2022 was $7.00 of non-GAAP adjusted EPS, meaningfully above Applied’s actual result for fiscal 2021. Actual non-GAAP adjusted EPS for fiscal 2022 was $7.70

» As the initial performance hurdle was met, annual bonuses for the NEOs (with the exception of Mr. Deane) were based on (i) the Company’s results as compared to the objective and quantifiable business and strategic goals in the corporate scorecard and (ii) an assessment of individual performance results as compared to quantitative and strategic objectives

•  Mr. Deane’s annual bonus payout was based on the performance of the Semiconductor Products Group (“SPG”), reflecting his role for the majority of fiscal 2022

» Resulting payouts ranged from 71% to 111% of target for our NEOs

•  Corporate scorecard modifiers ranged from 0.66x to 0.74x (see corporate scorecard information on pages 46 and 47) and the SPG modifier was 0.93x

•  Individual performance modifiers ranged from 1.0x to 1.2x (see individual performance factor details on page 48)

Long-Term Incentives (see page 50)

» Delivered in part through performance share units (PSUs), to establish rigorous long-term performance alignment

» Balance of award delivered in restricted stock units (RSUs) to provide a strong tie to shareholder value creation and enhance retention

» PSUs vest based 50% on achievement of 3-year non-GAAP adjusted operating margin goal and 50% on 3-year TSR relative to the members of the S&P 500 Index

» PSUs vest at end of 3-year performance period, based on achievement of performance goals; RSUs vest ratably over 3 years

» The target mix of long-term incentive awards consists of 75% PSUs and 25% RSUs for the CEO and 50% PSUs and 50% RSUs for the other NEOs

» Non-GAAP adjusted operating margin is a key measure of our Company’s long-term success

» Relative TSR incentivizes management to outperform the market in any business environment

APPLIED MATERIALS, INC. 2023 PROXY STATEMENT | 37

         Compensation Discussion and Analysis

Pay Mix

In fiscal 2022, a significant portion of our executives’ compensation consisted of variable compensation and long-term incentives. As illustrated below, 95% of CEO compensation for fiscal 2022 consisted of variable compensation elements, and 88% of CEO compensation was delivered in long-term incentive awards with multi-year vesting.

Fiscal 2022 Compensation Mix[1]
CEO	All Other NEOs[2]

1	Represents total direct compensation for fiscal 2022, including the grant date fair value of annual long-term incentive awards.

2	Excludes Messrs. Hill, Deane and Halliday, whose fiscal 2022 compensation is not representative of ongoing NEO compensation.

Summary of 2022 Total Direct Compensation

The following table summarizes elements of annual total direct compensation for our NEOs for fiscal 2022, consisting of (1) base salary, (2) actual annual incentive bonus payout and (3) long-term incentive awards (the grant date fair value of stock awards). This table excludes amounts not considered by the HRCC to be reflective of ongoing annual total direct compensation, such as: (a) the value of a sign-on bonus and a new-hire long-term incentive award for Mr. Hill, (b) the value of special RSU awards granted to Mr. Deane in December 2021 and upon his appointment as head of AGS in September 2022, (c) the value of a cash payment awarded to Mr. Halliday in recognition of his successful term as interim CFO and (d) certain other amounts required by the SEC to be reported in the Summary Compensation Table (see page 58 of this Proxy Statement).

Name and Principal Position	Salary ($)	Annual Incentive Bonus ($)	Annual Long-Term Incentive Award ($)	Total ($)

Gary E. Dickerson President and Chief Executive Officer	1,030,000	1,358,055	17,783,334	20,171,389

Brice Hill (1) Senior Vice President, Chief Financial Officer and Enterprise Enablement Group	441,346	523,723	—	965,069

Prabu G. Raja Senior Vice President, Semiconductor Products Group	679,615	819,791	5,372,622	6,872,028

Omkaram Nalamasu Senior Vice President, Chief Technology Officer	592,308	568,080	3,727,899	4,888,287

Timothy M. Deane (2) Group Vice President, Applied Global Services	433,350	412,458	860,734	1,706,542

Robert J. Halliday (3) Corporate Vice President, Advisor; Former Interim Chief Financial Officer	409,231	435,325	—	844,556

Ali Salehpour (4) Former Senior Vice President, Services, Display and Flexible Technology	653,461	630,028	4,577,886	5,861,375

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         Compensation Discussion and Analysis

(1)

Mr. Hill joined Applied in March 2022. The base salary and annual incentive bonus shown for Mr. Hill are prorated based on his partial-year service during fiscal 2022. Amounts shown exclude a new-hire RSU award with grant date fair value of $8,351,018 and a sign-on bonus of $2,000,000. Mr. Hill did not receive an annual long-term incentive award in fiscal 2022.

(2)

Mr. Deane’s compensation for fiscal 2022 primarily reflects service in his prior role. Amounts shown exclude an RSU award granted in December 2021 with grant date fair value of $981,171 and an RSU award granted in September 2022 upon his appointment as head of AGS with grant date fair value of $965,215.

(3)

Mr. Halliday served as interim CFO until resuming his role as Corporate Vice President and Advisor upon Mr. Hill’s appointment as CFO in March 2022. The base salary and annual incentive bonus shown are prorated for service in, and compensation for, those roles. Amounts shown exclude a cash payment of $2,150,000 in recognition of Mr. Halliday’s successful service as the Company’s interim CFO.

(4)

Mr. Salehpour retired from Applied in January 2023. RSU and PSU awards that were unvested at the time of Mr. Salehpour’s departure will vest consistent with the terms for a qualifying retirement under his existing award agreements.

Pay and Performance

The HRCC sets aggressive performance goals for the CEO and for the entire Executive Leadership Team. The following chart shows the connection between Applied’s TSR and the total direct compensation for our CEO over the last five fiscal years. During this period, our shareholder returns significantly outpaced the increase in our CEO’s total direct compensation.

(1)

Consists of annual base salary, actual annual incentive bonus payout and long-term incentive award (grant date fair value of annual long-term incentive awards). Total direct compensation shown above excludes other amounts required by the SEC to be reported in the Summary Compensation Table and also excludes the grant date fair value of a non-recurring Value Creation Award granted in fiscal 2021. However, the HRCC takes the value of that award into consideration when making compensation decisions for Mr. Dickerson.

(2)

Reflects the total shareholder return on our common stock during the period from October 29, 2018 through October 28, 2022 (the last business day of fiscal 2022), assuming $100 was invested on October 29, 2018 and assuming reinvestment of dividends.

APPLIED MATERIALS, INC. 2023 PROXY STATEMENT | 39

         Compensation Discussion and Analysis

Other Key Compensation Practices

We are committed to executive compensation practices that drive performance, mitigate risk, and align the interests of our leadership team with those of our shareholders. Below is a summary of best practices that we have implemented because we believe they are in the best interests of Applied and our shareholders, and practices that we avoid because we believe they run counter to those interests.

WHAT WE DO	WHAT WE DO NOT DO

Pay for Performance – Significant majority of NEO target compensation is performance-based and tied to pre-established performance goals aligned with our short- and long-term objectives.	No Guaranteed Bonuses – Our annual bonus plans are performance-based and do not include any guaranteed minimum payment levels.

Mitigation of Risk – Use of varied performance measures and of payout limits in incentive programs mitigates risk that executives will be motivated to pursue results with respect to any one performance measure to the detriment of Applied as a whole.

No Hedging or Pledging – Our insider trading policy prohibits all directors, NEOs and other employees from engaging in hedging or other speculative trading, and prohibits directors and NEOs from pledging their shares.

Compensation Recoupment Policy – Both our annual cash bonus plan and our stock incentive plan contain “clawback” provisions providing for reimbursement of incentive compensation from NEOs in certain circumstances.

No Excessive Perquisites – We do not provide material perquisites or other personal benefits to our NEOs or directors, except for security purposes or in connection with business-related relocation.

Stock Ownership Guidelines – All senior officers and directors are subject to stock ownership guidelines to ensure their interests are aligned with shareholders’ interests.	No Dividends on Unvested Long-Term Incentive Awards – We do not pay dividends or dividend equivalents on unvested long-term incentive awards.

Double-Trigger Change-in-Control Provisions – For vesting to accelerate, long-term incentive awards for all NEOs require a “double-trigger” of both a change-in-control and subsequent termination of employment.

No Executive Pensions – We do not offer any executive pension plans.

Annual Say-On-Pay Vote – We seek annual shareholder feedback on our executive compensation program.	No Tax Gross-Ups – We do not pay tax gross-ups, except in connection with business-related relocation or expatriate assignments.

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          Compensation Discussion and Analysis

Compensation Governance and Decision-Making Framework

Overview of Compensation Program Philosophy and Governance Framework

Our executive compensation program has three principal objectives:

»	To attract, reward and retain highly-talented executive officers and other key employees;

»	To motivate these individuals to achieve short-term and long-term goals that enhance shareholder value; and

»	To support our core values and culture.

We seek to achieve these objectives by:

»	Providing compensation that is competitive with the practices of other leading high-technology companies; and

»	Linking rewards to Company and individual performance by:

•	Setting challenging performance goals for executive officers and other key employees;

•	Balancing retention needs with performance objectives; and

•

Providing a high proportion of total target compensation in the form of long-term incentive awards to motivate executive officers and other key employees to increase long-term value in alignment with shareholders’ interests.

The HRCC uses these principles to set appropriate base salary levels and to design and determine annual incentive bonuses and long-term incentive awards. The HRCC also considers Applied’s business strategy and objectives, external factors such as the geopolitical and economic environment, competitive practices and trends, and corporate factors, including the overall cost of the compensation program.

The HRCC further considers the results of the annual advisory “say-on-pay” vote and shareholder feedback. At our Annual Meeting in 2022, our “say-on-pay” proposal received a substantial majority (83%) of votes cast, reflecting continuing strong support for our ongoing executive compensation program. Following the Annual Meeting and throughout the remainder of 2022, we continued our extensive shareholder outreach efforts and specifically solicited feedback on our executive compensation program. A broad group of Applied management participated in the outreach through a series of virtual meetings and conference calls, with active independent director participation either directly on the calls or through oversight of the shareholder engagement program. During those discussions, we continued to receive broadly positive investor feedback on the compensation program structure and design. In these discussions, we also discussed the Value Creation Awards granted to certain executives in fiscal 2021, and re-emphasized that the HRCC does not expect to grant similar awards in the coming years. In consideration of this vote at our Annual Meeting and the shareholder feedback gathered through our outreach efforts, the HRCC approved an executive compensation program structure for fiscal 2022 that is generally unchanged from the fiscal 2021 program.

Fiscal 2022 Peer Group

The HRCC regularly reviews the structure and amount of compensation paid by our peer group, which consists of high-technology companies whose businesses are comparable to ours and with whom we are likely to compete for executive talent, as a reference point for evaluating our compensation program.

For the composition of the fiscal 2022 peer group, the HRCC considered companies that met the following criteria: (1) innovative technology companies with product manufacturing, (2) companies whose revenues and market capitalization were approximately one-fourth to five times that of Applied, (3) publicly-traded companies with global operations that disclose executive compensation pursuant to SEC rules, and (4) companies that represent: (i) industry competitors, (ii) competitors for key talent, (iii) customers or suppliers, and/or (iv) comparable alternatives for shareholder investment. Based on this assessment, the HRCC determined to leave the fiscal 2021 peer group unchanged for fiscal 2022. Each of the companies in the resulting peer group meets most or all of the four screening criteria.

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         Compensation Discussion and Analysis

Data gathered on executive compensation practices across the peer group include base salary levels, bonus payouts, target and actual cash compensation, long-term incentive award values and total compensation levels. The HRCC uses this information as a reference point in informing its decision making, rather than targeting a specific percentile of the peer data for our NEOs. The executive compensation data for the peer companies is gathered from the sources described in “Role of Compensation Consultant” below.

Our fiscal 2022 peer group and related information are set forth below.

Fiscal 2022 Peer Group
Advanced Micro Devices, Inc.	Micron Technology, Inc.
Analog Devices, Inc.	Motorola Solutions, Inc.
Broadcom, Inc.	NetApp, Inc.
Cisco Systems, Inc.	NVIDIA Corp.
Corning Inc.	NXP Semiconductors N.V.
Intel Corporation	QUALCOMM, Inc
KLA Corp.	Texas Instruments, Inc.
Lam Research Corp.	Western Digital Corp.

Applied Materials Positioning Relative to Peers1

1	As of the HRCC’s review in March 2022.

Components of Total Direct Compensation

Determining Total Direct Compensation

At the beginning of fiscal 2022, the HRCC evaluated total direct compensation – consisting of base salary, target annual incentive opportunity for the fiscal year and long-term incentive award value – for each NEO (other than Messrs. Hill and Deane who became executive officers during the course of fiscal 2022). As part of this annual evaluation, the HRCC considered the NEO’s scope of responsibility, performance, skill set, prior experience and achievements, advancement potential, impact on results and expected future contribution to our business. The HRCC also considered the compensation levels of each executive officer relative to other Applied officers, the need to attract and retain talent, business conditions, and compensation levels at our peer companies for comparable positions; however, no individual element of compensation is targeted to a peer percentile range. Following the end of fiscal 2022, the HRCC determined payouts for performance-based compensation programs, based on the performance of the Company and individual NEOs as compared to pre-established objectives.

Target Cash Compensation

Base salaries and bonus opportunities are designed to attract, motivate, reward, and retain highly-talented executives, as well as to align pay with performance. Applied continues to focus the weighting of cash compensation more heavily toward performance-based incentives. At the beginning of each fiscal year (or at the time of an executive officer’s hire or appointment, as applicable), the HRCC determines each NEO’s target total cash compensation (salary and target bonus).

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          Compensation Discussion and Analysis

Base Salaries

Base salaries represent an annual fixed level of cash compensation. Based on its review in early fiscal 2022, the HRCC determined to increase the base salary level for each NEO, excluding: Mr. Dickerson, given the HRCC’s belief that CEO compensation should be predominantly tied to long-term results; Mr. Halliday, who was serving as interim CFO; and Messrs. Hill and Deane, who were not yet executive officers. The HRCC believed that such increases were appropriate given the significant increase in the size and complexity of Applied and its businesses over the preceding years and the limited increases to NEO salaries during that time. Mr. Hill’s base salary was established at the time of his hire, Mr. Halliday’s base salary for service as Advisor was established at the time of his appointment to the role, and Mr. Deane’s base salary during fiscal 2022 reflected his prior role.

Annual Incentive Bonus Opportunities

Bonus Plan Overview. In fiscal 2022, all of our NEOs, except for Mr. Deane, participated in the Senior Executive Bonus Plan (the “Bonus Plan”). The Bonus Plan is a shareholder-approved bonus program designed to motivate and reward achievement of Applied’s business goals, in alignment with delivering shareholder value. The annual incentive bonus opportunity for each NEO under the Bonus Plan is directly linked to Applied’s achievement of financial and market performance, operational performance, and strategic objectives, in addition to individual performance. Company and individual goals are structured to incentivize management to drive strong operating performance, invest in innovation to drive future growth and create shareholder value. Our Bonus Plan is performance-based and does not include any guaranteed minimum payment levels. Due to the timing of his appointment as an executive officer, Mr. Deane did not participate in the Bonus Plan for fiscal 2022 and instead participated in the Applied Incentive Plan (“AIP”).

Determining Target Bonus Amounts. Target bonus amounts for the NEOs are expressed as a percentage of base salary. The HRCC approves the annual target bonus amount for each NEO, taking into consideration Mr. Dickerson’s recommendations regarding the annual target bonus amounts for each of the NEOs other than himself. In early fiscal 2022, Mr. Dickerson recommended that, for each NEO – other than Messrs. Hill and Deane, who were not executive officers at the time – the target bonus amounts as a percentage of base salary remain unchanged from fiscal 2021. Similarly, based on a comprehensive review and with input from its independent compensation consultant, the HRCC determined not to change Mr. Dickerson’s target bonus amount from fiscal 2021.

Mr. Hill’s target bonus opportunity was established at the time of his hire, Mr. Halliday’s target bonus opportunity for service as Advisor was established at the time of his appointment to the role, and Mr. Deane’s target bonus opportunity during fiscal 2022 reflected his prior role. Mr. Hill’s fiscal 2022 bonus opportunity was prorated to reflect his partial-year service and Mr. Halliday’s fiscal 2022 bonus opportunity was prorated to reflect his service as interim CFO for approximately the first four months of the fiscal year and Advisor for the remaining approximately eight months of the fiscal year.

APPLIED MATERIALS, INC. 2023 PROXY STATEMENT | 43

         Compensation Discussion and Analysis

Assessing Performance and Payout. The determination of fiscal 2022 performance and annual incentive bonuses for our NEOs who participated in the Bonus Plan consisted of three key steps, as illustrated below and described in more detail in the subsequent narrative.

Initial Performance Hurdle. For fiscal 2022, the HRCC chose non-GAAP adjusted EPS as the initial performance hurdle under the Bonus Plan. EPS, an indicator of overall Company financial performance, is a measure of profits generated on a per-share basis that are available either to reinvest in the business or to distribute to shareholders, and has a strong link to share price valuation.

If Applied does not achieve a threshold non-GAAP adjusted EPS for the fiscal year (set at $7.00 for fiscal 2022), no bonus is payable. If this threshold is achieved, the maximum bonus that becomes payable for each NEO is the lowest of: (a) $5 million, (b) 3x the corporate bonus pool funding modifier multiplied by the target bonus, and (c) 3x the target bonus.

In fiscal 2022, Applied’s non-GAAP adjusted EPS was $7.70, resulting in achievement of the initial performance hurdle under the Bonus Plan. Adjusted EPS is a non-GAAP measure that excludes certain items from EPS determined in accordance with GAAP (see Appendix A for a reconciliation of non-GAAP adjusted EPS).

Non-GAAP adjusted EPS includes the impact of share-based compensation expenses.

Balanced Corporate Scorecard. If the initial performance hurdle is achieved, the HRCC then reviews the level of achievement of pre-defined objectives on the corporate scorecard and determines the appropriate scorecard result for the fiscal year. The scorecard is designed to measure achievement of financial and non-financial objectives that are considered by the HRCC to be key drivers of the Company’s near-term financial and operational success that will create shareholder value over the longer-term. The fiscal 2022 scorecard measured company performance in five broad categories: (1) Financial and Market Performance and Execution, (2) Products and Growth, (3) Services and Subscription, (4) Customers and Markets, and (5) People and Organization. These categories align with and support the Company’s strategy of strengthening our materials engineering capabilities to enable major technology inflections for our customers and positioning Applied for sustainable growth to support long-term value creation for our shareholders. Since fiscal 2021, the corporate scorecard has included ESG objectives, with performance measured based on Applied’s successfully making annual progress required to meet our long-term ESG goals. For fiscal 2022,

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          Compensation Discussion and Analysis

the HRCC approved the addition of the Services and Subscription category, underscoring the Company’s focus on increasing the number of tools under comprehensive, long-term service contracts.

Scorecard Category	Weighting for CEO	Link to Company Strategy and Performance

Financial and Market Performance and Execution	50%

Incentivizes achievement of financial, market share and TSR goals and focuses on delivering sustainable performance that increases shareholder value

Aligns with increased efficiency in operational process and quality and safety performance

Products and Growth	30%	Reinforces strategy of developing new and differentiated products and positioning Applied and its products for future revenue and market share growth

Services and Subscription	10%	Increases focus on continued profitable growth of the services business with an increasingly large portion being converted to subscriptions

Customers and Markets	5%	Promotes focus on customer service by improving growth and efficiency at key accounts and applications

People and Organization	5%	Drives progress towards achieving long-term ESG objectives and enhancing the diversity and inclusion of Applied’s talent

NEO Objectives and Weightings. Each NEO (other than Mr. Deane, whose bonus payout was determined under the AIP) was assigned individualized weightings for scorecard objectives to reflect the relative impact and contributions of that NEO and his business or organizational unit to Applied’s overall performance with respect to a particular objective. The corporate scorecard objectives and weightings for each NEO are set forth in the table below.

Goal Setting and Measurement. At the beginning of the fiscal year, the HRCC reviewed objectives and individual weightings proposed by management, and provided input on the corporate scorecard and weightings for each NEO (including weightings applicable to both the interim and the ongoing CFO, but excluding Mr. Deane whose annual bonus payout under the AIP was based on the performance of the Semiconductor Products Group, reflecting his role for the majority of fiscal 2022). Performance hurdles were set to measure achievement at 0, 0.5, 1.0, 1.5 and 2.0 levels, with a score of 1.0 indicating performance that met very high expectations and scores over 1.0 indicating extraordinary achievement. Scorecard objectives are intended to be very challenging to incentivize our NEOs to achieve performance levels that are higher than our externally communicated financial targets. Consequently, delivering results below the 100% target level can still represent very meaningful progress towards our long-term strategic goals. At the end of the fiscal year, scores were calculated based on actual performance against objectives and were presented to the HRCC to review, adjust and approve.

The following table shows the fiscal 2022 corporate scorecard objectives, their relative weightings for the NEO, the achievements based on performance against rigorous objectives and the resulting scores, as approved by the HRCC (see Appendix A for non-GAAP reconciliations). The HRCC approved an aggressive set of scorecard targets for the executive officers for fiscal 2022, including financial targets far above any levels that Applied had achieved in the past, as well as equally challenging operational targets, and a focus on continued progress towards positioning the company to achieve its long-term objectives. During fiscal 2022, Applied delivered exceptional financial and operational performance and made meaningful progress towards our long-term strategic goals focused on enabling strong longer-term revenue and EPS growth. However, due to COVID-related restrictions, supply chain constraints and a challenging geopolitical and macroeconomic environment during fiscal 2022, the Company did not fully meet some of the aggressive goals set for the year.

APPLIED MATERIALS, INC. 2023 PROXY STATEMENT | 45

         Compensation Discussion and Analysis

Beginning with the fiscal 2021 corporate scorecard, the HRCC added a broader ESG objective – beyond the Company’s existing focus on diversity and inclusion – to demonstrate Applied’s commitment to driving sustainability throughout our business and to provide a discrete incentive for management to execute on our ESG strategy. While the Company’s ESG goals are long-term in nature, the HRCC believes that it is important to annually review, measure and assess progress towards those goals. As a result, the HRCC included ESG objectives in the annual incentive program, rather than in long-term incentive awards. More detail on the Company’s ESG framework and 2022 accomplishments can be found on pages xii through xiv.

Objectives	Weightings				Achievements

Financial and Market Performance and Execution	50%	50%	50%	50%

Grow wafer fabrication equipment market share (measured by VLSI Research)	12%	12%	12%	12%	Delivered record revenue and increased company level backlog by 62%, but due to supply chain challenges, forecast modest share gains in CY22 – short of our aggressive goal	0.5

Achieve targeted Service revenue growth	2%	2%	2%	4%	Delivered record Service revenue, but with a growth rate below our aggressive goals	0.5

Achieve targeted Free Cash Flow	4%	4%	4%	2%	Generated Free Cash Flow below challenging target for the year, primarily due to supply chain constraints	0.0

Achieve adjusted gross margin targets (gross margin reported externally)	10%	10%	10%	10%	Delivered 46.6% non-GAAP adjusted gross margin, modestly below fiscal 2021	0.5

Achieve adjusted operating margin goal (operating margin reported externally)	10%	10%	10%	10%	Achieved 30.5% non-GAAP adjusted operating margin, a modest decrease from fiscal 2021	0.5

Achieve TSR ranking target relative to peers	8%	8%	8%	8%	Performed on par with peers during the fiscal year	1.0

Improve operational, quality and safety performance	4%	4%	4%	4%	Missed some key operational and quality metrics, in large part as a result of supply chain constraints	0.5

Products and Growth	30%	32.5%	37.5%	25%

Deliver key milestones that demonstrate progress towards targeted fiscal 2024 performance for semiconductor businesses	15%	20%	2.5%	5%	Achieved milestones towards 2024 revenue target for semiconductor businesses	1.0

Achieve key milestones that demonstrate progress towards targeted fiscal 2024 performance for Integrated Materials Solutions business	3.5%	5%	1.5%	1.5%	Achieved milestones towards 2024 targets for IMS business	1.0

Deliver key milestones that demonstrate progress towards targeted fiscal 2024 performance for AIx application	3.5%	5%	1.5%	3.5%	Made progress towards 2024 targets, but some results fell short of the aggressive milestones set for the year	0.5

Deliver key milestones that demonstrate progress towards targeted fiscal 2024 performance for Display Business	5%	0%	7%	12%	Made progress towards 2024 targets for Display business, but some results fell short of milestones set for the year	0.75

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          Compensation Discussion and Analysis

Objectives	Weightings				Achievements

Deliver key milestones that demonstrate progress towards targeted fiscal 2024 performance for new/adjacent market growth	3%	2.5%	25%	3%	Developed pipeline of opportunities in new and adjacent growth areas	0.75

Services and Subscription	10%	7.5%	7.5%	15%

Achieve key milestones that demonstrate progress towards targeted fiscal 2024 performance for Service business	7.5%	5%	5%	10%	Achieved milestones towards 2024 targets for Service business	1.0

Achieve key milestones that demonstrate progress towards targeted fiscal 2024 performance for Service business	2.5%	2.5%	2.5%	5%	Delivered subscription revenue growth below aggressive goals	0.5

Customers and Markets	5%	5%	—	5%

Achieve key milestones that demonstrate progress towards targeted fiscal 2024 performance at leading customers and accounts	2.5%	2.5%	—	2.5%	Exceeded development and production tool of record goals, as well as application growth goals for systems and service	2.0

Deliver key milestones that demonstrate progress towards targeted fiscal 2024 performance for ICAPS business	2.5%	2.5%	—	2.5%	Met milestones towards 2024 targets for IoT, Communications, Automotive, Power and Sensors (ICAPS) business	1.0

People and Organization	5%	5%	5%	5%

ESG objective – Demonstrate targeted progress towards increasing representation of women and underrepresented minorities	2.5%	2.5%	2.5%	2.5%	Continued progress toward achieving our longer-term objectives, but fell short of near-term representation goals	0.5

ESG objective – Demonstrate progress towards achieving other long-term ESG goals	2.5%	2.5%	2.5%	2.5%	Met key milestones towards Company’s 2030 ESG goals	1.0

Scores are based on achievement of goals tied to objective and quantifiable metrics aligned with Company strategy

Individual Performance Factor. Each NEO’s individual performance factor (“IPF”), including Mr. Deane, reflects an assessment of their individual performance and contributions. The IPF is only applied if the initial performance hurdle and at least some of the corporate scorecard objectives are achieved. The IPF modifies the initial bonus amount as determined based on achievement against the corporate scorecard objectives. IPF modifiers can range from 0 to 1.5.

In determining the fiscal 2022 IPF for each NEO, the HRCC took into consideration: (i) financial performance, which exceeded threshold performance on EPS, (ii) results on the corporate scorecard and associated goals, (iii) the leadership team’s ability to guide Applied through continued unprecedented disruption caused by the COVID-19 global pandemic and a challenging geopolitical and macroeconomic environment, and (iv) each executive’s capable leadership of his respective business unit or function.

The HRCC determined the IPF for each NEO, other than Mr. Dickerson, by taking into consideration Mr. Dickerson’s recommendation, which included his assessment of the achievement of strategic, financial, operational and organizational performance goals specific to the business or organizational unit for which the NEO was responsible, as well as the NEO’s leadership skills and current and expected contributions to the business.

APPLIED MATERIALS, INC. 2023 PROXY STATEMENT | 47

         Compensation Discussion and Analysis

For fiscal 2022, in light of the significant accomplishments by each NEO in leading his respective organization, and in Mr. Dickerson’s case, Applied, and in recognition of the significant teamwork required of the leadership team to deliver strong financial results despite navigating the continued unprecedented challenges of a global pandemic and a challenging geopolitical and macroeconomic environment, the HRCC determined an IPF for each NEO in a range between 1.0 and 1.2.

The following table shows the highlights of each NEO’s performance in fiscal 2022 that the HRCC considered in determining their respective IPFs.

NEO	Fiscal 2022 Individual Performance Highlights
Gary E. Dickerson	» Led Applied to record performance for the year, growing revenue 12% and non-GAAP adjusted EPS by 13% year-over-year
» Grew our year-end backlog at a company level to $19 billion, up 62% year-over-year
» Drove the organization to make significant progress in key strategic areas that position Applied to deliver its targeted 2024 financial model
» Positioned Applied as one of the semiconductor industry’s leaders in ESG
Brice Hill

»  Delivered annual revenue of $25.8 billion and non-GAAP adjusted EPS of $7.70 and returned over $6.98 billion to shareholders, including $6.1 billion in share repurchases and $873 million in dividends

» Successfully managed external investor relationships and communications

»  Added responsibility in leading the Company’s enterprise enablement group, overseeing key support functions including Global Information Services, Global Indirect Procurement, and Global Contingent Workforce Organization

Prabu G. Raja

»  Delivered record annual performance with Semiconductor Systems revenue growth of 15% year-over-year, while navigating significant supply chain constraints and other ongoing geopolitical and macroeconomic challenges

»  Demonstrated strong momentum in key growth areas, specifically etch, CMP and packaging, while continuing to establish Applied as a clear leader in the DRAM market and maintaining leadership in Foundry-Logic

» Brought highly enabling technologies to market through a combination of organic R&D and strategic partnerships
Omkaram Nalamasu	» Identified disruptive opportunities and developed potential future growth platforms
» Continued to identify external sources of investment to support and accelerate the Company’s innovation pipeline
» Led the Applied Ventures group’s efforts in both investing for returns and incubating promising businesses in new and adjacent markets
Timothy M. Deane	» Successfully led Field Operations and Business Management for the Semiconductor Products Group, delivering strong results during the year
» Successfully transitioned to a new role leading Applied Global Services
Ali Salehpour	» Delivered record Applied Global Services revenues of over $5.5 billion and revenues in the Display segment of over $1.3 billion
» Increased the number of installed base tools covered by long-term service agreements by 91% since 2017, to nearly 12,000, and increased the average tenure of those agreements
Robert J. Halliday	» Guided the Company through the fiscal 2021 year-end and fiscal 2022 goal setting processes as interim CFO, and played a key role in Mr. Hill’s integration to Applied

Actual Bonus Payouts. The illustration below shows the results for each of the three key steps in determining the NEOs’ fiscal 2022 annual incentive bonuses under the Bonus Plan. Despite our record financial performance and significant individual contributions by the NEOs, our results compared to the fiscal 2022 corporate scorecard objectives led to bonus payouts for our NEOs that were, on average, approximately 10% below target bonus amounts.

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          Compensation Discussion and Analysis

Fiscal 2022 Annual Incentive Calculation

	Performance Measures	Fiscal 2022 Achievement

Initial Performance Hurdle	Fiscal 2022 non-GAAP adjusted EPS of $7.00	Achieved non-GAAP adjusted EPS of $7.70

Corporate Scorecard

Assessment of performance against predefined financial, operational and strategic corporate goals:

»  Financial and Market Performance and Execution

»  Products and Growth

»  Services and Subscription

»  Customers and Markets

»  People and Organization

Strong performance on core objectives that fell short of exceptionally challenging goals set for the year

Scorecard results achieved in a range from 0.66 to 0.74 based on varying weighting of objectives

Individual Performance Modifier	NEO performance against personal objectives and individual contribution to business performance	IPF achieved in a range from 1.0 to 1.2

Average NEO bonus, as multiple of target: 0.88

Applied Incentive Plan. Mr. Deane participated in the AIP during fiscal 2022. Determination of target bonus amounts, initial and secondary performance goals, funding of the plan and actual bonus amounts under the AIP is essentially similar to that under the Bonus Plan discussed above, except that Mr. Deane’s payout is based on the achievement of scorecard objectives for the Semiconductor Products Group.

The following table shows for each NEO: (1) the bonus-eligible base salary, (2) the target bonus amount expressed as a percentage of base salary, (3) the target bonus expressed as a dollar amount and (4) the actual fiscal 2022 bonus amount approved by the HRCC and paid to the NEO.

NEO	(1) Base Salary ($)	(2) Target Bonus as a Percentage of Base Salary (%)	(3) Target Bonus ($)	(4) Actual Bonus ($)

Gary E. Dickerson	$1,030,000	150%	$1,545,000	$1,358,055

Brice Hill (1)	$441,346	135%	$595,817	$523,723

Prabu G. Raja	$685,000	135%	$924,750	$819,791

Omkaram Nalamasu	$600,000	120%	$720,000	$568,080

Timothy M. Deane	$437,157	85%	$371,583	$412,458

Robert J. Halliday (2)	$409,231	112%	$495,250	$435,325

Ali Salehpour	$655,000	135%	$884,250	$630,028

(1)	Mr. Hill commenced his employment with Applied in March 2022. His base salary, target bonus opportunity and actual bonus are prorated for partial-year service during fiscal 2022.

(2)

Mr. Halliday served as interim CFO until March 2022, and as Advisor for the remainder of fiscal 2022. His base salary, target bonus percentage, target bonus opportunity and actual bonus reflect approximately four months of service as interim CFO and approximately eight months of service as Advisor during the fiscal year.

APPLIED MATERIALS, INC. 2023 PROXY STATEMENT | 49

         Compensation Discussion and Analysis

Pay Driven by Operating Performance. Our process for determining annual bonus awards has resulted in strong pay and performance alignment. The chart below shows the actual annual bonus awards to our CEO as a percentage of his target bonus opportunity and our non-GAAP adjusted EPS achievements over the last five fiscal years.

CEO Actual Annual Bonus vs. Earnings Per Share

Non-GAAP adjusted EPS is a performance target under our bonus plan. See Appendix A for non-GAAP reconciliations.

Long-Term Incentives

Overview. Applied’s long-term incentive compensation program is intended to help (1) focus participants on achieving our business objectives, (2) attract, retain, and motivate key talent, and (3) align our executives’ interests with shareholders’ interests to maximize long-term shareholder value.

Timing of Awards. The HRCC grants long-term incentive awards to NEOs under our shareholder-approved Employee Stock Incentive Plan (the “Stock Plan”). The HRCC has not granted, nor does it intend to grant, equity awards in anticipation of the release of material, nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement. Similarly, Applied has not timed, nor does it intend to time, the release of material, nonpublic information based on equity award grant dates.

Fiscal 2022 Equity Awards

The HRCC believes that a meaningful portion of NEOs’ target compensation should be in the form of long-term incentives. These awards are intended to reward performance over a multi-year period, align the interests of executives with those of shareholders, instill an ownership culture, enhance the personal stake of executive officers in the growth and success of the Company, and provide an incentive for continued service at the Company.

Given the ongoing strong support received from our shareholders on our incentive programs, we continued our approach of making performance-based equity awards a substantial portion of the overall value of equity awards granted to our NEOs.

50 | APPLIED MATERIALS, INC. 2023 PROXY STATEMENT

          Compensation Discussion and Analysis

The fiscal 2022 long-term incentive awards for NEOs (excluding the award granted to Mr. Hill in connection with his hire, as described on page 53, and awards granted to Mr. Deane during fiscal 2022, as described on page 54) consist of two forms of equity vehicles: performance share units and restricted stock units. The target vehicle mix of the awards for the fiscal 2022 grant remains unchanged from the previous year’s grants and consists of 75% PSUs and 25% RSUs for the CEO and 50% PSUs and 50% RSUs for the other NEOs. Mr. Halliday did not receive any long-term incentive awards during fiscal 2022.

CEO LTI Vehicle Mix	All Other NEO LTI Vehicle Mix

For fiscal 2022, in December 2021, the HRCC granted the number of PSUs and RSUs listed in the below table to our NEOs (excluding Messrs. Hill, Deane, and Halliday, as described above).

NEO	Target Value of Awards(1) ($)	Equivalent Target Number of PSUs(2)	Equivalent Number of RSUs(2)

Dickerson	$15,425,000	78,973	26,325

Raja	$4,900,000	16,725	16,725

Salehpour	$4,175,000	14,251	14,251

Nalamasu	$3,400,000	11,605	11,605

(1)

Reflects target value of awards on the date of grant. Amounts shown in the “Stock Awards” column of the Summary Compensation Table represent grant date fair value determined pursuant to Accounting Standards Codification 718.

(2)	Number of units calculated by dividing target value of awards by $146.49, the closing price of Applied stock on December 2, 2021, the grant date.

Size of Annual Equity Awards. In determining the size of the awards, the HRCC considered each NEO’s award as a component of his total direct compensation. Target fiscal 2022 long-term equity awards were determined in light of each NEO’s scope of responsibility, performance, impact on results, expected future contributions to our business, compensation levels relative to other Applied officers, the need to attract and retain talent, and business conditions. In addition, the fiscal 2022 target award sizes provided sufficient performance-based equity incentives to align compensation with the long-term interests of our shareholders, were in line with market norms for the NEOs’ respective roles and were sufficient to provide incentive for them to achieve Applied’s performance goals over a multi-year period.

APPLIED MATERIALS, INC. 2023 PROXY STATEMENT | 51

         Compensation Discussion and Analysis

Performance Share Units. The PSU awards are designed to align NEO compensation – and therefore NEO decision making – with our strategic goals over the long term. The two metrics for the PSU portion of the long-term incentive program remain unchanged from the prior year’s grants. The fiscal 2022 PSUs, granted in December 2021, will vest three years from the grant date based on achievement of average non-GAAP adjusted operating margin for fiscal 2022 through fiscal 2024 and TSR relative to the S&P 500 over the performance period of the first day of fiscal 2022 through the last day of fiscal 2024, with equal weighting given to each metric. The HRCC selected the members of the S&P 500 Index as the peer set for the relative TSR metric because enough differences exist between Applied and other companies in the technology and/or semiconductor space to make identifying a comparable industry-specific peer group impractical and because the HRCC believes the S&P 500 represents an appropriate proxy for the investment alternatives available to the Company’s shareholders.

The number of PSUs that will vest, if any, will be based on the achievement of threshold, target or maximum levels for each metric, as set forth below.

	Percentage of Shares that May Vest Based on
Achievement Level	Relative TSR	Operating Margin

Threshold	0%	50%

Target	100%	100%

Maximum	200%	200%

A TSR payout factor will be determined by calculating the Company’s TSR percentile rank within the S&P 500, with threshold, target and maximum levels based on Applied’s TSR ranking at the 25th, 50th and 75th percentile, respectively, of the S&P 500. The TSR calculation uses a 60-day trailing average stock price at the beginning and end of the performance period for measurement purposes. This approach minimizes the impact of a single beginning and ending point stock price for each performance cycle.

If the threshold level is not achieved for either metric, then no corresponding shares will vest. If achievement falls between threshold and target or target and maximum levels, the portion of the award that would vest will be determined based on straight-line interpolation.

In setting goals for the PSUs, the HRCC considered Applied’s historical results and relative performance, and established goals that are aligned with Applied’s financial and strategic objectives and will require exceptional results to achieve the maximum level.

The fiscal 2022 PSU and RSU awards are subject to retirement provisions which, in the event of a qualifying retirement based on age and years of service, provide for a partial payout of the PSU awards based on actual performance at the conclusion of the three-year performance period and partial accelerated vesting of RSU awards. The provisions are designed to maintain engagement and focus, as well as to provide a retention incentive, for our executive officers when they approach potential retirement decisions.

52 | APPLIED MATERIALS, INC. 2023 PROXY STATEMENT

          Compensation Discussion and Analysis

Restricted Stock Units. The RSU awards are scheduled to vest ratably over three years, providing a link to shareholder value creation and maintaining retention value.

Payout of Fiscal 2020 Performance Share Unit Awards

The PSUs granted to our NEOs in fiscal 2020 were scheduled to vest three years from the grant date based on achievement of average non-GAAP adjusted operating margin for fiscal 2020 through fiscal 2022 and relative TSR percentile rank within the S&P 500 for fiscal 2020 through fiscal 2022, with equal weighting given to each metric. In setting the adjusted operating margin targets for the PSUs, the HRCC considered a number of factors, including the Company’s past performance, analyst expectations, then-current and expected macro-economic forces, the spectrum of potential outcomes, and competitor positioning. The number of PSUs that could vest was based on the achievement of threshold, target or maximum levels of each metric, and straight-line interpolation for achievement that fell between the levels. The threshold, target and maximum levels and actual results achieved for each metric, as well as the resulting payout factors for the fiscal 2020 PSUs, are shown below.

	Three-Year Average

Metric	Threshold	Target	Max	Result	Payout Factor

Operating Margin (1)	22.5%	24.5%	27.5%	29.5%	200%

Relative TSR	25th %ile	50th %ile	75th %ile	87th %ile	200%

Total					200%

(1)	See Appendix A for a reconciliation of non-GAAP adjusted operating margin.

The actual number of fiscal 2020 PSUs earned for each NEO (with the exception of Messrs. Halliday, Hill and Deane, who were not executive officers and did not receive PSUs in fiscal 2020) is shown below.

NEO	Target Number of PSUs	Number of PSUs Earned

Dickerson	174,942	349,884

Raja	28,505	57,010

Salehpour	36,041	72,082

Nalamasu	20,998	41,996

CFO Compensation

In March 2022, Mr. Hill joined the Company as our new Chief Financial Officer. In determining Mr. Hill’s new-hire compensation package, the HRCC considered a number of factors, including: the competitive market for experienced CFO talent, particularly for candidates with experience in the semiconductor industry; the magnitude, form and timing of his compensation at his prior employer; and the magnitude and structure of compensation necessary to incentivize Mr. Hill to join Applied.

After considering these factors, the HRCC approved a new-hire compensation package for Mr. Hill consisting of: an initial annual base salary of $675,000; a target bonus opportunity of 135% of his base salary – prorated for his partial-year service during fiscal 2022; a sign-on cash payment of $2,000,000 (“Sign-On Payment”); an RSU award with a grant date value of $8,500,000 (“New-Hire Grant”), vesting over a three-year period; and eligibility for an annual long-term incentive award, to be granted as part of the Company’s next regular annual grant cycle, with a target value of no less than $4,250,000. The Sign-On Payment, less any amounts withheld by the Company for taxes, will be subject to: (i) full repayment if Mr. Hill voluntarily resigns or the Company terminates his employment for cause (as defined under our Stock Plan) prior to completing 12 months of employment, or (ii) pro-rata repayment if Mr. Hill voluntarily resigns or the Company terminates his employment for cause after completing 12 months of employment but prior to completing 24 months of employment. The Sign-On Payment and the New-Hire Grant are not intended to represent ongoing compensation for Mr. Hill’s role. The HRCC expects to approve a comprehensive relocation package, consistent with the Company’s relocation program, for Mr. Hill during fiscal 2023. In the interim, Mr. Hill is subject to the Company’s business travel policies for travel from his home in Oregon to company headquarters in Santa Clara, California.

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         Compensation Discussion and Analysis

In March 2022, concurrent with the appointment of Mr. Hill, Mr. Halliday resumed his prior role as Corporate Vice President and Advisor. Based on his successful service as the Company’s interim CFO, and consistent with the approach approved by the HRCC in fiscal 2021, Mr. Halliday received a cash payment of $2,150,000 in March 2022. His compensation in his Advisor role consists of a base salary of $250,000 (reflecting an annual rate of $500,000, prorated for a partial work schedule) and a target bonus of 100% of base salary.

Applied Global Services Leadership Compensation

In August 2022, Mr. Salehpour notified the Company of his intention to retire in January 2023. From September 2022 and until his retirement, Mr. Salehpour served as an Advisor to the Company’s CEO to ensure an orderly transition. In his role as Advisor, Mr. Salehpour continued to receive the same compensation and benefits as previously in effect. Upon his retirement, Mr. Salehpour received a payment equal to approximately 18 months of the monthly premium cost under COBRA for him and his dependents, a portion of his unvested RSUs vested and he remained eligible for a partial payout of his unvested PSUs based on actual performance, consistent with the retirement provisions of his existing award agreements. Additionally, in connection with Mr. Salehpour’s agreement to be bound by certain conditions following his termination of employment, he will be entitled to receive a lump-sum cash payment of $655,000, less applicable payroll tax and other required withholdings, on the one-year anniversary of his separation.

In September 2022, Mr. Deane was appointed to lead Applied Global Services with no immediate change in his ongoing compensation but was granted a one-time RSU award with a grant date value of $1,000,000, vesting over a four-year period. Mr. Deane’s compensation for fiscal 2022 was determined at the beginning of the year, consistent with the process followed for the Company’s other senior leaders below the executive officer level. In early fiscal 2023, the HRCC approved ongoing compensation for Mr. Deane commensurate with his new role, consisting of an initial annual base salary of $600,000; a target bonus opportunity of 120% of his base salary; and an annual long-term incentive award with a target value of $2,800,000, consisting of 50% RSUs and 50% PSUs, consistent with the equity mix for other non-CEO NEOs.

Role and Authority of the Human Resources and Compensation Committee

The HRCC has a written charter approved by the Board that specifies the HRCC’s duties and responsibilities, which is available on our website at: https://www.appliedmaterials.com/us/en/about/corporate-governance/corporate-governance-documents.html#Documents. In accordance with its charter, the HRCC oversees our programs that foster executive and employee development and retention, with an emphasis on leadership development, management capabilities, succession plans, company culture and human capital management. The HRCC also determines executive and director compensation, and oversees significant employee benefits programs, policies, and plans.

Each member of the HRCC has been determined by the Board to be independent under Nasdaq and SEC rules. The HRCC may delegate any of its responsibilities to subcommittees. See “Board Meetings and Committees” on page 24 for more information about the HRCC.

Role of Compensation Consultant

The HRCC has the authority to engage independent advisors to assist it in carrying out its responsibilities. For fiscal 2022, the HRCC engaged Semler Brossy Consulting Group (“Semler Brossy”) as its independent executive compensation consultant. Semler Brossy, who reports directly to the HRCC and not to management, is independent from Applied, has not provided any services to Applied other than to the HRCC, and receives compensation from Applied only for services provided to the HRCC. The HRCC assessed the independence of Semler Brossy pursuant to SEC rules and concluded that the work of Semler Brossy for the HRCC has not raised any conflict of interest.

Semler Brossy reviews and advises on all principal aspects of the executive compensation program. Its main responsibilities are as follows:

»	Advise on alignment of pay and performance;

»	Review and advise on executive total compensation, including base salaries, short- and long-term incentives, associated performance goals, and retention and severance arrangements;

»	Advise on trends in executive compensation;

»	Provide recommendations regarding the composition of our peer group;

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          Compensation Discussion and Analysis

»	Analyze market compensation practices based on peer group proxy statements, compensation survey data and other publicly available data; and

»	Perform any special projects requested by the HRCC.

The HRCC typically asks Semler Brossy to attend the HRCC’s meetings, including executive sessions at which management is not present. Semler Brossy communicates regularly with the HRCC Chair outside of committee meetings and also meets with management to gather information and review proposals.

Role of Executive Officers and Management in Compensation Decisions

In fiscal 2022, the HRCC invited Mr. Dickerson (as CEO) and other executives, including the heads of Global Human Resources and Global Rewards, to attend its meetings. The HRCC also regularly held executive sessions without management present. The CEO, together with the HRCC, assesses the performance of our NEOs and other executive officers. The CEO presents to the HRCC his evaluation of each executive officer’s performance over the past year and makes recommendations to the HRCC regarding base salaries, bonus targets and actual payments, performance goals and weightings, and long-term incentive awards for executive officers. The HRCC considers these recommendations in making its final determinations, in addition to considering input from Semler Brossy. The HRCC discusses the CEO’s compensation and makes final decisions regarding the CEO’s compensation when he is not present.

Additional Compensation Programs and Policies

Non-Qualified Deferred Compensation Plan

Our 2016 Deferred Compensation Plan (the “DCP”) allows our NEOs and other eligible employees to voluntarily defer on a pre-tax basis a portion of their eligible earnings. We do not provide matching or other employer contributions to our executive officers under this plan. Deferrals made prior to October 2015 under the DCP are credited with deemed interest and are subject to the distribution rules in place prior to the plan amendment in October 2015. Beginning in fiscal 2016, participants are permitted to notionally invest new deferrals in certain investment options available under the plan. Additionally, for new deferrals, the DCP provides distribution rules for in-service distributions or upon a qualifying separation from service, an elected future date, disability and change in control. See “Nonqualified Deferred Compensation” below for more information about the DCP.

Retirement and Other Benefits

During fiscal 2022, all full-time and part-time (working 20 or more hours a week) U.S. employees, including the NEOs, were eligible to participate in Applied’s 401(k) plan, a tax-qualified retirement plan. Eligible Applied 401(k) plan participants receive matching contributions from Applied. Other than the 401(k) plan and the DCP, we do not provide defined benefit pension plans or defined contribution retirement plans to the NEOs or other employees, except as required in certain countries outside the U.S. for legal or competitive reasons. Applied offers a number of other benefits programs to a broad base of eligible employees, including a tax-qualified employee stock purchase plan, medical, dental and vision insurance, long-term and short-term disability plans, life and accidental death and dismemberment plans, health and dependent care flexible spending accounts, business travel insurance, wellness programs, educational assistance, employee assistance program and certain other country-specific benefits.

Applied annually benchmarks its overall benefits programs, including the 401(k) plan, against those of our peers. Applied’s overall broad-based benefits programs are consistent with market practice, which the HRCC believes allows us to remain competitive in attracting and retaining talent.

Applied maintains a relocation program available to all eligible employees that is consistent with current practices among large global companies. Applied provides competitive relocation benefits to ensure it can fill positions critical to its business needs and provide career development opportunities for high-potential employees. Until Mr. Hill’s anticipated relocation to the Bay Area during fiscal 2023, the Company pays for his travel from his home in Oregon to the Company’s headquarters in Santa Clara, California. While these travel costs are required to be disclosed as compensation for Mr. Hill, we do not consider them to be a personal benefit.

APPLIED MATERIALS, INC. 2023 PROXY STATEMENT | 55

         Compensation Discussion and Analysis

The safety and security of the Company’s CEO are important to Applied’s continued success. During fiscal 2022, the HRCC approved additional work in connection with the installation of a residential security system and related monitoring and maintenance services for Mr. Dickerson. While the costs of these services are required to be disclosed as compensation for Mr. Dickerson, we do not consider these security measures to be a personal benefit. The HRCC will continue to review the nature and cost of any future security provided to Mr. Dickerson.

The value of the benefits provided under the programs discussed above are not considered by the HRCC in determining an individual NEO’s total compensation.

Stock Ownership Guidelines

We have stock ownership guidelines to help align the interests of our Section 16 officers on the Executive Leadership Team with those of our shareholders. The guidelines provide that officers may not sell any shares of Applied stock if their ownership is, or following the sale would fall, below the following ownership levels:

Position	Ownership Level

CEO	6x base salary

Other Officers	3x base salary

Unearned performance awards and unexercised options (or portions thereof) are not included for purposes of satisfying the guidelines.

As of December 31, 2022, all of our officers were in compliance with the stock ownership guidelines.

Hedging and Pledging Prohibitions

Applied has an insider trading policy that, among other things, prohibits all of our employees (including officers) and directors from engaging in hedging or other speculative transactions relating to Applied shares. Prohibited transactions include short sales, derivative securities (such as put and call options, or other similar instruments) and other hedging transactions (such as equity swaps, prepaid variable forwards, or similar instruments), or any transactions that have, or are designed to have, the effect of hedging or offsetting any decrease in the market value of Applied securities. In addition, Section 16 officers and directors are prohibited from holding Applied securities in a margin account or otherwise pledging Applied securities as collateral for a loan.

Clawback Policy

We have a “clawback” policy that allows the Board to require reimbursement of incentive compensation from an executive officer in the event that intentional misconduct by the officer is determined to be the primary cause of a material negative restatement of Applied’s financial results. The compensation that may be recovered is the after-tax portion of any bonus paid to, and any performance-based equity awards earned by, the NEO within the 12 months after filing of the financial statements, if the compensation would not have been paid to the NEO had Applied’s financial results been reported properly. The policy applies to financial statements filed in a rolling three- year, look-back period. This clawback policy is in addition to any policies or recovery rights that are required under applicable laws, including the Sarbanes-Oxley Act and the Dodd-Frank Act.

Tax Deductibility

Section 162(m) of the Internal Revenue Code, as amended by the Tax Cuts and Jobs Act of 2017, restricts deductibility for federal income tax purposes of annual individual compensation in excess of $1 million to each NEO, effective for tax years beginning after 2017, subject to a transition rule for certain written binding contracts which were in effect on November 2, 2017, and which were not modified in any material respect on or after such date. While the HRCC considers the deductibility of compensation as a factor in making compensation decisions, it retains the flexibility to provide compensation that is consistent with the Company’s goals for its executive compensation program, even if such compensation is not tax-deductible.

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         Human Resources and Compensation Committee Report

Human Resources and Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Applied specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

The Human Resources and Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal 2022. Based on the review and discussions, the Human Resources and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in Applied’s Proxy Statement for its 2023 Annual Meeting of Shareholders.

This report is submitted by the Human Resources and Compensation Committee.

Thomas J. Iannotti (Chair)

Rani Borkar

Xun (Eric) Chen

Alexander A. Karsner

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         Executive Compensation

Executive Compensation

Summary Compensation Table for Fiscal 2022, 2021 and 2020

The following table shows compensation information for fiscal 2022, 2021 and 2020 for our NEOs.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)		Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)		Total ($)

Gary E. Dickerson President and Chief Executive Officer	2022 2021 2020	1,030,000 1,049,808 1,030,000	— — —	17,783,334 31,710,469 14,299,176	(6)	1,358,055 2,039,400 1,786,406	228,583 465,882 179,405	(5)	20,399,972 35,265,559 17,294,987

Brice Hill(7) Senior Vice President, Chief Financial Officer and Enterprise Enablement Group	2022	441,346	2,000,000	8,351,018		523,723	58,343	(8)	11,374,430

Robert J. Halliday(9) Corporate Vice President, Advisor; Former Chief Financial Officer	2022 2021	409,231 268,500	2,150,000 —	— —		435,325 351,844	20,597 57,872	(10)	3,015,153 678,216

Prabu G. Raja Senior Vice President, Semiconductor Products Group	2022 2021 2020	679,615 648,135 567,000	— — —	5,372,622 9,400,928 3,359,304	(6)	819,791 1,195,703 923,324	18,682 75,070 17,842	(11)	6,890,710 11,319,836 4,867,470

Omkaram Nalamasu(12) Senior Vice President, Chief Technology Officer	2022 2021	592,308 552,789	— —	3,727,899 3,019,654		568,080 848,513	4,543 63,916	(13)	4,892,830 4,484,872

Timothy M. Deane(14) Group Vice President, Applied Global Services	2022	433,350	—	2,807,119		412,458	16,703	(15)	3,669,630

Ali Salehpour Former Senior Vice President, Services, Display and Flexible Technology	2022 2021 2020	653,461 653,942 625,000	— — —	4,577,886 4,501,365 4,247,422		630,028 974,152 774,984	17,291 74,396 16,194	(16)	5,878,666 6,203,855 5,663,600

(1)	Applied’s fiscal 2022 and 2020 each contained 52 weeks, and fiscal 2021 contained 53 weeks.

(2)

Amount shown for Mr. Hill reflects a sign-on bonus, which is subject to repayment by Mr. Hill if he voluntarily resigns or the Company terminates his employment for cause prior to completing 12 months of employment, or pro-rata repayment if Mr. Hill voluntarily resigns or the Company terminates his employment for cause after completing 12 months of employment but prior to completing 24 months of employment. Amount shown for Mr. Halliday reflects a cash payment in recognition of his successful service as the Company’s interim Chief Financial Officer.

(3)

Amounts shown do not reflect compensation actually received by the executive officer. Instead, the amounts reported represent the aggregate grant date fair value of target stock awards granted in the respective fiscal years, as determined pursuant to ASC 718 (but excluding the effect of estimated forfeitures for performance-based awards). For fiscal 2022, the grant date fair value of the maximum number of stock awards that may be earned by each NEO was as follows: Mr. Dickerson: $31,773,763; Mr. Hill: $8,351,018; Dr. Raja: $8,335,506; Dr. Nalamasu: $5,783,749; Mr. Deane: $2,807,119; and Mr. Salehpour: $7,102,489. See “Fiscal 2022 Equity Awards” on page 50 for more information regarding the stock awards. The assumptions used to calculate the value of awards are set forth in Note 13 of the Notes to Consolidated Financial Statements included in Applied’s Annual Report on Form 10-K for fiscal 2022 filed with the SEC on December 16, 2022.

(4)	Amounts consist of payouts earned under the Senior Executive Bonus Plan or Applied Incentive Plan for services rendered in the respective fiscal years.

(5)

Amount includes (a) Applied’s matching contribution of $13,725 under the tax-qualified 401(k) Plan, (b) Applied’s payment on behalf of Mr. Dickerson of $1,068 in term life insurance premiums, (c) Applied’s matching contribution of $2,500 to an eligible non-profit organization pursuant to a program under the Applied Materials, Inc. Political Action Committee, (d) a payment of $450 as reimbursement for internet and technology expenses, which payment was made to all U.S. employees working primarily from home during the COVID-19 pandemic, and (e) $210,840 for the installation of a residential security system and related monitoring services.

(6)	Amounts shown for Mr. Dickerson and Dr. Raja for fiscal 2021 include the grant date fair value of the non-recurring performance-based Value Creation Awards granted to them in December of 2020.

(7)	Mr. Hill was appointed Senior Vice President, Chief Financial Officer in March 2022.

(8)

Amount consists of (a) Applied’s matching contribution of $9,671 under the tax-qualified 401(k) Plan, (b) Applied’s payment on behalf of Mr. Hill of $712 in term life insurance premiums, (c) a payment of $300 as reimbursement for internet and technology expenses, which payment was made to all U.S. employees working primarily from home during the COVID-19 pandemic, and (d) expenses totaling $47,660 for Mr. Hill’s travel from his home in Oregon to Applied’s headquarters in Santa Clara, California.

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         Executive Compensation

(9)

Mr. Halliday served as interim Chief Financial Officer from September 2021 until resuming his role as Corporate Vice President, Advisor upon Mr. Hill’s appointment as Senior Vice President, Chief Financial Officer in March 2022. Mr. Halliday was not an NEO in fiscal 2020.

(10)

Amount consists of (a) Applied’s matching contribution of $17,016 under the tax-qualified 401(k) Plan, (b) Applied’s payment on behalf of Mr. Halliday of $481 in term life insurance premiums, (c) Applied’s matching contribution of $2,500 to an eligible non-profit organization pursuant to a program under the Applied Materials, Inc. Political Action Committee, and (d) a payment of $600 as reimbursement for internet and technology expenses, which payment was made to all U.S. employees working primarily from home during the COVID-19 pandemic.

(11)

Amount consists of (a) Applied’s matching contribution of $13,389 under the tax-qualified 401(k) Plan, (b) Applied’s payment on behalf of Dr. Raja of $1,068 in term life insurance premiums, (c) a payment of $1,125 under Applied’s Patent Incentive Award Program, (d) Applied’s matching contribution of $2,500 to an eligible non-profit organization pursuant to a program under the Applied Materials, Inc. Political Action Committee, and (e) a payment of $600 as reimbursement for internet and technology expenses, which payment was made to all U.S. employees working primarily from home during the COVID-19 pandemic.

(12)	Dr. Nalamasu was not an NEO in fiscal 2020.

(13)

Amount consists of (a) Applied’s payment on behalf of Dr. Nalamasu of $1,068 in term life insurance premiums, (b) Applied’s matching contribution of $2,500 to an eligible non-profit organization pursuant to a program under the Applied Materials, Inc. Political Action Committee, (c) a payment of $375 under Applied’s Patent Incentive Award Program, and (d) a payment of $600 as reimbursement for internet and technology expenses, which payment was made to all U.S. employees working primarily from home during the COVID-19 pandemic.

(14)	Mr. Deane was not an NEO in fiscal 2021 or fiscal 2020.

(15)

Amount consists of (a) Applied’s matching contribution of $12,726 under the tax-qualified 401(k) Plan, (b) Applied’s payment on behalf of Mr. Deane of $877 in term life insurance premiums, (c) Applied’s matching contribution of $2,500 to an eligible non-profit organization pursuant to a program under the Applied Materials, Inc. Political Action Committee, and (d) a payment of $600 as reimbursement for internet and technology expenses, which payment was made to all U.S. employees working primarily from home during the COVID-19 pandemic.

(16)

Amount consists of (a) Applied’s matching contribution of $13,123 under the tax-qualified 401(k) Plan, (b) Applied’s payment on behalf of Mr. Salehpour of $1,068 in term life insurance premiums, (c) Applied’s matching contribution of $2,500 to an eligible non-profit organization pursuant to a program under the Applied Materials, Inc. Political Action Committee, and (d) a payment of $600 as reimbursement for internet and technology expenses, which payment was made to all U.S. employees working primarily from home during the COVID-19 pandemic.

Grants of Plan-Based Awards for Fiscal 2022

The following table shows all plan-based awards granted to the NEOs during fiscal 2022.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Gary E. Dickerson	12/2/2021 12/2/2021 —	— — 0	— — 1,545,000	— — 4,635,000	19,744 — —	78,973 — —	157,946 — —	— 26,325 —	13,990,428 3,792,906 —

Brice Hill	3/7/2022 —	— 0	— 595,817	— 1,787,452	— —	— —	— —	71,297 —	8,351,018 —

Robert J. Halliday	—	0	495,250	1,485,750	—	—	—	—	—

Prabu G. Raja	12/2/2021 12/2/2021 —	— — 0	— — 924,750	— — 2,774,250	4,182 — —	16,725 — —	33,450 — —	— 16,725 —	2,962,884 2,409,738 —

Omkaram Nalamasu	12/2/2021 12/2/2021 —	— — 0	— — 720,000	— — 2,160,000	2,902 — —	11,605 — —	23,210 — —	— 11,605 —	2,055,850 1,672,048 —

Timothy M. Deane	12/2/2021 12/16/2021 9/8/2022 —	— — — 0	— — — 371,583	— — — —	— — — —	— — — —	— — — —	5,974 6,817 10,663 —	860,734 981,171 965,215 —

Ali Salehpour	12/2/2021 12/2/2021 —	— — 0	— — 884,250	— — 2,652,750	3,563 — —	14,251 — —	28,502 — —	— 14,251 —	2,524,602 2,053,284 —

(1)

Amounts shown were estimated possible payouts for fiscal 2022 under the Senior Executive Bonus Plan or Applied Incentive Plan (additional information on the annual bonus plan can be found on page 43 under “Annual Incentive Bonus Opportunities.”). These amounts were based on the individual NEO’s fiscal 2022 base salary and target bonus as a percentage of base salary. The maximum amount shown is calculated as three times the target amount for the NEO. Mr. Deane participated in the Applied Incentive Plan, which does not establish a maximum bonus with respect to its participants. Actual bonuses received by the NEOs for fiscal 2022 under the Senior Executive Bonus Plan or Applied Incentive Plan are reported in the Summary Compensation Table under the column titled “Non-Equity Incentive Plan Compensation.”

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         Executive Compensation

(2)	Additional information on the equity awards can be found under “Fiscal 2022 Equity Awards” on page 50.

(3)

Amounts shown do not reflect compensation actually received by the NEOs. Instead, the amounts represent the aggregate grant date fair value of the awards as determined pursuant to ASC 718 (but excluding the effect of estimated forfeitures for performance-based awards). The assumptions used to calculate the awards’ value are set forth in Note 13 of the Notes to Consolidated Financial Statements included in Applied’s Annual Report on Form 10-K for fiscal 2022 filed with the SEC on December 16, 2022.

Outstanding Equity Awards at Fiscal 2022 Year-End

The following table shows all outstanding equity awards held by the NEOs at the end of fiscal 2022.

Stock Awards(1)
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)

Gary E. Dickerson	19,438 27,149 26,325 — — — —	(3) (4) (5)	1,743,977 2,435,808 2,361,879 — — — —	— — — 174,942 122,169 116,145 78,973	(6) (7) (8) (9)	— — — 15,695,796 10,961,003 10,420,529 7,085,458

Brice Hill	71,297	(10)	6,396,767	—		—

Robert J. Halliday	—		—	—		—

Prabu G. Raja	9,502 16,551 16,725 — — — —	(3) (11) (12)	852,519 1,484,956 1,500,567 — — — —	— — — 28,505 24,826 33,769 16,725	(13) (7) (8) (9)	— — — 2,557,469 2,227,389 3,029,755 1,500,567

Omkaram Nalamasu	7,000 10,454 11,605 — — —	(3) (14) (15)	628,040 937,933 1,041,201 — — —	— — — 20,998 15,680 11,605	(16) (7) (9)	— — — 1,883,941 1,406,810 1,041,201

Timothy M. Deane	5,290 7,068 7,795 5,974 6,817 10,663	(17) (18) (19) (20) (21) (22)	474,619 634,141 699,367 535,987 611,621 956,684	— — — — — —		— — — — — —

Ali Salehpour	12,014 15,583 14,251 — — —	(3) (23) (24)	1,077,896 1,398,107 1,278,600 — — —	— — — 36,041 23,374 14,251	(25) (7) (9)	— — — 3,233,599 2,097,115 1,278,600

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         Executive Compensation

(1)

Stock awards consist of restricted stock units (“RSUs”) and performance share units (“PSUs”), all of which will be converted into Applied common stock on a one-to-one basis upon vesting. All future vesting of shares is subject to the NEO’s continued employment with Applied through each applicable vesting date, except that award agreements for RSUs and PSUs granted beginning in fiscal 2019 to certain of our NEOs provide for modified vesting treatment in the case of certain events such as a qualifying retirement, death, or double-trigger termination following a change in control. See “Long-Term Incentives” on page 50 for more information regarding these awards.

(2)

Market value was determined by multiplying the number of such shares by the closing price of Applied common stock of $89.72 on October 28, 2022, the last trading day of fiscal 2022, as reported on the Nasdaq Global Select Market.

(3)	RSUs were granted on December 5, 2019. These shares vested in full on December 19, 2022.

(4)	RSUs were granted on December 3, 2020. Of these, 13,574 shares vested on December 19, 2022 and 13,575 shares are scheduled to vest on December 19, 2023.

(5)

RSUs were granted on December 2, 2021. Of these, 8,775 shares vested on December 19, 2022, 8,775 shares are scheduled to vest on December 19, 2023 and 8,775 shares are scheduled to vest on December 19, 2024.

(6)

PSUs were granted on December 5, 2019. These shares vested on December 19, 2022. On December 12, 2022, an additional 174,942 shares became eligible to vest due to achievement of performance goals related to the grant. These additional shares also vested on December 19, 2022.

(7)

PSUs were granted on December 3, 2020. The shares are scheduled to vest on December 19, 2023, depending on the achievement of specified performance goals. The number of shares shown is the target amount, and the actual number of shares that may vest ranges from 0% to 200% of the target amount, depending on the achievement of specified performance goals.

(8)

PSUs were granted on December 3, 2020. The shares are scheduled to vest on October 26, 2025, depending on the achievement of specified performance goals. The number of shares shown is the target amount, and the actual number of shares that may vest ranges from 0% to 200% of the target amount, depending on the achievement of specified performance goals.

(9)

PSUs were granted on December 2, 2021. The shares are scheduled to vest on December 19, 2024, depending on the achievement of specified performance goals. The number of shares shown is the target amount, and the actual number of shares that may vest ranges from 0% to 200% of the target amount, depending on the achievement of specified performance goals.

(10)	RSUs were granted on March 7, 2022. Of these, 23,765 shares are scheduled to vest on April 1, 2023, 23,766 shares are scheduled to vest on each of April 1, 2024 and April 1, 2025.

(11)	RSUs were granted on December 3, 2020. Of these, 8,275 shares vested on December 19, 2022 and 8,276 shares are scheduled to vest on December 19, 2023.

(12)

RSUs were granted on December 2, 2021. Of these, 5,575 shares vested on December 19, 2022, 5,575 shares are scheduled to vest on December 19, 2023 and 5,575 shares are scheduled to vest on December 19, 2024.

(13)

PSUs were granted on December 5, 2019. These shares vested on December 19, 2022. On December 12, 2022, an additional 28,505 shares became eligible to vest due to achievement of performance goals related to the grant. These additional shares also vested on December 19, 2022.

(14)	RSUs were granted on December 3, 2020. Of these, 5,227 shares vested on December 19, 2022 and 5,227 shares are scheduled to vest on December 19, 2023.

(15)

RSUs were granted on December 2, 2021. Of these, 3,868 shares vested on December 19, 2022, 3,868 shares are scheduled to vest on December 19, 2023 and 3,869 shares are scheduled to vest on December 19, 2024.

(16)

PSUs were granted on December 5, 2019. These shares vested on December 19, 2022. On December 12, 2022, an additional 20,998 shares became eligible to vest due to achievement of performance goals related to the grant. These additional shares also vested on December 19, 2022.

(17)	RSUs were granted on December 2, 2018. These shares vested in full on January 1, 2023.

(18)	RSUs were granted on December 6, 2019. Of these, 3,534 shares vested on January 1, 2023 and 3,534 shares are scheduled to vest on January 1, 2024.

(19)

RSUs were granted on December 3, 2020. Of these, 2,598 shares vested on January 1, 2023, 2,598 shares are scheduled to vest on January 1, 2024 and 2,599 shares are scheduled to vest on January 1, 2025.

(20)

RSUs were granted on December 2, 2021. Of these, 1,493 shares vested on January 1, 2023, 1,494 shares are scheduled to vest on January 1, 2024, 1,493 shares are scheduled to vest on January 1, 2025 and 1,494 shares are scheduled to vest on January 1, 2026.

(21)

RSUs were granted on December 16, 2021. Of these, 1,363 shares are scheduled to vest on January 1, 2024, 2,045 shares are scheduled to vest on January 1, 2025 and 3,409 shares are scheduled to vest on January 1, 2026.

(22)

RSUs were granted on September 8, 2022. Of these, 2,132 shares are scheduled to vest on October 1, 2024, 3,199 shares are scheduled to vest on October 1, 2025 and 5,332 shares are scheduled to vest on October 1, 2026.

(23)	RSUs were granted on December 3, 2020. Of these, 7,791 shares vested on December 19, 2022 and 7,792 shares are scheduled to vest on December 19, 2023.

(24)

RSUs were granted on December 2, 2021. Of these, 4,750 shares vested on December 19, 2022, 4,750 shares are scheduled to vest on December 19, 2023 and 4,751 shares are scheduled to vest on December 19, 2024.

(25)

PSUs were granted on December 5, 2019. These shares vested on December 19, 2022. On December 12, 2022, an additional 36,041 shares became eligible to vest due to achievement of performance goals related to the grant. These additional shares also vested on December 19, 2022.

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         Executive Compensation

Option Exercises and Stock Vested for Fiscal 2022

The following table shows all stock awards that vested and the value realized upon vesting for each NEO during fiscal 2022.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)

Gary E. Dickerson	444,578	64,975,075

Brice Hill	—	—

Robert J. Halliday	—	—

Prabu G. Raja	104,735	15,307,020

Omkaram Nalamasu	68,442	10,002,798

Timothy M. Deane	15,676	2,466,775

Ali Salehpour	125,932	18,404,962

(1)

Of the amounts shown in this column, Applied withheld the following number of shares to cover tax withholding obligations: 220,424 shares for Mr. Dickerson; 51,011 shares for Dr. Raja; 33,167 shares for Dr. Nalamasu; 6,874 shares for Mr. Deane; and 61,513 shares for Mr. Salehpour.

(2)	Value realized equals the fair market value of Applied common stock on the vesting date, multiplied by the number of shares that vested.

Non-Qualified Deferred Compensation

Applied’s 2016 Deferred Compensation Plan (the “DCP”) is a non-qualified deferred compensation plan that allows eligible employees, including executive officers, to voluntarily defer receipt of up to 40% of their base salaries and all or a portion of their eligible sales incentive and annual bonus payments, if any.

Deferrals made prior to October 2015 are retained as separate “rollover” accounts under the DCP. These deferrals continue to be credited with deemed interest in the sum of (a) the yield-to-maturity of five-year U.S. Treasury notes, plus (b) 1.50%. Deferred amounts in the rollover accounts, plus deemed interest thereon, are generally payable on the same date selected by the participants or specified prior to October 2015 under the terms of the DCP. Beginning in fiscal 2016, deferrals under the DCP are credited with deemed investment returns, gains or losses based upon investment crediting options available under the DCP. Applied does not make any matching or other employer contributions to the DCP for our executive officers.

Under the DCP, a change in control (as defined prior to October 2015), would trigger the distribution of all deferred balances in the rollover accounts. For account balances after October 2015, the DCP provides distribution rules for in-service and future date distribution options and upon a qualifying separation from service, disability and change in control, including the option to change the time and form of payment within three (3) months following a change in control, as such term is defined in the DCP. Distributions are payable from the general assets of Applied or from the assets of a grantor trust (known as a rabbi trust) established by Applied for distributions made from accounts consisting of deferrals made after October 2015 and as of December 31, 2019, and their associated earnings.

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         Executive Compensation

Non-Qualified Deferred Compensation for Fiscal 2022

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(3)

Gary E. Dickerson	—	—	—	—	—

Brice Hill	155,769	—	(3,646)	—	152,123

Robert J. Halliday	—	—	—	—	—

Prabu G. Raja	1,357,722	—	(1,050,649)	—	7,364,608

Omkaram Nalamasu	1,055,244	—	(972,900)	173,365	5,827,348

Timothy M. Deane	510,783	—	(261,337)	—	1,278,267

Ali Salehpour	1,201,603	—	(1,453,073)	—	7,655,638

(1)	Amounts in this column are included in the Salary and/or Non-Equity Incentive Plan Compensation columns of the Summary Compensation Table for fiscal 2022.

(2)	Amounts in this column are not included in the Summary Compensation Table because there were no above-market or preferential earnings for fiscal 2022.

(3)

Amounts in this column represent balances as of October 30, 2022 and include compensation reported in the Summary Compensation Table for fiscal 2022 and in the Summary Compensation Tables for prior years’ proxy statements, except for (i) the earnings on contributions, which were not at above-market or preferential rates, and (ii) contributions made when the individual was not a NEO.

Employment Agreement

Applied does not have employment agreements with any of its NEOs, other than an agreement with Mr. Dickerson. The agreement with Mr. Dickerson was entered into in connection with his appointment as President and CEO.

Mr. Dickerson’s employment agreement, dated August 14, 2013, provides that if Applied terminates his employment other than for cause and other than due to death or disability, he would be entitled to receive a lump sum payment equal to 275% of his base salary, provided that he executes an agreement containing a release of claims and non-solicitation and non-disparagement provisions in favor of Applied.

For purposes of Mr. Dickerson’s agreement, “cause” generally means the willful failure to perform his duties after written notice and an opportunity to cure; the willful commission of a wrongful act that caused, or was reasonably likely to cause, substantial damage to Applied, or an act of fraud in the performance of his duties; conviction for the commission of a felony in connection with the performance of his duties; or the order of a federal or state regulatory authority requiring the termination of his employment.

Potential Payments Upon Termination or Change of Control

Applied does not currently have change of control agreements or arrangements with any of its NEOs.

Potential Payments Upon Termination. Under Mr. Dickerson’s employment agreement described above, he would have been entitled to receive $2,832,500 (275% of his annual base salary at the end of fiscal 2022) had Applied terminated his employment without cause on October 28, 2022, the last business day of fiscal 2022. No other NEO was party to an employment agreement in effect on October 28, 2022 or entitled to receive severance payments under such an agreement.

Additionally, the Value Creation Awards granted to Mr. Dickerson and Dr. Raja in fiscal 2021 provide for accelerated vesting in the event of an involuntary termination of employment without cause (as defined under the Stock Plan). In the event of such a termination, the performance period for the Value Creation Awards would be deemed to end on the date of such termination and the number of shares that would vest would be determined as of such date. The following

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         Executive Compensation

table shows the amounts attributable to the accelerated vesting of the Value Creation Awards if Applied had terminated Mr. Dickerson’s or Dr. Raja’s employment, respectively, without cause on October 28, 2022, the last business day of fiscal 2022.

Named Executive Officer	Value of Vesting Acceleration of Value Creation Awards ($)(1)

Gary E. Dickerson	20,841,059

Prabu G. Raja	6,059,509

(1)

Amount based on the number of Value Creation Awards for which vesting would have been accelerated, calculated as (i) the target number of units awarded, (ii) multiplied by the 200% modifier that would have applied based on Applied’s absolute TSR achievement as of October 28, 2022 as compared to the program goals, (iii) multiplied by $89.72, the closing price of Applied common stock on October 28, 2022.

Mr. Salehpour and Applied entered into a separation agreement and release (the “Separation Agreement”) on September 23, 2022 in connection with his retirement. Pursuant to the terms and conditions of the Separation Agreement, upon his retirement on January 6, 2023, Mr. Salehpour received a lump-sum payment of $42,440, equal to approximately 18 months of the monthly premium cost under COBRA for him and his dependents. Additionally, subject to Mr. Salehpour’s agreement to be bound by certain conditions set forth in the Separation Agreement following his termination of employment, including compliance with a general release of claims and nondisclosure, confidentiality and non-disparagement provisions, he will be entitled to receive a lump-sum cash payment of $655,000, less applicable payroll tax and other required withholdings, on the one-year anniversary of his departure. Mr. Salehpour’s RSU and PSU awards that were unvested at the time of his departure vest consistent with the terms for a qualifying retirement under his existing award agreements. The value of Mr. Salehpour’s RSU awards that vested upon his retirement, and of the pro rata PSU awards that may vest following his retirement, was $3,269,386, based on assumed target performance for the PSUs and $104.27, the closing price of Applied common stock on January 6, 2023. The actual number of Mr. Salehpour’s PSU awards that will vest in December of 2023 and 2024 will be based on achievement of previously established performance goals over the respective performance periods.

Qualified Retirement – Employee Stock Incentive Plan. PSU and RSU awards granted beginning in fiscal 2019 to certain of our NEOs are subject to retirement provisions which provide for partial accelerated vesting of RSU awards and a partial payout of PSU awards based on actual performance at the conclusion of the three-year performance period, in the event of a qualifying retirement. In order to qualify, an executive is required to have reached age 60 and have completed at least five years of service with Applied, at the time of his or her retirement. As of the end of fiscal 2022, each of Mr. Dickerson, Dr. Raja, Dr. Nalamasu and Mr. Salehpour would have met the conditions for a qualifying retirement under these provisions. The following table shows the amounts attributable to a partial accelerated vesting of RSU awards and partial payout of PSU awards if the NEOs had incurred a qualifying retirement on October 28, 2022, the last business day of fiscal 2022. The retirement provision does not apply to the Value Creation Awards.

Named Executive Officer	Value of Partial RSU Vesting Acceleration and Partial PSU Payout ($)(1)

Gary E. Dickerson	28,249,239

Brice Hill	—

Robert J. Halliday	—

Prabu G. Raja	7,528,226

Omkaram Nalamasu	5,148,134

Timothy M. Deane	—

Ali Salehpour	4,406,329

(1)

Amount based on the number of RSUs for which vesting would have been accelerated and target number of PSUs which would have vested, multiplied by $89.72, the closing price of Applied common stock on October 28, 2022.

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         Executive Compensation

Change of Control – Employee Stock Incentive Plan. Our Stock Plan provides that the vesting of equity awards granted under the plan to employees, including the NEOs, will be accelerated in full upon a change of control of Applied if the successor corporation (or its parent or subsidiary) does not assume or provide a substitute for the outstanding awards. Separately, equity awards will be accelerated in full if the award holder is terminated without cause or resigns employment with Applied for good reason, in each case, within 12 months following a change of control of Applied and as defined under the Stock Plan or the applicable award agreement. This double-trigger accelerated vesting does not apply if the applicable award agreement specifically states that it will not apply or if the participant’s employment is terminated due to his or her death or disability, resignation without good reason or termination for cause.

The following table shows the amounts attributable to the accelerated vesting of equity awards under the Stock Plan following a change of control in which the awards are not assumed or substituted, or within 12 months following a change of control in which the NEO is terminated without cause or resigns for good reason, in each case assuming the change of control and termination or resignation occurred on October 28, 2022, the last business day of fiscal 2022.

Named Executive Officer	Value of Vesting Acceleration ($)(1)

Gary E. Dickerson	50,704,451

Brice Hill	6,396,767

Robert J. Halliday	—

Prabu G. Raja	13,153,221

Omkaram Nalamasu	6,939,124

Timothy M. Deane	3,912,420

Ali Salehpour	10,363,916

(1)	Amount based on the number of RSUs and target number of PSUs for which vesting would have been accelerated, multiplied by $89.72, the closing price of Applied common stock on October 28, 2022.

CEO Pay Ratio

In accordance with SEC rules, we are providing the ratio of the annual total compensation of our CEO, to the median of the annual total compensation of our employees (other than the CEO). The fiscal 2022 annual total compensation of our CEO, Mr. Dickerson, was $20,399,972, the fiscal 2022 annual total compensation of our median compensated employee (other than the CEO) was $101,388, and the ratio of these amounts was 201 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our human resources system of record and the methodology described below. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

As permitted under the SEC rules, we are using the same median employee as was identified for purposes of our fiscal 2021 CEO pay ratio, as we believe the changes in our employee population and compensation arrangements have not significantly impacted our pay ratio disclosure. For purposes of identifying our median compensated employee last year, we used our global employee population as of October 31, 2021, the last day of fiscal 2021, identified based on our human resources system of record. We used total direct compensation as our consistently applied compensation measure for such population. In this context, total direct compensation means the sum of the applicable annualized base salary determined as of October 31, 2021, the annual incentive earned for service in fiscal 2021, and the approved value of the annual equity awards granted during fiscal 2021, not including off-cycle grants in the case of new

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         Executive Compensation

hires, promotions, or similar circumstances. Given the Company’s global population, we used the foreign currency exchange rates in effect at the end of fiscal 2021 for the salary and the annual incentive. We then calculated the annual fiscal 2022 total compensation for our previously-identified median compensated employee using the same methodology used for our CEO as set forth in the Summary Compensation Table of this Proxy Statement.

Certain Relationships and Related Transactions

Applied’s Audit Committee is responsible for the review, approval, or ratification of “related person transactions” involving Applied or its subsidiaries and related persons. Under SEC rules, a related person is a director, executive officer, nominee for director, or 5% shareholder of a company since the beginning of the previous fiscal year, and their immediate family members. Applied has adopted written policies and procedures that apply to any transaction or series of transactions in which (1) Applied or a subsidiary is a participant, (2) the amount involved exceeds $120,000 and (3) a related person has a direct or indirect material interest.

In accordance with these policies and procedures, the Audit Committee determines whether the related person has a material interest in a transaction and may, in its discretion, approve, ratify, or take other action with respect to the transaction. The Audit Committee reviews all material facts related to the transaction and takes into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the related person’s interest in the transaction, and the purpose and the potential benefits to Applied of the transaction.

In addition, the Audit Committee has delegated authority to the Chair of the Audit Committee to review and approve transactions in accordance with specified criteria, if advance review by the Audit Committee is not feasible. Any transactions approved by the Chair must be reported to the Audit Committee at its next regularly scheduled meeting.

The Audit Committee has adopted standing pre-approvals for limited transactions with related persons. Pre-approved transactions are as follows:

»

Any transaction with another company with which a related person’s only relationship is as an employee, director, or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenues;

»

Any charitable contribution, grant, or endowment by Applied or The Applied Foundation to a charitable organization, foundation, or university with which a related person’s only relationship is as an employee (other than an executive officer) or a director, if the amount involved does not exceed the lesser of $1 million or 2% of the charitable organization’s total annual receipts;

»	Compensation to executive officers or directors that has been approved by the HRCC;

»	Transactions in which all shareholders receive proportional benefits or where the rates or charges involved are determined by competitive bids; and

»	Banking-related services involving a bank depository of funds, transfer agent, registrar, trustee under a trust indenture, or similar service.

66 | APPLIED MATERIALS, INC. 2023 PROXY STATEMENT

         PROPOSAL 3 – Advisory Vote on the Frequency of

          an Advisory Vote on Executive Compensation

PROPOSAL 3 – Advisory Vote on the Frequency of an Advisory Vote on Executive Compensation

Pursuant to Section 14A of the Exchange Act, we are asking our shareholders to provide their input with regard to the frequency of future shareholder advisory votes on our executive compensation programs, such as the proposal contained in Proposal 2 of this Proxy Statement. In particular, we are asking whether the advisory vote on executive compensation should occur every year, every two years or every three years. Currently, the advisory vote on executive compensation occurs every year.

Our Board has determined that an annual advisory vote on executive compensation is the most appropriate alternative for Applied. The Board’s determination was influenced by the fact that the compensation of our named executive officers is evaluated, adjusted and approved on an annual basis. As part of the annual review process, the Board believes that shareholder sentiment should be a factor that is taken into consideration by the Board and the HRCC in making decisions with respect to executive compensation. By providing an advisory vote on executive compensation on an annual basis, our shareholders will be able to provide us with direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. Accordingly, our Board recommends that the advisory vote on executive compensation be held every year.

You may cast your vote by choosing the option of one year, two years, three years, or abstain from voting in response to the resolution set forth below:

“RESOLVED, that the option of every year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold an advisory vote by shareholders to approve the compensation of the named executive officers, as disclosed in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure in our annual shareholder meeting proxy statement.”

The option of one year, two years or three years that receives the highest number of votes cast will be the frequency of the vote on the compensation of our named executive officers that has been approved by shareholders on an advisory basis. Even though your vote is advisory and therefore will not be binding on the Company, the Board and the HRCC value the opinions of our shareholders and will consider our shareholders’ vote. Nonetheless, the Board may decide that it is in the best interests of our shareholders and Applied to hold an advisory vote on executive compensation more or less frequently than the option selected by our shareholders.

The board recommends that you vote for the option of “one year” as the frequency with which shareholders are provided an advisory vote on executive compensation

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         PROPOSAL 4 – Ratification of The Appointment of

         Independent Registered Public Accounting Firm

PROPOSAL 4 – Ratification of The Appointment of Independent Registered Public Accounting Firm

We are asking shareholders to ratify the appointment of KPMG LLP (“KPMG”) as Applied’s independent registered public accounting firm for fiscal 2023, which began on October 31, 2022 and will end on October 29, 2023. The Audit Committee and the Board believe that the retention of KPMG to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its shareholders. Although ratification is not legally required, Applied is submitting the appointment of KPMG to its shareholders for ratification as a matter of good corporate governance. In the event that this appointment is not ratified, the Audit Committee of the Board will reconsider the appointment. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the fiscal year if it determines that such a change would be in the best interest of the Company and its shareholders.

The Audit Committee is directly responsible for the appointment, compensation, retention, oversight, evaluation and, when appropriate, replacement of the independent registered public accounting firm that serves as the Company’s independent accountants. KPMG has served as our independent registered public accounting firm since 2004. In selecting the independent auditor, the Audit Committee annually considers many factors, including its qualifications and performance during fiscal 2022 and 2021, its independence and tenure as the Company’s auditor; KPMG’s capability and expertise in handling the breadth and complexity of the Company’s global operations, including the expertise and capability of the lead audit partner; historical and recent performance, including the extent and quality of KPMG’s communications with the Audit Committee; Public Company Accounting Oversight Board inspection reports, and the appropriateness of KPMG’s fees for audit and non-audit services. Further, in conjunction with ensuring the rotation of KPMG’s lead engagement partner, the Audit Committee and its Chair are directly involved with the selection of KPMG’s lead engagement partner. The next mandatory rotation for KPMG’s lead engagement partner is scheduled to occur in fiscal year 2024.

Representatives of KPMG will be present at the Annual Meeting. They will be given an opportunity to make a statement if they wish and will be available to respond to appropriate questions.

Fees Paid to KPMG LLP

The following table shows fees paid by Applied for professional services rendered by KPMG for fiscal 2022 and 2021, which ended on October 30, 2022 and October 31, 2021, respectively. All of the fees shown in the table were approved by the Audit Committee in accordance with its pre-approval process.

Fee Category	Fiscal 2022	Fiscal 2021
	(In thousands)

Audit Fees	$6,798	$6,500

Audit-Related Fees	23	67

Tax Fees:

Tax Compliance and Review	234	396

Tax Planning and Advice	28	94

All Other Fees	12	11

Total Fees	$7,095	$7,068

68 | APPLIED MATERIALS, INC. 2023 PROXY STATEMENT

         PROPOSAL 4 – Ratification of The Appointment of

         Independent Registered Public Accounting Firm

Audit Fees consisted of fees for (a) professional services rendered for the annual audit of Applied’s consolidated financial statements, (b) review of the interim consolidated financial statements included in quarterly reports and (c) services that are typically provided by an independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit-Related Fees included fees for assurance and related services that were reasonably related to the performance of the audit or review of Applied’s consolidated financial statements and are not reported under “Audit Fees.” Audit-related fees also included fees incurred for services in connection with compliance with government-funded grant requirements and audits of financial statements of certain employee benefit plans.

Tax Fees consisted of fees for professional services for tax compliance and review, and tax planning and advice. Tax compliance and review services consisted of federal, state, and international tax compliance, assistance with tax audits and appeals, and assistance with customs and duties audits. Tax planning and advice services consisted of consultations related to tax compliance matters and certain international operations.

All Other Fees consisted of fees for services in connection with a contract compliance audit and consultations regarding an employee benefit plan.

The Audit Committee has concluded that the provision of the non-audit services described above was compatible with maintaining the independence of KPMG.

The board recommends that you vote for the ratification of the appointment of KPMG as Applied’s independent registered public accounting firm for fiscal 2023

Policy on Audit Committee’s Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee reviews and, as appropriate, pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, and tax services, as well as specifically designated non-audit services which, in the opinion of the Audit Committee, will not impair the independence of the independent registered public accounting firm. Pre-approval generally is provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and generally is subject to a specific budget. The independent registered public accounting firm and Applied’s management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, including the fees for the services performed to date. In addition, the Audit Committee also may pre-approve particular services on a case-by-case basis, as necessary or appropriate.

Audit Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Applied specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

Composition. The Audit Committee of the Board is composed of the directors named below. Each member of the Audit Committee meets the independence and financial experience requirements under applicable SEC rules and Nasdaq listing standards. In addition, the Board has determined that each of Judy Bruner, Kevin P. March, Yvonne McGill and Scott A. McGregor is an “audit committee financial expert” as defined by SEC rules.

Responsibilities. The Audit Committee operates under a written charter that has been adopted by the Board. The charter is reviewed annually for changes, as appropriate. The Audit Committee is responsible for general oversight of Applied’s auditing, accounting and financial reporting processes, system of internal control over financial reporting, and tax, legal, regulatory and ethical compliance. Applied’s management is responsible for: (a) maintaining Applied’s books

APPLIED MATERIALS, INC. 2023 PROXY STATEMENT | 69

         PROPOSAL 4 – Ratification of The Appointment of

         Independent Registered Public Accounting Firm

of account and preparing periodic financial statements based thereon; and (b) maintaining the system of internal control over financial reporting. The independent registered public accounting firm is responsible for auditing Applied’s annual consolidated financial statements and Applied’s internal control over financial reporting.

Review with Management and Independent Registered Public Accounting Firm. The Audit Committee hereby reports as follows:

1.

The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm, KPMG LLP (“KPMG”), together and separately, Applied’s audited consolidated financial statements contained in Applied’s Annual Report on Form 10-K for fiscal year 2022.

2.	The Audit Committee has discussed with KPMG matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board.

3.

The Audit Committee has received from KPMG the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence.

Based on the review and discussions referred to in paragraphs 1-3 above, the Audit Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements be included in Applied’s Annual Report on Form 10-K for fiscal year 2022 for filing with the SEC.

The Audit Committee appointed KPMG as Applied’s independent registered public accounting firm for fiscal year 2023 and recommends to shareholders that they ratify the appointment of KPMG as Applied’s independent registered public accounting firm for fiscal year 2023.

This report is submitted by the Audit Committee.

Judy Bruner (Chair)

Kevin P. March

Yvonne McGill

Scott A. McGregor

70 | APPLIED MATERIALS, INC. 2023 PROXY STATEMENT

         PROPOSAL 5 – Shareholder Proposal Regarding

         Special Shareholder Meeting

PROPOSAL 5 – Shareholder Proposal Regarding Special Shareholder Meeting

Kenneth Steiner, whose address and stockholding will be provided by us upon request, has submitted the following proposal. The shareholder proposal will be voted on at the 2023 Annual Meeting only if properly presented by or on behalf of the proponent.

Applied is not responsible for the accuracy or content of the proposal and supporting statement, which are presented below as received from the proponent.

The board recommends a vote against this shareholder proposal

Shareholder Proposal

Proposal 5 – Special Shareholder Meeting Improvement

NOTE: The graphic above was submitted as part of the shareholder’s proposal.

Shareholders ask our board to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting.

Since Applied Materials management will not give its shareholders a genuine right to act by written consent we need the right for 10% of shares to be able to call a special shareholder meeting.

Applied Materials shareholders gave 49% support to a shareholder proposal to give shareholders the right to act by written consent. This 49% support represented clear majority support from the shares that have access to impendent proxy voting advice. In response to this majority support management gave us a useless right to act by written consent. This was under the “leadership” of Ms. Judy Bruner, who chaired the Governance Committee.

In response to this majority vote from the shares that have access to independent proxy voting advice, under Ms. Bruner we got a form of written consent that is so difficult to use that a group of shareholders, who see an urgent need to have a vote on an important item between annual meetings, would automatically choose to call for a special shareholder meeting because it is less difficult than attempting to act by written consent.

Thus to make up for our lack of a real right to act by written consent we need the right of 10% of shares to call for a special shareholder meeting.

A more reasonable stock ownership threshold to call for a special shareholder meeting to elect a new director could give our directors a greater incentive to improve their performance.

For instance Mr. Thomas Iannotti, Chair of the executive pay committee, received the most negative votes at the 2022 annual meeting. And 16% of Applied Materials shares rejected management pay when a 5% rejection is often the norm.

Please vote yes:

Special Shareholder Meeting Improvement – Proposal 5

APPLIED MATERIALS, INC. 2023 PROXY STATEMENT | 71

         PROPOSAL 5 – Shareholder Proposal Regarding

                  Special Shareholder Meeting

Board of Directors Statement in Opposition

The Board of Directors recommends that you vote AGAINST Proposal 5 for the following reasons:

The Board remains committed to strong corporate governance practices and responsiveness to Applied’s shareholders through regular dialogue. The Board also believes in maintaining policies and practices that serve the best interests of all shareholders, and regularly evaluates these policies and practices. In addition to the existing ability of shareholders holding at least 20% of our outstanding shares of common stock to call a special meeting, Applied’s shareholders have meaningful shareholder rights: the ability to act by written consent, propose actions for consideration at annual meetings, and nominate directors through proxy access and universal proxy rights.

Following careful review and consideration and for the reasons noted below, the Board has determined that support for the actions sought by this shareholder proposal is not necessary and not in the best interests of Applied or its shareholders.

Applied shareholders already have a meaningful right to call a special meeting

Our Bylaws currently permit the shareholders of 20% of the outstanding shares of common stock of the Company to call special meetings. The Board believes that our current 20% ownership threshold, which was adopted in response to feedback from our shareholders, strikes the appropriate balance between providing shareholders with the ability to call a special meeting while protecting the Company against the risk that a relatively small number of shareholders, including those with special interests, could call special meetings to pursue matters that may not reflect the interests of the Company and a broader group of shareholders, with the resulting expense and disruption to our business.

When the Company implemented the right for shareholders to call a special meeting in 2015, the Board considered: (1) the feedback from our extensive shareholder outreach, (2) our concentrated shareholder base and (3) benchmarking data of S&P 500 companies and our comparable peer companies incorporated in Delaware. We continued to give significant weight to these factors when considering this same shareholder proposal last year, and after considering them once again, believe that the existing 20% threshold continues to be appropriate.

As of December 2022, two of our largest shareholders together hold more than 15% of our outstanding shares, and three of our largest shareholders together hold more than 20% of our outstanding shares. Given this composition, reducing the ownership threshold to 10% could enable just a small minority of shareholders to aggregate their shares, trigger the expense and disruption of a special meeting and pursue narrow self-interests or agendas that are not widely viewed among our shareholder base as requiring immediate attention or that are not aligned with the long-term interests of the Company or our shareholders more broadly.

The Company’s current 20% ownership threshold continues to be lower than that of many other companies. As of November 2022, of the U.S. companies in the S&P 500 that permit their shareholders to call special meetings, a majority set the ownership threshold at or above 25%. Moreover, as of 2022, the current 20% ownership threshold is the same as, or more favorable to shareholders than, the special meeting rights at approximately 65.5% of the 486 S&P 500 companies surveyed by FactSet and that have also implemented a special meeting right. In addition, of our fiscal 2022 peer group companies that are incorporated in Delaware, over 75% either have not implemented the right to call a special meeting at all, or have done so at or above a 20% ownership threshold.

The current 20% ownership threshold to call a special meeting was the result of extensive engagement with and feedback from our shareholders, both at the time we adopted this right in 2015 and again in 2020 when we adopted the right for shareholders to act by written consent at a corresponding 20% ownership threshold.

This same shareholder proposal that is being put forth before shareholders now was considered at our 2022 Annual Meeting and did not achieve majority support from our shareholders. However, the Board recognized that a sizeable minority of shareholders had supported the proposal, and remains committed to responsiveness to all shareholders’ views. Accordingly, during the fall of 2022, as part of Applied’s regular shareholder engagement, we deliberately and specifically asked shareholders about their views on the appropriate ownership threshold to call a special meeting. We reached out to the holders of approximately 57% of our outstanding shares, and engaged with holders representing approximately 31% of our outstanding shares on this topic. Holders representing approximately 77% of the shares with whom we engaged supported maintaining our current ownership threshold of 20% rather than lowering it to 10%. This feedback is consistent with what we have heard from shareholders in previous engagements.

72 | APPLIED MATERIALS, INC. 2023 PROXY STATEMENT

         PROPOSAL 5 – Shareholder Proposal Regarding

         Special Shareholder Meeting

Special meetings require substantial resources and create significant distraction

For a company as large and complex as Applied, a special meeting of shareholders, regardless of whether the meeting is held in person or virtually, is a significant undertaking, and our Board continues to believe that this should occur only when fiduciary obligations or strategic concerns require that matters be addressed expeditiously. Preparing and conducting a special meeting creates significant distraction for the Board and the management team from their focus on maximizing long-term financial returns, achieving the Company’s long-term strategic objectives and operating Applied’s business. Given the size of the Company’s shareholder base, a special shareholder meeting would require a substantial commitment of time, effort and resources by the Company, the Board and senior management to prepare for and conduct the meeting.

Special meetings should be limited to circumstances where a meaningful representation of our shareholders believes that a matter is sufficiently urgent or extraordinary that it must be addressed between annual meetings. Giving holders of as little as 10% of our outstanding shares the unlimited power to call a special meeting would permit a small minority of shareholders to use the extraordinary measure of calling a special meeting to serve their narrow self-interest at the expense of the majority of our shareholders and Applied, and opens the door to potential abuse and waste of corporate resources.

Current strong corporate governance practices demonstrate accountability and responsiveness

The Board further believes that Applied’s strong corporate governance practices make adoption of this proposal unnecessary. Many of our current shareholder rights, including our special meeting right, were informed by shareholder input received through our robust year-round engagement program. In addition to Applied’s special meeting right, Applied’s other corporate governance practices provide transparency and accountability of the Board to all Applied shareholders, and ensure that Applied is responsive to shareholder concerns without the additional expense and risk associated with a lower special meeting threshold:

»

Action by Written Consent. In 2019, we engaged in extensive shareholder outreach and added the right for shareholders to act by written consent at a 20% ownership threshold. This was consistent with universal shareholder feedback we received that setting the threshold at 20% for both the rights of shareholders to call a special meeting and to act by written consent was appropriate.

»

Proxy Access for Director Nominations. Applied has a proxy access bylaw that allows any shareholder (or group of up to 20 shareholders) owning 3% or more of our common stock continuously for at least three years, to nominate and include in our proxy statement director nominees constituting up to 20% of the Board (or at least two director nominees).

»	Annual Election of Board of Directors. All of Applied’s directors are elected annually by shareholders, and shareholders can remove directors with or without cause.

»	Majority Voting Standard. Applied has adopted a majority voting standard for the election of directors in uncontested elections.

»

Majority Voting for Charter and Bylaw Amendments. Applied’s charter and bylaw provisions do not have supermajority voting provisions – shareholders can approve binding charter and bylaw amendments with a majority vote.

»	No Shareholder Rights Plan. Applied does not have a shareholder rights plan or poison pill.

»

Independent Board Leadership. Applied has separated the roles of Chair of the Board and Chief Executive Officer. The Chair of the Board is an independent director – as are all of the chairs of the committees of the Board.

»

Shareholder Engagement. We regularly engage with our investors to solicit their views on important issues, including the appropriate ownership threshold to call a special meeting. We are committed to having a continuing robust dialogue with our shareholders regarding our corporate governance practices and policies.

In light of the existing right of shareholders to call a special meeting, as well as feedback received from shareholders and Applied’s strong corporate governance practices, the Board believes that adoption of the shareholder proposal is unnecessary and is not in the best interests of Applied and its shareholders.

The board recommends that you vote against this proposal requesting that the ownership threshold required to call special meetings be lowered to 10% of the outstanding shares of common stock

APPLIED MATERIALS, INC. 2023 PROXY STATEMENT | 73

         PROPOSAL 6 – Shareholder Proposal Regarding

                  Executive Compensation Program and Policy

PROPOSAL 6 – Shareholder Proposal Regarding Executive Compensation Program and Policy

Jing Zhao, whose address and stockholding will be provided by us upon request, has submitted the following proposal. The shareholder proposal will be voted on at the 2022 Annual Meeting only if properly presented by or on behalf of the proponent.

Applied is not responsible for the accuracy or content of the proposal and supporting statement, which are presented below as received from the proponent.

The board recommends a vote against this shareholder proposal

Shareholder Proposal

Shareholder Proposal to Improve Executive Compensation Program and Policy

Resolved: shareholders recommend that Applied Materials, Inc. (the Company) improve the executive compensation program and policy to include the CEO pay ratio factor.

Supporting Statement

The Company’s board opposed to improve the executive compensation program and policy at our 2022 shareholders meeting (2022 Proxy Statement pp. 58-59) and increased the CEO pay from $17,294,987 to $35,265,559 (Ibid. p.45) thus increased the CEO pay ratio from 204 to 1 (2021 Proxy Statement p. 49) to 323 to 1 (2022 Proxy Statement p. 51).

America’s ballooning executive compensation is not sustainable for the economy, and there is no rational methodology or program to decide the executive compensation, particularly because there is no consideration of the CEO pay ratio factor, and there is no employee representation on board. The CEO pay ratios of big Japanese and European companies are much less than of big American companies.

Shareholders in JPMorgan Chase & Co., Intel, and other big companies voted in 2022 against their companies’ compensation for their top executives. It is for Applied Materials shareholders to change the Company’s executive compensation program and policy now.

The Company has the flexibility to reform the Human Resource and Compensation Committee to improve the executive compensation program and policy, such as to include the CEO pay ratio factor.

74 | APPLIED MATERIALS, INC. 2023 PROXY STATEMENT

         PROPOSAL 6 – Shareholder Proposal Regarding

         Executive Compensation Program and Policy

Board of Directors Statement in Opposition

The Board of Directors recommends that you vote AGAINST Proposal 6 for the following reasons:

The Company has a deep commitment to operating its business in a sustainable and responsible manner, and the Board continuously takes steps to ensure that the executive compensation program reflects this commitment. Following careful review and consideration, the Board has again determined that support for this shareholder proposal is unwarranted because the Board’s Human Resources and Compensation Committee (the “HRCC”) already reviews the CEO pay ratios of the Company and its peers. Moreover, the HRCC regularly reviews and updates the executive compensation program to align the program with the Company’s business objectives, shareholder feedback and market trends.

The principal objectives of the Company’s executive compensation program continue to be:

»	to attract, reward, and retain highly-talented executive officers and other key employees;

»	to motivate these individuals to achieve short-term and long-term goals that enhance shareholder value; and

»	to support our core values and culture.

As a reference point for evaluating our compensation program, the HRCC regularly reviews compensation practices within our peer group. See “Compensation Discussion and Analysis – Compensation Governance and Decision-Making Framework – Fiscal 2022 Peer Group.” On an annual basis, the HRCC also reviews the Company’s CEO pay ratio and changes in the ratio from year to year, as well as the ratios of peer companies and the S&P 500 Index average. Although SEC rules require disclosure of the ratio of annual CEO compensation to the annual compensation of a median employee, the HRCC does not believe that the pay ratio should more directly guide our compensation principles or that our executive compensation program should be changed as described in this proposal.

Similar versions of this proposal were submitted to a vote at the Company’s 2022 and 2021 Annual Meetings of Shareholders; in each instance, shareholders holding more than 90% of votes cast voted against the proposal. In addition, our Board and management team actively seek the feedback of our shareholders, including with respect to our executive compensation program and matters related to our employees, and consider that feedback in their decision-making. Feedback obtained through our robust shareholder outreach program over the last few years has resulted in the implementation of changes to our executive compensation program, including a comprehensive redesign of our long-term incentive program in 2017 that, among other things, established new performance metrics and extended performance measurement periods from one year to three years.

As described in more detail under “Compensation Discussion and Analysis,” a significant portion of the Company’s executive compensation is performance-based and dependent upon the success of the Company in creating long-term value for its shareholders. Annual bonuses are determined by the HRCC based on achievement of a set of objective corporate scorecard measures across five categories – Financial and Market Performance and Execution, Products and Growth, Services and Subscription, Customers and Markets, and People and Organization – as well as individual executive performance.

For these reasons, the Board has determined that support for this shareholder proposal is unwarranted and believes that our current compensation program and policy are appropriate and reflect stakeholder input.

The board recommends that you vote against this proposal requesting our board of directors to amend our compensation program and policy

APPLIED MATERIALS, INC. 2023 PROXY STATEMENT | 75

         Questions and Answers About the Proxy

         Statement and Our 2023 Annual Meeting

Questions and Answers About the Proxy Statement and Our 2023 Annual Meeting

Q:	Why am I receiving these materials?

A:

The Board of Directors of Applied Materials is providing these materials to you in connection with Applied’s solicitation of proxies for use at Applied’s 2023 Annual Meeting of Shareholders. The 2023 Annual Meeting will be held on Thursday, March 9, 2023, at our corporate offices at 3050 Bowers Avenue, Building 1, Santa Clara, California 95054. Shareholders are invited to attend the Annual Meeting and to vote on the proposals described in this Proxy Statement.

These proxy materials are being provided on or about January 25, 2023 to all shareholders of record of Applied as of January 11, 2023.

Q:	What information is contained in these materials?

A:

This Proxy Statement contains important information regarding the 2023 Annual Meeting, the proposals on which you are being asked to vote, the voting process and procedures, and information you may find useful in determining how to vote.

If you requested to receive printed proxy materials, these materials also include an accompanying proxy card. If you received more than one proxy card, this generally means your shares are registered differently or are in more than one account. Please provide voting instructions for each proxy card or, if you vote via the Internet or by telephone, vote once for each proxy card you receive to ensure that all of your shares are voted.

Q:	What proposals will be voted on at the Annual Meeting? What are the Board’s recommendations?

A:	The following table describes the proposals to be voted on at the Annual Meeting and the Board’s voting recommendations:

Proposal	Board Recommendation

1. Election of ten directors	FOR each Nominee

2. Approval, on an advisory basis, of the compensation of our named executive officers for fiscal year 2022	FOR

3. Approval, on an advisory basis, of the frequency of holding an advisory vote on executive compensation	FOR every ONE year

4. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2023	FOR

5. Shareholder proposal regarding special shareholder meeting	AGAINST

6. Shareholder proposal regarding executive compensation program and policy	AGAINST

At the time this Proxy Statement was mailed, we were not aware of any other matters to be presented at the Annual Meeting other than those set forth in this Proxy Statement and in the notice accompanying this Proxy Statement.

76 | APPLIED MATERIALS, INC. 2023 PROXY STATEMENT

         Questions and Answers About the Proxy

         Statement and Our 2023 Annual Meeting

Q:	What is the record date? How many shares are entitled to vote?

A:

Shareholders who owned Applied common stock at the close of business on January 11, 2023, the record date, are entitled to vote at the Annual Meeting. On the record date, there were 843,078,213 shares of Applied common stock outstanding. Each share of Applied common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

A complete list of these shareholders will be available for the 10 days prior to the Annual Meeting. To make arrangements to view the list, please contact our Corporate Secretary by e-mail at corporatesecretary@amat.com. A shareholder may examine the list for any legally valid purpose related to the Annual Meeting.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:	Most Applied shareholders hold their shares as beneficial owners (through a broker, bank, or other nominee) rather than as a shareholder of record (directly in their own name).

Shareholders of Record. If your shares are registered directly in your name with Applied’s transfer agent, Computershare, you are considered the shareholder of record with respect to those shares, and these proxy materials are being sent directly to you. As a shareholder of record, you have the right to grant your voting proxy directly to Applied or to vote in person at the Annual Meeting. If you requested printed proxy materials, we have enclosed an accompanying proxy card for you to use. You may also submit voting instructions via the Internet or by telephone by following the instructions on the accompanying proxy card, as described below under “How can I vote my shares?”

Beneficial Owners. If your shares are held in a brokerage account or by a broker, bank, or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank, or other nominee, which is considered the shareholder of record with respect to those shares. As a beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote the shares in your account. However, because you are not the shareholder of record, you may not vote these shares in person at the Annual Meeting, unless you request and provide at the Annual Meeting a valid proxy from your broker, bank, or other nominee. Your broker, bank, or other nominee has included a voting instruction form for you to use to direct them how to vote your shares. Please instruct your broker, bank, or other nominee how to vote your shares using the voting instruction form you received from them.

Q:	Can I attend the Annual Meeting?

A:

Applied shareholders on the record date or their legal proxy holders may attend the Annual Meeting. To be admitted to the Annual Meeting, you will need a form of photo identification and valid proof of ownership of Applied common stock or a valid legal proxy. If you have a legal proxy from a shareholder of record, you must bring a form of photo identification and the legal proxy to the Annual Meeting. If you have a legal proxy from a street name shareholder, you must bring a form of photo identification, a legal proxy from the record holder (i.e., the bank, broker or other holder of record) to the street name shareholder that is assignable, and the legal proxy from the street name shareholder to you. Each shareholder may appoint only one proxy holder to attend on such shareholder’s behalf.

The use of cameras, recording equipment and other electronic devices (including cell phones, tablets, laptops, etc.) is not permitted at the Annual Meeting.

Q:	How can I vote my shares?

A:

You may vote over the Internet, by telephone, by mail, or in person at the Annual Meeting. Votes submitted by telephone or over the Internet must be received by 11:59 p.m., Eastern Time, on Wednesday, March 8, 2023, unless otherwise indicated.

Voting over the Internet. To vote over the Internet, please follow either the instructions included on your proxy card or the voting instructions you receive by e-mail or that are being provided via the Internet. If you vote over the Internet, you do not need to complete and mail a proxy card.

APPLIED MATERIALS, INC. 2023 PROXY STATEMENT | 77

         Questions and Answers About the Proxy

         Statement and Our 2023 Annual Meeting

Voting by Telephone. If you have requested printed proxy materials, such materials will include instructions for how to vote by telephone. Please follow either the instructions included on your proxy card or voting instruction form. If you vote by telephone, you do not need to complete and mail a proxy card.

Voting by Mail. If you have requested printed proxy materials, you may vote by mail by signing the proxy card and returning it in the prepaid and addressed envelope enclosed with the proxy materials. By signing and returning the proxy card, you are authorizing the individuals named on the proxy card to vote your shares at the Annual Meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the Annual Meeting so that your shares will be voted if you are unable to attend the Annual Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. Your printed proxy materials may also indicate methods whereby you may vote by telephone or over the Internet instead of signing, dating a returning the proxy card by mail.

Voting in Person at the Meeting. If you attend the Annual Meeting and plan to vote in person, we will provide you with a ballot at the Annual Meeting. If you are a shareholder of record, you have the right to vote in person at the Annual Meeting. If you are the beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you will need to bring to the Annual Meeting a legal proxy from your broker or other nominee authorizing you to vote those shares.

Applied Employee Plan Participants. If you own shares purchased through Applied’s Omnibus Employees’ Stock Purchase Plan that are still held by the plans’ recordkeeper and you do not vote these shares, the shares may be voted in accordance with standard brokerage industry practices only on routine matters.

Q:	Can I change my vote or revoke my proxy?

A:	If you are a shareholder of record, you may change your vote or revoke your proxy at any time before the Annual Meeting. To change your vote or revoke your proxy, you must:

»	Sign and return a later-dated proxy card, or enter a new vote over the Internet or by telephone; or

»

Provide written notice of the revocation to Applied’s Corporate Secretary at: Applied Materials, Inc., Attention: Teri A. Little, Corporate Secretary, 3225 Oakmead Village Drive, M/S 1268, P.O. Box 58039, Santa Clara, CA 95052, or by e-mail at corporatesecretary@amat.com, before the proxies vote your shares at the Annual Meeting; or

»	Attend the Annual Meeting and vote in person.

Only the latest validly-executed proxy that you submit will be counted.

Q:	What is the quorum requirement for the Annual Meeting?

A:

A majority of the outstanding shares entitled to vote as of the record date must be present at the Annual Meeting to constitute a quorum and in order to conduct business at the Annual Meeting. Your shares are counted as present if you vote in person at the Annual Meeting, over the Internet, by telephone, or by submitting a properly executed proxy card by mail.

Abstentions and broker non-votes are counted as present for the purpose of determining a quorum.

Q:	How are votes counted?

A:

You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to each of the director nominees. If you elect to abstain from voting on the election of directors, the abstention will not have any effect on the election of directors. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted.

You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to:

»	Proposal 2: The approval, on an advisory basis, of the compensation of our named executive officers for fiscal year 2022;

»	Proposal 4: The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2023;

78 | APPLIED MATERIALS, INC. 2023 PROXY STATEMENT

         Questions and Answers About the Proxy

         Statement and Our 2023 Annual Meeting

»	Proposal 5: The shareholder proposal regarding special shareholder meeting right; and

»	Proposal 6: The shareholder proposal regarding executive compensation program and policy.

If you elect to abstain from voting on any of these four proposals, the abstention will have the same effect as an “AGAINST” vote with respect to such proposals.

With respect to Proposal 3, you may vote for every ONE year, for every TWO years, for every THREE years, or “ABSTAIN” with respect to the approval, on an advisory basis, of the frequency of holding an advisory vote on executive compensation. If you vote to “ABSTAIN” on Proposal 3, the abstention will not have an effect on the outcome of the vote.

If you are a shareholder of record and you sign and return your proxy card without giving specific voting instructions, your shares will be voted on the proposals as recommended by our Board and in accordance with the discretion of the persons named on the proxy card with respect to any other matters that may properly come before the Annual Meeting.

If your shares are held in street name and you do not instruct your broker on a timely basis on how to vote your shares, your brokerage firm, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. Only the ratification of KPMG LLP as our independent registered public accounting firm is a routine matter. Without your voting instructions, your brokerage firm cannot vote your shares on any other proposal. These unvoted shares, called “broker non-votes,” refer to shares held by brokers who have not received voting instructions from their clients and who do not have discretionary authority to vote on non-routine matters. Broker non-votes are not considered entitled to vote on non-routine proposals. Broker non-votes will not have an effect on Proposals 1, 2, 3, 5 or 6.

Q:	What is the vote requirement to approve each proposal?

A:

The following table describes the proposals to be considered at the Annual Meeting, the vote required to elect directors and to adopt each of the other proposals, and the manner in which votes will be counted:

Proposal	Vote Required	Effect of Abstentions	Effect of Broker Non-Votes

1. Election of ten directors	Majority of votes cast	No effect	No effect

2. Approval, on an advisory basis, of the compensation of our named executive officers for fiscal year 2022	Majority of shares present and entitled to vote thereon	Same as vote against	No effect

3. Approval, on an advisory basis, of the frequency of holding an advisory vote on executive compensation	The option that receives the highest number of votes cast	No effect	No effect

4. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2023	Majority of shares present and entitled to vote thereon	Same as vote against	Brokers have discretion to vote

5. Shareholder proposal regarding special shareholder meeting	Majority of shares present and entitled to vote thereon	Same as vote against	No effect

6. Shareholder proposal regarding executive compensation program and policy	Majority of shares present and entitled to vote thereon	Same as vote against	No effect

APPLIED MATERIALS, INC. 2023 PROXY STATEMENT | 79

         Questions and Answers About the Proxy

         Statement and Our 2023 Annual Meeting

Q:	Who will count the votes? Where can I find the voting results of the Annual Meeting?

A:

Votes will be tabulated by an independent inspector of elections appointed for the Annual Meeting. Preliminary voting results will be announced at the Annual Meeting. Final voting results will be reported in a Current Report on Form 8-K, which will be filed with the SEC following the Annual Meeting.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:

Applied will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. We have hired Innisfree M&A Incorporated to assist in the distribution and solicitation of proxies. Solicitations may be made personally or by mail, facsimile, telephone, messenger, or via the Internet. In addition to the estimated proxy solicitation cost of $20,000, plus reasonable out-of-pocket expenses for this service, we will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding the proxy materials to shareholders.

Q:	Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:

In accordance with SEC rules, we are furnishing proxy materials to our shareholders primarily via the Internet, instead of mailing printed copies of those materials to each shareholder. On January 25, 2023, we commenced mailing a Notice of Internet Availability to our shareholders (other than those who had previously requested electronic or paper delivery) containing instructions on how to access our proxy materials, including this Proxy Statement and our Annual Report. The Notice of Internet Availability also instructs you on how to vote over the Internet.

This process is designed to expedite shareholders’ receipt of proxy materials, lower the cost of the Annual Meeting, and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

Q:	I share an address with another shareholder and we received only one paper copy of the proxy materials. How can I obtain an additional copy of the proxy materials?

A:

Under a practice approved by the SEC called “householding,” shareholders who have the same address and last name and who do not participate in electronic delivery of proxy materials will receive only one mailed copy of our proxy materials, unless one or more of these shareholders notifies us that they wish to receive individual copies. Shareholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another shareholder and received only one set of proxy materials and would like to request a separate paper copy of these materials, please: (1) go to www.proxyvote.com and follow the instructions provided; (2) send an e-mail message to investor_relations@amat.com with “Request for Proxy Materials” in the subject line and provide your name, address and the control number indicated on your proxy card or Notice of Internet Availability; or (3) call our Investor Relations department at (408) 748-5227.

80 | APPLIED MATERIALS, INC. 2023 PROXY STATEMENT

         Other Matters

Other Matters

Shareholder Proposals or Nominations for 2024 Annual Meeting

If a shareholder would like us to consider including a proposal in the proxy statement for our 2024 Annual Meeting pursuant to Rule 14a-8 of the Exchange Act, the proposal must be received by our Corporate Secretary at our principal executive offices or by e-mail at corporatesecretary@amat.com on or before September 27, 2023.

For a shareholder’s notice of nomination of one or more director candidates to be included in our proxy statement and ballot pursuant to the proxy access right included in Section 2.15 of our Bylaws, it must be received by our Corporate Secretary at our principal executive offices or by e-mail at corporatesecretary@amat.com no earlier than August 28, 2023, and no later than the close of business on September 27, 2023. The notice must contain the information required by our Bylaws, and the shareholder(s) and nominee(s) must comply with the information and other requirements in our Bylaws relating to the inclusion of shareholder nominees in our proxy materials.

If a shareholder seeks to propose other business or nominate a director, but does not seek to include a proposal or director nominee in our proxy statement for our 2024 Annual Meeting, pursuant to the advance notice provisions of our Bylaws, notice must be received by our Corporate Secretary at our principal executive offices no earlier than November 25, 2023, and no later than the close of business on December 25, 2023. The notice must contain the information required by our Bylaws, including the information required by Rule 14a-19 of the Exchange Act in the case of a shareholder who intends to solicit proxies in support of director nominees other than the Company’s nominees.

Our Bylaws contain specific requirements regarding a shareholder’s ability to nominate a director or to submit a proposal for consideration at an upcoming meeting. If you would like a copy of our Bylaws, please contact our Corporate Secretary by e-mail at corporatesecretary@amat.com.

No Incorporation by Reference

In Applied’s filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC rules, the “Audit Committee Report” and the “Human Resources and Compensation Committee Report” contained in this Proxy Statement are not incorporated by reference into any of our other filings with the SEC, except to the extent we specifically incorporate either report by reference into a filing. In addition, this Proxy Statement includes several website addresses, including the website where our Sustainability Report can be accessed. These website addresses are intended to provide inactive, textual references only. The information on these websites and in our Sustainability Report is not part of or incorporated by reference into this Proxy Statement or any of our other filings with the SEC.

YOU MAY OBTAIN A COPY OF APPLIED’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED OCTOBER 30, 2022 ON OUR WEBSITE AT www.appliedmaterials.com OR WITHOUT CHARGE BY SENDING A WRITTEN REQUEST TO APPLIED MATERIALS, INC., 3050 BOWERS AVENUE, P.O. BOX 58039, M/S 1261, SANTA CLARA, CALIFORNIA 95052-8039, ATTN: INVESTOR RELATIONS.

By Order of the Board of Directors

Santa Clara, California

January 25, 2023

APPLIED MATERIALS, INC. 2023 PROXY STATEMENT | 81

         Appendix A: Unaudited Reconciliation of

         Non-GAAP Adjusted Financial Measures

Appendix A

Unaudited Reconciliation of Non-GAAP Adjusted Financial Measures

	Fiscal Year
	2022	2021	2020	2019	2018
	(In millions, except per share amounts)

Non-GAAP Adjusted Earnings Per Diluted Share

Reported earnings per diluted share – GAAP basis	$ 7.44	$ 6.40	$ 3.92	$ 2.86	$ 2.96

Certain items associated with acquisitions[1]	0.04	0.04	0.05	0.05	0.18

Acquisition integration and deal costs	0.03	0.04	0.07	0.02	—

Certain incremental expenses related to COVID-19[2]	—	0.02	0.03	—	—

Severance and related charges[3]	—	0.13	—	—	—

Deal termination fee	—	0.17	—	—	—

Realized loss (gain) on strategic investments, net	—	(0.03)	—	—	(0.02)

Unrealized loss (gain) on strategic investments, net	(0.01)	(0.05)	(0.01)	(0.03)	—

Loss on early extinguishment of debt	—	—	0.03	—	—

Other charges	—	0.01	—	—	—

Income tax effect of changes in applicable U.S. tax laws[4]	—	—	—	(0.03)	1.08

Income tax effects related to intra-entity intangible asset transfers	0.29	0.07	0.12	0.07	—

Resolution of prior years’ income tax filings and other tax items	(0.09)	0.04	(0.04)	0.10	(0.02)

Non-GAAP adjusted earnings per diluted share	$ 7.70	$ 6.84	$ 4.17	$ 3.04	$ 4.18

Weighted average number of diluted shares	877	919	923	945	1,026

1	These items are incremental charges attributable to acquisitions, consisting of amortization of purchased intangible assets.

2	Temporary incremental employee compensation during the COVID-19 pandemic.

3	The severance and related charges primarily related to a one-time voluntary retirement program offered to certain eligible employees.

4	Charges to income tax provision related to one-time transition tax as a result of U.S. tax legislation.

Fiscal Year
2022
(In millions, except percentages)

Non-GAAP Adjusted Gross Profit

Reported gross profit – GAAP basis	$11,993

Certain items associated with acquisitions[1]	26

Non-GAAP Adjusted Gross Profit	$12,019

Non-GAAP Adjusted Gross Margin (% of net sales)	46.6%

1	These items are incremental charges attributable to acquisitions, consisting of amortization of purchased intangible assets.

APPLIED MATERIALS, INC. 2023 PROXY STATEMENT | A-1

         Appendix A: Unaudited Reconciliation of

         Non-GAAP Adjusted Financial Measures

	Fiscal Year
	2022	2021	2020	2019	2018
	(In millions, except percentages)

Non-GAAP Adjusted Operating Income

Reported operating income – GAAP basis	$7,788	$6,889	$4,365	$3,350	$4,491

Certain items associated with acquisitions[1]	39	47	54	55	197

Acquisition integration and deal costs	38	45	80	22	5

Certain incremental expenses related to COVID-19[2]	—	24	30	—	—

Severance and related charges[3]	(4)	157	—	—	—

Deal termination fee	—	154	—	—	—

Other charges	—	6	—	—	—

Non-GAAP adjusted operating income	$7,861	$7,322	$4,529	$3,427	$4,693

Non-GAAP adjusted operating margin	30.5%	31.7%	26.3%	23.5%	28.1%

1	These items are incremental charges attributable to completed acquisitions, consisting of amortization of purchased intangible assets.

2	Temporary incremental employee compensation during the COVID-19 pandemic.

3	The severance and related charges primarily related to a one-time voluntary retirement program offered to certain eligible employees.

Use of Non-GAAP Adjusted Financial Measures

Management uses non-GAAP adjusted financial measures to evaluate the Company’s operating and financial performance and for planning purposes, and as performance measures in its executive compensation program. Applied believes these measures enhance an overall understanding of its performance and investors’ ability to review the Company’s business from the same perspective as the Company’s management and facilitate comparisons of this period’s results with prior periods on a consistent basis by excluding items that management does not believe are indicative of Applied’s ongoing operating performance.

The non-GAAP adjusted financial measures presented above are adjusted to exclude the impact of certain costs, expenses, gains and losses, including certain items related to mergers and acquisitions; restructuring and severance charges and any associated adjustments; certain incremental expenses related to COVID-19; impairments of assets, or investments; gain or loss on strategic investments; loss on early extinguishment of debt; certain income tax items and other discrete adjustments. Additionally, non-GAAP results exclude estimated discrete income tax expense items associated with U.S. tax legislation. Reconciliations of these non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are provided in the financial tables presented above. There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles, may be different from non-GAAP financial measures used by other companies, and may exclude certain items that may have a material impact upon our reported financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP.

A-2 | APPLIED MATERIALS, INC. 2023 PROXY STATEMENT

DIRECTIONS TO

APPLIED MATERIALS BOWERS CAMPUS

3050 Bowers Avenue, Building 1
Santa Clara, California 95054

Building 1
Lobby
Bowers Ave
Central Expwy
US 101
Augustine
Bowers Campus
Bowers Ave
Oakmead Village Dr
Parking
Lawrence Expwy
Scott Blvd
Central Expwy
Kifer Rd
Interstate 280

DIRECTIONS FROM HIGHWAY 101

- Exit onto Bowers Avenue / Great America Parkway
- Proceed to Bowers Avenue
- Cross Scott Boulevard
- Applied Materials Bowers Campus is on your right
- Turn RIGHT into the 2nd driveway between Buildings 1 and 2
- Proceed between Buildings 1 and 2 to the covered parking lot
- The entrance to Building 1 is located to the left of the parking lot

DIRECTIONS FROM INTERSTATE 280

- Exit onto Lawrence Expressway / Stevens Creek Boulevard
- Proceed to Lawrence Expressway North. Continue for approximately 4 miles
- Turn RIGHT onto Arques Avenue
- Proceed on Arques Avenue, which becomes Scott Boulevard
- Turn RIGHT onto Bowers Avenue
- Applied Materials Bowers Campus is on your right
- Turn RIGHT into the 2nd driveway between Buildings 1 and 2
- Proceed between Buildings 1 and 2 to the covered parking lot
- The entrance to Building 1 is located to the left of the parking lot

MIX
Paper from responsible sources
FSC® C132107

© 2023 Applied Materials, Inc. All rights reserved. Applied Materials, Make Possible and the Applied Materials logo are trademarks of Applied Materials, Inc. in the U.S. and other countries. All other trademarks contained herein are the property of their respective owners.

3225 OAKMEAD VILLAGE DRIVE P.O. B OX 58039, M/S 1241 SANTA CLARA, CA 95054

YOU CAN VOTE OVER THE INTERNET OR BY TELEPHONE QUICK · EASY · CONVENIENT AVAILABLE 24 HOURS A DAY · 7 DAYS A WEEK

APPLIED MATERIALS, INC. encourages you to take advantage of convenient ways to vote. If voting by proxy, you may vote over the Internet, by telephone or by mail. Your Internet or telephone vote authorizes the named proxies to vote in the same manner as if you marked, signed, and returned your proxy card. To vote over the Internet, by telephone or by mail, please read the 2023 Proxy Statement and then follow these easy steps:

VOTE BY INTERNET

Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on March 8, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Applied Materials, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically over the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in the future.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on March 8, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to APPLIED MATERIALS, INC., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D95574-P84308	KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

  APPLIED MATERIALS, INC.

The Board of Directors recommends you vote FOR all of the nominees listed below, FOR management proposals 2 and 4, and for 1 YEAR on management proposal 3:

1.	Election of Directors

Nominees:	For	Against	Abstain

1a. Rani Borkar	☐	☐	☐

1b. Judy Bruner	☐	☐	☐

1c. Xun (Eric) Chen	☐	☐	☐

1d. Aart J. de Geus	☐	☐	☐

1e. Gary E. Dickerson	☐	☐	☐

1f. Thomas J. Iannotti	☐	☐	☐

1g. Alexander A. Karsner	☐	☐	☐

1h. Kevin P. March	☐	☐	☐

1i. Yvonne McGill	☐	☐	☐

1j. Scott A. McGregor	☐	☐	☐

		For	Against	Abstain

2.	Approval, on an advisory basis, of the compensation of Applied Materials' named executive officers for fiscal year 2022.	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain

3.	Approval, on an advisory basis, of the frequency of holding an advisory vote on executive compensation. ☐	☐	☐	☐

		For	Against	Abstain

4.	Ratification of the appointment of KPMG LLP as Applied Materials' independent registered public accounting firm for fiscal year 2023.	☐	☐	☐

The Board of Directors recommends you vote AGAINST shareholder proposals 5 and 6:		For	Against	Abstain

5.	Shareholder proposal to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting.	☐	☐	☐

6.	Shareholder proposal to improve the executive compensation program and policy to include the CEO pay ratio factor.	☐	☐	☐

NOTE: The proposals to be voted on may also include such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name appears herein. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important notice regarding the availability of proxy materials for the Annual Meeting of Shareholders to be held on March 9, 2023: The Proxy Statement and Annual Report to Shareholders are available at www.proxyvote.com.

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D95575-P84308

APPLIED MATERIALS, INC.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS ON MARCH 9, 2023

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Gary E. Dickerson, Brice Hill and Teri A. Little, or any of them, each with full power of substitution, as proxies of the undersigned, to attend the Annual Meeting of Shareholders of Applied Materials, Inc. to be held on Thursday, March 9, 2023 at 11:00 a.m. Pacific Time at Applied Materials, Inc.'s corporate offices at 3050 Bowers Avenue, Building 1, Santa Clara, California 95054, and at any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on the items set forth on the reverse side and, in their discretion, upon such other business that may properly come before such meeting and any adjournment or postponement thereof.

THIS PROXY WILL BE VOTED AS SPECIFIED, OR IF NO CHOICE IS SPECIFIED, WILL BE VOTED FOR EACH OF THE TEN NOMINEES FOR ELECTION AS DIRECTORS (PROPOSAL 1), FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS FOR FISCAL YEAR 2022 (PROPOSAL 2), FOR ONE YEAR ON AN ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION (PROPOSAL 3), FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2023 (PROPOSAL 4), AGAINST THE SHAREHOLDER PROPOSAL TO AMEND THE APPROPRIATE COMPANY GOVERNING DOCUMENTS TO GIVE THE OWNERS OF A COMBINED 10% OF OUR OUTSTANDING COMMON STOCK THE POWER TO CALL A SPECIAL SHAREHOLDER MEETING (PROPOSAL 5), AND AGAINST THE SHAREHOLDER PROPOSAL TO IMPROVE THE EXECUTIVE COMPENSATION PROGRAM AND POLICY TO INCLUDE THE CEO PAY RATIO FACTOR (PROPOSAL 6).

Dear Shareholder:

On the reverse side of this card are instructions on how to vote over the Internet or by telephone for the election of directors (Proposal 1), for the approval, on an advisory basis, of the compensation of our named executive officers for fiscal year 2022 (Proposal 2), for one year on an advisory vote on the frequency of an advisory vote on executive compensation (Proposal 3), for the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2023 (Proposal 4), against the shareholder proposal to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting (Proposal 5), and against the shareholder proposal to improve the executive compensation program and policy to include the CEO pay ratio factor (Proposal 6). Please consider voting over the Internet or by telephone. Your vote is recorded as if you mailed in your proxy card. We believe voting this way is convenient.

Thank you for your attention to these matters.

Applied Materials, Inc.

PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

If you vote over the Internet or by telephone, you do not need to return the proxy card.

THANK YOU FOR VOTING!

(Continued and to be signed on the reverse side)